TPI Enterprises

                                 1995

                              Annual Report


          TPI Enterprises, Inc.

          J. Gary Sharp
          President and Chief Executive Officer

          To our Shareholders:

                    As previously announced, on March 15, 1996 TPI Enterprises, Inc. (TPI) and Shoney's, Inc. (Shoney's) signed a definitive agreement whereby Shoney's or one of its subsidiaries, subject to certain terms and condi-tions, will acquire substantially all of the assets of TPI. The agreement contemplates that TPI will liquidate following the closing of such transaction. TPI and Shoney's are preparing a joint proxy statement/prospectus which will describe the terms of the transaction and contain other important information. The joint proxy statement/prospectus will be mailed to TPI shareholders in connection with a special meeting to consider the proposed transaction with Shoney's.

                    In an effort to reduce expenses, TPI's Annual
          Report on Form 10-K attached hereto is being distributed to shareholders to serve as the annual report to share-holders for the 1995 fiscal year.

                                        J. Gary Sharp
                                        President and
                                        Chief Executive Officer

          3950 RCA Blvd., Suite 5001
          Palm Beach Gardens, FL 33410
          (407) 691-8800 * FAX (407) 691-8816




     AS AMENDED BY FORM 10K/A FILED WITH THE COMMISSION ON APRIL 29, 1996

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

                                   (Mark One)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                      OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1995
                          Commission file number 0-7961

                             TPI ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

NEW JERSEY                                              22-1899681
(State or other jurisdiction of                         (I.R.S Employer
incorporation or organization)                          Identification No.)

                3950 RCA BOULEVARD SUITE 5001
                PALM BEACH GARDENS, FLORIDA                     33401
       (Address of principal executive offices)               (Zip Code)

                                (407) 691-8800
             (Registrant's telephone number, including area code)

       Securities registered pursuant to Section 12(b) of the Act: NONE

         Securities registered pursuant to Section 12(g) of the Act:

                    COMMON SHARES, PAR VALUE $.01 PER SHARE

                               (Title of Class)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

  NO                               YES   X

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statement incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

  The aggregate market value of the voting stock held by non-affiliates of the Registrant is $44,190,996 (as of March 22, 1996).

  The number of shares outstanding of the Registrant's common stock is 20,612,795 (as of March 22, 1996).

                      DOCUMENTS INCORPORATED BY REFERENCE

                                     None


                               TABLE OF CONTENTS

                                                                          PAGE

PART I

Item 1. BUSINESS.............................................................3
Item 2. PROPERTIES...........................................................9
Item 3. LEGAL PROCEEDINGS...................................................10
Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.................12
        EXECUTIVE OFFICERS OF THE REGISTRANT................................12

PART II

Item 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
         SHAREHOLDER MATTERS................................................13
Item 6. SELECTED FINANCIAL DATA.............................................14
Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS...............................................15
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.........................22
Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
        FINANCIAL DISCLOSURE................................................50

PART III

Item 10.DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT..................50
Item 11.EXECUTIVE COMPENSATION..............................................52
Item 12.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......63
Item 13.CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................69

PART IV

Item 14.EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K....70

SIGNATURES..................................................................73
FINANCIAL STATEMENT SCHEDULES..............................................S-1
FINANCIAL STATEMENTS OF SUBSIDIARY.........................................W-1
FINANCIAL STATEMENT SCHEDULES OF SUBSIDIARY...............................WS-1
EXHIBIT INDEX. ..........................................................


PART I

ITEM 1BUSINESS

GENERAL

   TPI Enterprises, Inc. (the "Company") is a New Jersey corporation, incorporated in 1970. Its principal executive offices are located at 3950 RCA Boulevard, Suite 5001, Palm Beach Gardens, Florida 33410, telephone
(407) 691-8800.

CONTINUING OPERATIONS

GENERAL

   The Company, through its subsidiary, TPI Restaurants, Inc. ("Restaurants"), is one of the largest restaurant franchisees in the United States. As of March 15, 1996, Restaurants owns and operates 256 restaurants, comprised of 188 Shoney's and 68 Captain D's restaurants in eleven states, primarily in the southern United States. TPI Restaurants is the largest Shoney's and Captain D's franchisee, operating more than four times as many Shoney's restaurants as the next largest Shoney's franchisee and more than three times as many Captain D's restaurants as the next largest Captain D's franchisee. The Company operates its Shoney's and Captain D's restaurants under license agreements with Shoney's, Inc., a public company. Approximately 82% and 18% of the Company's revenues from continuing operations in 1995 were from its Shoney's and Captain D's restaurants, respectively. "Shoney's" and "Captain D's" are registered trademarks of Shoney's, Inc. References to the Company include the operations of Restaurants.

SHONEY'S, INC. SALE TRANSACTION

   On March 15, 1996, the Company entered into a Plan of Tax-Free Reorganization Under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement (the "Agreement") with Shoney's, Inc. and a wholly-owned subsidiary of Shoney's, Inc. to sell substantially all of the Company's assets to Shoney's, Inc. (the "Shoney's, Inc. Sale Transaction"). At the closing of the Shoney's, Inc. Sale Transaction, under the terms of the Agreement, Shoney's, Inc. will deliver to the Company (a) 5,577,102 shares of Shoney's, Inc. common stock plus (b) shares of Shoney's, Inc. common stock equal to $10,000,000 divided by the average closing market price of Shoney's, Inc. common stock over the ten day trading period prior to closing, subject to certain adjustments as provided in the Agreement. The Company will deliver to Shoney's, Inc. all of the issued and outstanding shares of capital stock of TPI Restaurants, Inc. and two other wholly-owned subsidiaries of the Company, TPI Entertainment, Inc. and TPI Insurance Corporation which constitutes substantially all of the assets of the Company.

 Additionally, the Company will transfer certain liabilities, all intercompany accounts and all cash and cash equivalents of the Company except for $14.85 million in cash, of which $7.35 million is designated to pay certain specified wind-up expenses. If the specified windup expenses are less than the designated $7.35 million, the Company is required to transfer the difference to Shoney's, Inc.; if the expenses are greater, the excess will be paid from the remaining $7.5 million of cash after which the balance will be distributed to share-holders. In order to satisfy the requirements for a tax-free reorganization, the amount permitted to be retained of the $7.5 million in cash may not exceed 10% of the value of the shares of Shoney's, Inc. common stock at the closing. In the event that the Company is not able to retain the entire $7.5 million, Shoney's, Inc. shall issue additional shares of its common stock to compensate the Company for the entire amount of the cash foregone, valued at the average closing market price for ten preceding trading days.

   Pursuant to the Agreement, the Company has adopted a plan of liquidation which contemplates that after closing, the Company will wind-down its operations and, after paying or making provision for its liabilities, distribute the Shoney's, Inc. common shares received and any remaining cash amounts to the Company's shareholders. Subject to the terms and conditions of the Agreement, management anticipates that the closing of the Shoney's, Inc. Sale Transaction will occur by June 30, 1996 and that the majority of such distributions to the Company's shareholders will be made during 1996, subject to any necessary holdbacks for liabilities.

   At December 31, 1995, the Company has recorded a provision of $17.0 million to reduce the carrying value of the net assets to be exchanged to the estimated fair value of the consideration to be received from Shoney's, Inc. This allowance has been reflected as a reduction in the Company's recorded goodwill in the accompanying financial statements.

   The Agreement may be terminated by mutual consent of the Company and Shoney's, Inc. or by either party under certain circumstances, including if the closing does not occur prior to June 30, 1996. The Agreement is subject to a number of other conditions including, among other things, (1) the approval of the shareholders of both the

Company and Shoney's, Inc., (2) the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, (3) the receipt by Shoney's, Inc. of a commitment for additional financing in the amount of $60,000,000 and its funding in accordance with its terms, (4) the receipt of fairness and legal opinions and (5) the absence of a material adverse change to the Company. The Agreement provides for the payment by the Company of a break-up fee in the case of certain third party acquisition events or proposals. The Agreement incorporated by reference as an Exhibit to this Form 10-K and the foregoing description is qualified in its entirety by reference thereto.

SHONEY'S

   CONCEPT AND STRATEGY. Shoney's restaurants are full-service, family dining restaurants that generally are open 18 hours each day, and serve breakfast, lunch and dinner. Shoney's restaurant menu is diversified to appeal to a broad spectrum of customer tastes. The menu includes traditional items such as hamburgers, sandwiches, chicken, seafood, home style entrees, vegetables, pasta, stir-fry dishes, steaks and desserts. Shoney's menu also offers its signature features of the soup, salad and fruit bar and the all-you-care-to-eat breakfast bar. Shoney's restaurants offer a high quality dining experience at attractive prices.

   MENU. In addition to its regular menu, Shoney's restaurants often feature promotional menu items offering special entrees for a limited time. These promotional menu items are used to promote new guest trials and generate greater dining frequency from existing guests. Promotions also serve as a vehicle to test new items that, if popular, may be added to the regular menu. The Company, in conjunction with its franchisor, is continually modifying the menu to adapt to new food trends, shifts in consumer demands (e.g., more interest in health conscious dining) and to keep the menu appealing to our guests.

   Shoney's seeks to differentiate itself from competing restaurants by offering excellent service, warm hospitality and attractive prices to afford a high-quality overall dining experience. Shoney's restaurants place significant emphasis on the quality of food ingredients, proper preparation methods and attractive food presentation. Buildings are generally brick veneer or dryvit exteriors and usually include exterior awnings along with halide lighting for greater visibility at night.

   HISTORY. Shoney's restaurants have been in operation in the southern United States since 1952 and enjoy a high level of name recognition in that region. Shoney's restaurants (including those operated by Shoney's, Inc. and other franchisees) are now located in 34 states extending as far west as California. As of February 18, 1996, there were 874 Shoney's in operation, 502 of which are franchised.

   The Company currently operates 188 Shoney's restaurants which is approximately 37% of all franchised Shoney's restaurants and more than four times as many as the next largest Shoney's, Inc. franchisee. The Company's first Shoney's restaurant was opened in 1963. During 1995, the Company opened one newly constructed Shoney's restaurant. Since December 31, 1995, no additional restaurants have been constructed.

   The Company has the exclusive right to develop Shoney's restaurants in more than 80% of the geographic territory of Texas, including the San Antonio, Corpus Christi, Austin, Amarillo, El Paso and Fort Worth metropolitan areas, most of Dallas County and portions of Houston. The Company also has exclusive rights to build Shoney's restaurants in the Orlando, Florida area and portions of Broward and Palm Beach Counties in South Florida. In addition, the Company has agreed to develop a territory in eastern Michigan jointly with Shoney's, Inc. The Company also has exclusive rights to build Shoney's restaurants in Maricopa County, Arizona. See "Reserved Area and License Agreements" for additional discussions of the Company's reserved areas. CAPTAIN D'S

   CONCEPT AND STRATEGY. Captain D's restaurants are quick-service seafood restaurants and offer in-store or drivethrough service. They are generally open every day from 11 a.m. until 11 p.m. serving lunch and dinner. The typical Captain D's restaurant has 70 to 90 seats and employs 20 people, including three management personnel. The Captain D's concept also provides a take-out service including drive-through window service representing approximately 44% of its 1995 sales at Captain D's.

   MENU. Captain D's restaurant menu is designed to capitalize on the trend toward increased per capita consumption of fish and seafood in the U.S. that has developed in response to increased public awareness of the benefits of fish and seafood in a well-balanced diet. To broaden the menu's appeal, Captain D's restaurant menu also offers a variety of non-seafood items. The menu includes fried, broiled and baked fish, a variety of chicken and shrimp dishes, fried clams, stuffed crab, seafood and tossed salads, baked potatoes, french fries, hush puppies, green beans, cole slaw, fried okra and a selection of desserts. Captain D's is constantly striving to develop appealing new menu items and improve the quality of existing items.

   Through an aggressive purchasing operation conducted by the Company and its franchisor, Captain D's has reduced its dependence on cod fish (for which price and supply have been uncertain in recent years) by the introduction and use of other high quality whitefish that have a more predictable supply and price. The Company's commissary operation purchases bulk quantities of fish and seafood for distribution to its stores.

   The Company's operational strategy for Captain D's restaurants is to increase comparable store sales through the continued introduction and promotion of distinctive, high quality menu items, emphasis on fast and reliable service, and maintaining a strong commitment to high food quality.

   HISTORY. Captain D's restaurants have been in operation in the southeastern United States since 1969. As of February 18, 1996, there were 605 Captain D's restaurants in operation, 294 of which are franchised. TPI Restaurants operates approximately 23% of the franchised Captain D's restaurants. The Company opened its first Captain D's restaurant in 1973 and presently operates 68 Captain D's restaurants in Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The Company opened one Captain D's restaurant in 1995. This restaurant replaced a unit which was destroyed by fire in 1995. Since December 31, 1995, the Company has closed one underperforming restaurant.

EMPLOYEES

   As of December 31, 1995, the Company had approximately 9,870 employees, including approximately 9,600 restaurant employees, 90 headquarters personnel and 180 commissary personnel.

 Employment in Shoney's and Captain D's restaurants is seasonal and is highest in the second and third quarters.

COMPETITION AND MARKETS

   The restaurant business is highly competitive. Key competitive factors in the industry are the quality, variety and value of the food products offered, quality and speed of service, advertising, name identification, restaurant location and attractiveness of facilities. There are a large number of national and regional chain operators, fast food restaurants and other family restaurants that compete directly and indirectly with the Company. Some of these entities have significantly greater financial resources and higher sales volume than does the Company. The restaurant business is often affected by changes in consumer tastes and discretionary spending priorities, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, weather conditions, traffic patterns, employee availability, and the type, number and location of competing restaurants. Any change in these factors could adversely affect the Company. In addition, factors such as inflation and increased food, labor and other employee compensation costs could also adversely affect the Company.

FINANCIAL CONTROLS

   The Company maintains centralized accounting controls for all of its restaurants through the use of computerized management information systems. Weekly reports of individual restaurant sales, labor costs, food costs and other expenses and daily reports of sales, all with comparisons to prior periods, give the Company's management current operating results by restaurant as well as on a company-wide basis.

   A point of sale system has been installed in all of the 68 Captain D's restaurants. This system enhances management's ability to evaluate sales, costs, and menu preferences and to quickly make modifications where necessary to achieve desired margins. The Company is currently testing a point of sale system in nine of its Shoney's restaurants.

   The Company does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food and supplies. Because funds available from cash sales are not needed immediately to pay for food and supplies or to finance receivables or inventory, they may be used for non-current capital expenditures. Therefore, the Company, like many other companies in the restaurant industry, normally operates with a working capital deficit.

ACQUISITION AND DISTRIBUTION OF FOOD AND SUPPLIES

   To achieve consistent food quality and control costs, the Company centrally purchases all major food and supply items used in its restaurants. These items, which account for 98.7% of all food and supplies used, are delivered to the Company's commissary centers in Memphis, Tennessee and Charlotte, North Carolina, from which they are redistributed at least twice weekly to its restaurants. The Memphis distribution center contains 80,000 square feet of storage area, and the Charlotte distribution center contains 70,000 square feet of storage area. Since 1990, the range of products provided from the commissary has been significantly expanded from that provided in prior years. The commissary centers are able to control costs by purchasing food and supply items in bulk quantities in anticipation of future needs and price increases.

   The Company's ability to maintain consistent quality throughout its chain of restaurants depends in part upon the ability to acquire food products and related items from reliable sources.

 In situations when supplies may be expected to become unavailable or prices are expected to rise significantly, the Company may enter into purchase contracts or purchase quantities for future use. Adequate alternative sources are believed to be available for those items not covered under contracts or other agreements.

RESERVED AREA AND LICENSE AGREEMENTS

   SHONEY'S. The Company operates its Shoney's restaurants under a series of reserved area agreements, pursuant to which Shoney's, Inc. has granted the Company the exclusive right to develop Shoney's restaurants within specified geographic areas, and license agreements entered into between the Company and Shoney's, Inc. The existing license agreements for Shoney's restaurants generally provide for 20-year terms with 20-year renewal options subject to the satisfaction of certain conditions. The current expiration dates of the Shoney's restaurant license agreements, including renewals, range from 2016 to 2033. In 1995, the average royalty fee paid by the Company for its Shoney's restaurants was 1.9% of gross sales compared to 3.5% which new franchisees are currently being required to pay. Shoney's restaurants built by the Company pursuant to its reserved area agreements will be subject to varying royalty rates of up to 3.0% of sales.

   The license agreements impose specifications as to the preparation of the products as well as general procedures, such as advertising, maintenance of records, protection of trademarks and provisions for inspection by the franchisor. The license agreements also require the prior approval of Shoney's, Inc. (not to be unreasonably withheld) in order for the Company to close any of its Shoney's restaurants. Termination of the license agreements may be effected for breach of conditions of the agreements, including sale of adulterated products or failure to meet proper standards of quality and sanitation. The Company has never been subjected to any involuntary termination of its license agreements.

   Several of the Company's reserved area agreements include expansion schedules requiring the Company to develop a minimum number of stores over a defined period of time. The reserved area agreement for 28 counties in Texas, which covers Fort Worth and much of Dallas County, requires the development of 14 Shoney's restaurants over a nine year period ending in 1999. To date, the Company has opened four restaurants in the reserved area. The Company's development agreements for expansion of the Shoney's concept in certain parts of Broward and Palm Beach Counties in south Florida, northwest Harris County, Texas, Maricopa County, Arizona, and Michigan were extended during 1995 resulting in new store building requirements to begin in 1996. Due to the pending Shoney's, Inc. Sale Transaction, the Company does not intend to build any Shoney's or Captain D's in 1996. (See discussion at Liquidity and Capital Resources). The current amended agreement requires the development of six restaurants in the Florida area by 2004, six restaurants in the Harris County area by 1999, three stores in the Arizona area by 1999, and eleven stores in the Michigan area by 2001. During 1995, one store opened in the Florida area. If the above schedules are not satisfied, Shoney's, Inc. has the right to terminate the Company's exclusive rights in these areas. (See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations). The reserved area agreements permit the Company to open as many Shoney's restaurants as it deems desirable within such reserved territories in compliance with the terms of the reserved area agreement, in addition to those required to be opened in accordance with the development schedule.

   The Company is a party to other exclusive territory agreements in the areas of its Shoney's operations, including agreements covering over 170 additional counties in Texas; all of Arkansas; over 75 counties in North Carolina; over 30 counties in Mississippi; over 20 counties in Tennessee; and several additional counties in Georgia, South Carolina, Florida and Alabama. With respect to the reserved areas described in the preceding sentence, the Company has no required development schedule and is entitled to open as many Shoney's restaurants in such reserved areas as it deems desirable in compliance with the terms of the reserved area agreements. Shoney's, Inc. may terminate any reserved area agreement upon the default by Restaurants under the terms of any license agreement for operation of a Shoney's restaurant within such reserved area. In addition, the reserved area agreement covering the 28 counties in Texas provides that Shoney's, Inc. may terminate such reserved area agreement upon the expiration of more than 10% of the Company's license agreements for Shoney's restaurants within such reserved area (without replacing those restaurants within two years following such expiration). The Company has never had a reserved area agreement involuntarily terminated by Shoney's, Inc.

CAPTAIN D'S.

   The Company's Captain D's restaurants are operated under individual license agreements with Shoney's, Inc. The Company has the right to develop Captain D's in 124 counties in seven southeastern states (Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina and Tennessee). The Company must open an aggregate of 30 new Captain D's restaurants by July 11, 2011, at an approximate rate of two restaurants per year. The reserved area agreement permits the Company to open as many Captain D's restaurants as it deems desirable within its reserved territories in addition to those required to be opened in accordance with the development schedule. The reserved area agreement provides that Shoney's, Inc. may terminate the reserved area agreement (I) upon the default by Restaurants under the terms of any license agreement for operation of a Captain D's restaurant or (ii) after July 11, 2011, upon the expiration of more than 10% of Restaurants' license agreements for Captain D's restaurants (without replacing those restaurants within two years following such expiration).

   The Company's existing license agreements for Captain D's restaurants generally provide for 20-year terms with two 20-year renewal options subject to the satisfaction of certain conditions. The current expiration dates of the license agreements, including renewals, assuming compliance with the expansion schedule in the Captain D's reserved area agreement, range from 2035 to 2052. In 1995, the average royalty paid to Shoney's, Inc. by the Company's Captain D's restaurants was 1.5% of sales.

ADVERTISING AND PROMOTION

   The license agreements for the Company's Shoney's and Captain D's restaurants require that the Company pay fees equal to 0.35% and 0.65% of sales, respectively, in addition to its franchise fees, which are put into production funds and used by the franchisor to produce radio and television commercials and printed advertising materials. Shoney's, Inc. uses such commercials in its nationwide advertising and marketing program. The Company is also required to spend for local marketing on its own behalf and through a cooperative in which other franchisees and Shoney's, Inc. participate. The aggregate amount spent by the Company in 1995 for such advertising, inclusive of the fee paid to the franchisor described above to the production funds, was approximately 3.6% of sales. As part of such local marketing, the Company purchases television and radio spots to air commercials produced by the franchisor. Through such advertising, management believes that Shoney's and Captain D's have a high level of name recognition and positive customer perceptions on key attributes of food quality, service and atmosphere. As part of its marketing program, the Company offers several weekly promotions, including free nights for children, a special senior citizens' menu and "all-you-care-to-eat" seafood buffets at Shoney's restaurants. In addition, the Company has increased its reliance on radio and television advertising and reduced its reliance on coupon and billboard advertising.

REGULATION

   The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. Significant numbers of the Company's food service personnel are paid at rates related to the federal and state minimum wage, and accordingly, increases in the minimum wage increase the Company's labor costs.

   TPI Transportation, Inc., a wholly-owned subsidiary of Restaurants, obtained a license from the Interstate Commerce Commission to conduct interstate trucking and is subject to applicable federal regulations relating to interstate trucking.

   Each Company restaurant is subject to licensing and regulation by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining or renewing any required licensing or approval could affect the Company's restaurants.

   The Company is also subject to various federal, state and local laws regulating the discharge of materials into the environment. The cost of developing restaurants has increased as a result of the Company's compliance with such laws. Such costs relate primarily to the necessity of obtaining more land, landscaping and below surface storm drainage and the cost of more expensive equipment necessary to decrease the amount of effluent emitted into the air and ground.

   TPI Insurance Corporation, a wholly-owned subsidiary of the Company, was incorporated in 1993 and is licensed as a pure captive insurance company in the state of Hawaii and must comply with all rules and regulations set forth by the state's insurance commission.

    The Company believes it is in material compliance with the regulations to which it is subject.

OTHER ACTIVITIES

   Insurex Agency, Inc., a wholly-owned subsidiary of Restaurants ("Insurex"), was organized as a Tennessee corporation in 1975 for the purpose of acting as agent for property and casualty, workers' compensation, life and health and other insurance policies for Restaurants, other corporations and the general public. Approximately 98% of the insurance premiums written by Insurex are for insured entities not affiliated with Restaurants.

   Insurex Benefits Administrators, Inc., a wholly-owned subsidiary of Restaurants ("IBA"), was organized as a Tennessee corporation in 1989 for the purpose of operating as a third party administrator of medical and dental claims for Restaurants and other corporations. Approximately 80% of IBA's revenues are from other corporations.

   TPI Transportation, Inc. and TPI Commissary, Inc. were a part of Restaurants' operations during 1993 and became wholly-owned subsidiaries of Restaurants during 1994.

   TPI Insurance Corporation, a wholly-owned subsidiary of the Company, was incorporated in 1993 and is licensed as a pure captive insurance company in the state of Hawaii. Under the terms of its Certificate of Authority, it provides workers' compensation insurance for the Company.

   Maxcell Telecom Plus, Inc.'s, a wholly-owned subsidiary of the Company ("Maxcell"), original business plan was to create a cellular telephone network that would operate throughout the southeastern United States. In 1986, Maxcell disposed of substantially all of its remaining interests in the cellular business. Since 1986, Maxcell has had no operations. Beginning in late 1988, and extending to 1989, Maxcell invested approximately $150,000 to participate in lotteries held by the Federal Communication Commission ("FCC") for rights to develop cellular systems for approximately 300 markets. Maxcell continues to have outstanding applications for markets which may be re-lotteried by the FCC. Maxcell does not intend to apply for any new permits from the FCC or to conduct any non-restaurant business. (See Item 3 "Legal Proceedings"). DISCONTINUED OPERATIONS

   Discontinued operations for 1995 include a gain of $10.1 million, net of income taxes of $6.4 million, related to the settlement of a lawsuit filed by Maxcell. (See Item 3 Legal Proceedings and Note 11 to the Consolidated Financial Statements).

   On May 28, 1993 the Company, through its wholly owned subsidiary, TPI Entertainment, Inc. ("Entertainment"), completed the sale of its 50% interest in Exhibition Enterprises Partnership, a partnership with Cinema Enterprises, Inc., a wholly-owned subsidiary of American MultiCinema, Inc. for $17,500,000. As a result of this transaction, the Company recognized a gain of $5,272,000, net of income taxes of $2,717,000 in the year ended December 26, 1993.

ITEM 2. PROPERTIES

GENERAL

   The Company's headquarters are at 3950 RCA Boulevard, Suite 5001, Palm Beach Gardens, Florida. This facility consists of 38,000 square feet under a lease expiring in 2004 and provides for an annual base rental of $331,000. The lease requires the Company to pay certain operating expenses and contains escalation clauses relating to real estate taxes and the like.

   The Company's prior executive offices were located at 777 South Flagler Drive, West Palm Beach, Florida, where it occupied approximately 4,800 square feet of space under a lease expiring in 1999 and providing for an annual base rent of approximately $119,000.

   Restaurants operates its commissary centers in leased facilities in Memphis, Tennessee and Charlotte, North Carolina consisting of 80,000 and 70,000 square feet of storage area in each location, respectively.

   Insurex and IBA offices are located at 1835 Union Avenue, Memphis, Tennessee where they occupy approximately 12,000 square feet of space under a lease expiring in 2006 and providing for an annual base rent of approximately $131,000 in 1996 and $118,000 for 1997 - 2006.

RESTAURANTS

   The following table sets forth certain information regarding Restaurants' restaurant properties as of March 15, 1996:

                      Land and          Land          Land and
                      Building         Leased,        Building
Type of                 Owned         Building         Leased           Total
Restaurant                              Owned
- --------------- ----- --------- ---- ----------- --- ---------- ----- ---------

Shoney's...........      69               38             81               188
Captain D's........      28                  25          15               68
                       -------         --------        -------         --------
                         97               63             96              256
- ------------------- -- ======= ------- ======== ------ ======= ------- ========





   Most of the restaurant leases provide for 10 to 25 year initial terms, with renewal options by Restaurants for additional periods ranging from 5 to 15 years. The leases generally have rents which are the greater of a fixed minimum amount or a percentage of gross sales ranging from 1.0% to 6.5%. The following table summarizes the expiration dates of the original or current terms of all of Restaurants' leases and the number of related leases currently having renewal options. A majority of the leased properties are leased from others under non-cancelable agreements.

                                                                  NUMBER WITH

                                                        NUMBER OF      RENEWABLE

LEASE TERM                                              LEASES          OPTIONS
EXPIRES

- ----------------- ------------------------------------- --------- --- ----------

1996          ........................................     4              3
1997-2000.............................................    67             51
2001-2005.............................................    51             42
2006-2010.............................................    56             55
2011-2014.............................................     5              2
                                                       ---------
                                                          183            153
- ------------------------------------------------------ --------- ---- ---------

   THE COMPANY'S EXPERIENCE HAS BEEN THAT WHERE LEASES DO NOT CONTAIN RENEWAL OPTIONS AND RESTAURANTS DESIRES TO CONTINUE OPERATING AT THE SAME LOCATION, NEGOTIATING A NEW LEASE AT COMPETITIVE TERMS HAS BEEN POSSIBLE. HOWEVER, PRIOR TO NEGOTIATING A NEW LEASE (OR EXERCISING A RENEWAL OPTION), THE COMPANY CAREFULLY REVIEWS THE SITE LOCATION TO DETERMINE IF IT CONTINUES TO BE OPTIMAL. THE COMPANY HAS FROM TIME TO TIME FOUND ALTERNATIVE LOCATIONS IN THE SAME AREA TO BE MORE DESIRABLE. THE AMOUNT OF RENT VARIES CONSIDERABLY FROM LEASE TO LEASE. RESTAURANTS' PHILOSOPHY IS TO OWN ITS RESTAURANT SITES IN EACH SITUATION WHERE POSSIBLE AND TO UTILIZE LEASE FINANCING, AS NECESSARY, TO SUPPLEMENT OTHER FINANCING SOURCES.

ITEM 3.  LEGAL PROCEEDINGS

MAXCELL TELECOM PLUS, INC. ET AL., V. MCCAW CELLULAR COMMUNICATIONS, INC. ET AL.

    On November 1, 1993, the Company and its wholly-owned subsidiary, Maxcell, filed a complaint against McCaw Cellular Communications, Inc. ("McCaw"), Charisma Communications Corp.

("Charisma") and various related parties, related to McCaw's failure to disclose the existence of a side agreement between McCaw and Charisma to share in the net profits from the resale of certain cellular properties which were sold by the Company to McCaw. The Company sought recision of the sales contract and damages based upon the defendant's alleged fraudulent misrep-resentation, breach of fiduciary duty, conspiracies and tortious inter-ference with contracts. On November 2, 1995, the Company and Maxcell entered into a settlement agreement with AT&T Wireless Services, Inc. (formerly
McCaw Cellular Communications, Inc.) relating to this lawsuit (the "Maxcell Settlement"). The Maxcell Settlement, which was approved by the court in December 1995, provides for a total payment to Maxcell of $30.0 million which was received subsequent to year end. The financial statements include a gain of $10.1 million, net of taxes, at December 31, 1995 after recording con-tingency fees and expenses of approximately $13.5 million related to the Maxcell Settlement. The expenses include $1.8 million payable under certain agreements with two former employees.

READING COMPANY AND JAMES J. COTTER V. TPI ENTERPRISES, INC.

    On March 7, 1995, a civil action captioned Reading Company and James J. Cotter v. TPI Enterprises, Inc., 95 Civ. 1579 was filed in the United States District Court for the Southern District of New York. The plaintiffs allege inter alia breach of contract and seek damages of $1.25 million plus interest, punitive damages and attorney's fees in connection with the sale to a sub-sidiary of American Multi-Cinema, Inc. of Entertainment's, interest in Exhibition Enterprises Partnership (the "Partnership") in April 1991. The Company's attorneys are unable at this time to state the likelihood of an unfavorable outcome. Management does not believe that the ultimate outcome will have a material adverse effect on the operating results or financial position of the Company.

PORPOISE ASSET MANAGEMENT AND LAWRENCE CAPITAL MANAGEMENT, INC. V. J. GARY SHARP, ET AL.; BROCK WEINER V. TPI ENTERPRISES, INC., ET AL. AND CRANDON CAPITAL PARTNERS, ET AL. V. TPI ENTERPRISES, INC., ET AL.

    During 1995, three shareholder suits were filed against the Company and its Board of Directors. The plaintiffs allege, among other things, that the Company's shareholders will receive inadequate consideration in the proposed Shoney's, Inc. Sale Transaction, that the proposed transaction is the result of unfair dealing and economic coercion and that the Directors have breached their fiduciary duties to the Company's shareholders to maximize shareholder value. The plaintiffs seek class action status and to enjoin the proposed transaction and recover damages. The Company announced on March 18, 1996 that it had signed a letter of understanding dated March 15, 1996 for the settlement of these three lawsuits. This letter of understanding followed the execution on March 15, 1996 of the Agreement. The settlement would entail the payment of up to $250,000 in legal fees and expenses and the consolidation and settlement of the three lawsuits and is subject to several conditions, including confirmatory discovery, court approval of the settlement and the closing of the Shoney's, Inc. Sale Transaction. The Company has recorded a liability at December 31, 1995 for $250,000. This amount is to be paid to counsel to the plaintiffs.

TPI RESTAURANTS, INC. V. MARLIN SERVICES, INC., MARLIN ELECTRIC, INC., D/B/A/ MARLIN SERVICES AND THE AETNA CASUALTY AND SURETY COMPANY AND MARLIN ELECTRIC, INC. V. TPI RESTAURANTS, INC. AND RELATED MATTERS

    On March 7, 1996, the Company filed a civil action in the Circuit Court of Palm Beach County; captioned TPI Restaurants, Inc. v. Marlin Services, Inc., Marlin Electric, Inc., d/b/a/ Marlin Services, Inc. ("Marlin") and The Aetna Casualty and Surety Company. The Company contends among other things that Marlin breached the terms of a maintenance service agreement that Restaurants had entered into with Marlin by failing to perform timely maintenance as required by the agreement, overcharging for parts and materials, improperly billing for labor and improperly charging for overhead. On March 7, 1996, Marlin filed a separate action in the U.S. District Court of Virginia against Restaurants alleging among other things that Restaurants breached its contract with Marlin by failing to pay amounts owed under the contract. Marlin claims damages in excess of $2.2 million through March, 1996. The Company's attorneys are unable at this time to state the likelihood of a favorable or unfavorable outcome in these actions.

    Subsequent to the end of the year, the Company has been contacted by a number of subcontractors employed by Marlin. These subcontractors have indicated that they have not been paid, for certain services performed and that they are entitled to mechanic's and/or materialman's liens on the Company's restaurants. The Company is unable at the present time to determine what liability, if any, exists to these and other subcontractors. Management does not believe that the liability related to this suit or to subcontractors will have a material adverse effect on the operating results or financial position of the Company.

OTHER

    The Company and its subsidiaries are defendants in various other lawsuits arising in the ordinary course of business. While the result of any litigation contains an element of uncertainty, it is the opinion of the management of the Company that the outcome of such litigation will not have a material adverse effect on the consolidated financial statements.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of security holders of the registrant during the fourth quarter of the fiscal year ended December 31, 1995.

EXECUTIVE OFFICERS OF THE REGISTRANT

    Pursuant to General Instruction G(3) of Form 10-K, the following list is included as an unnumbered Item in Part I of this Report in lieu of being included in its entirety in the Proxy Statement.

    The following sets forth certain information regarding the Company's executive officers as of March 18, 1996:

             NAME                      AGE       POSITIONS HELD WITH THE COMPANY
- --------------------------------       -----     -------------------------------
J. Gary Sharp                            49      President and Chief Executive
                                                 Officer of TPI Enterprises;
                                                 President and Chief Operating
                                                 Officer of TPI Restaurants;
                                                 Director of TPI Enterprises
                                                 and TPI Restaurants
Frederick W. Burford                     45      Executive Vice President, Chief
                                                 Financial Officer of TPI
                                                 Enterprises; Vice President,
                                                 Chief Financial Officer and
                                                 Treasurer of TPI Restaurants;
                                                 Director of TPI Enterprises
                                                 and TPI Restaurants
Haney A. Long, Jr.                       50      Senior Vice President,
                                                 Procurement and Distribution
                                                 of TPI Restaurants;
                                                 Director of TPI Restaurants
- ---------------------------------    -- ----- --- ------------------------------


    J. Gary Sharp was an employee of Shoney's, Inc. from 1969 through 1986 holding positions ranging from store manager to Group Vice President of all of Shoney's, Inc.'s operations. Mr. Sharp left Shoney's, Inc. in 1986 to own and operate franchises in Orlando, Florida and was President of Sharp Concepts, Inc. from 1985 through September, 1989. Mr. Sharp has served as President, Chief Operating Officer and a Director of TPI Restaurants since 1989 and as President and Chief Executive Officer of the Company since
January 1995.  Mr. Sharp was elected a Director of TPI Enterprises in March,
1993.

    Frederick W. Burford joined TPI Restaurants in November 1991, after 14 years in top management positions at the Promus Companies (formerly Holiday Corporation). Mr. Burford was a Corporate Vice President and served in capacities as both Treasurer and Controller at the Promus Companies. Mr. Burford was elected Vice President, Chief Financial Officer, Treasurer and a Director of TPI Restaurants in November 1991. Mr. Burford was named Executive Vice President, Chief Financial Officer and a Director of the Company in March 1993.

    Haney A. Long, Jr., joined TPI Restaurants in November, 1989 as Senior Vice President of Procurement and Distribution. Prior to joining the Company, Mr. Long served as Senior Vice President of Procurement at Rich SeaPak Corporation between 1979 and 1989. He also served as Executive Director of Commissary Operations for Shoney's, Inc., between 1975 and 1977. He was elected Director of TPI Restaurants in June 1993.


PART II

ITEM 5  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
        MATTERS

   The Company's common shares are traded in the National Market System of the over-the-counter market (NASDAQ symbol: TPIE). As of March 22, 1996, there were approximately 1,995 shareholders of record of the Company's common shares. The following table sets forth, for the periods indicated, the high and low sales prices, as reported by the National Quotation Bureau, Incorporated. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

   The Company has never paid any dividends on its common stock, however in connection with the proposed Shoney's, Inc. Sale Transaction, the Company expects to make one or more liquidating distributions to its Shareholders in the form of Shoney's, Inc. common stock and cash in connection with the Shoney's, Inc. Sale Transaction. (See Note 2 to the Company's consolidated financial statements). The Company's 8 1/4% Convertible Subordinated Debentures, 5% Convertible Senior Subordinated Debentures and Second Amended and Restated Credit Agreement (the "Credit Facility") all currently restrict the payment of dividends while the debt remains outstanding. However, the Shoney's, Inc. Sale Transaction contemplates that such restrictions would be eliminated either by the retirement or assumption of the obligations by Shoney's, Inc. at the consummation of the transaction and, therefore, the Company would be able to pay dividends to its shareholders after such time.

                    1995                    1994                 1993
           -----------------------  --------------------  ---------------------
             High           Low       High        Low       High          Low

           ---------      --------  --------    --------  ---------    --------
First
Quarter      $6 1/4       $3 11/16   $10 3/8     $6 7/8    $10 7/8      $8 7/8

Second
Quarter      6 3/8         4 1/8       9 3/16     5 3/4     10 1/2       7 1/2

Third
Quarter     5 1/16         3 7/8       7 9/16     6         12           9 3/8

Fourth
Quarter     4 1/4          2 9/16      6 1/2      3 1/2     12 1/2       9 3/4



ITEM 6  SELECTED  FINANCIAL  DATA

   In 1995, the Company recorded a gain of $10.1 million, net of taxes, resulting from a litigation settlement (Note 11 to the Company's consolidated financial statements) and recognized a $17.0 million provision for asset valuation resulting from the Shoney's, Inc. Sale Transaction (Note 2 to the Company's consolidated financial statements). The Company recognized a $5.3 million gain, net of tax, in 1993 following the sale of its remaining interest in the Partnership and provided $35.0 million for restructuring charges. During 1992, the Company recorded an extraordinary loss, net of tax, of $11.9 million in connection with an early extinguishment of debt. Discontinued operations in 1991 include a gain of $17.5 million from the settlement of litigation with Siemens Information Systems, Inc., and a gain of $7.9 million related to the Partnership.

                                     STATEMENT OF OPERATIONS DATA
                                          FISCAL YEAR ENDED

                 ---------------------------------------------------------------
                 DECEMBER    DECEMBER       DECEMBER      DECEMBER    DECEMBER
                    31,          25,           26,           31,         31,
                   1995         1994           1993         1992        1991
                 ---------   -----------    ----------   -----------   --------

                            (Dollars in thousands, except per share data)

Revenues  . . . . $283,578       $287,384      $289,439    $277,390  $261,130

Income (loss)
 from continuing
 operations       (11,309)         (3,717)      (36,488)        662   (12,053)

Income (loss)
 before
 extraordinary
 item and
 cumulative
 effect of
 accounting
changes...........( 1,196)         (3,717)      (31,215)        662     10,667

Net income (loss).( 1,196)         (3,717)      (31,215)    (14,125)    10,667

Income (loss) per
 share from
 continuing
 operations......    (.55)           (.18)        (1.81)        .04       (.63)

Net income (loss)
per share.........   (.06)           (.18)        (1.55)       (.77)       .55



                                                BALANCE SHEET DATA

                  ----------------------------------------------------------------
                   DECEMBER     DECEMBER     DECEMBER      DECEMBER     DECEMBER
                      31,          25,          26,           31,          31,

                     1995          1994         1993         1992          1991
                  -----------   ----------   ----------   -----------   ----------
                            (Dollars in thousands)
Working capital
   (deficiency).. $(23,065)     $(17,972)    $(10,796)    $  2,734      $ 28,123
Total assets.....  248,876       254,496      258,839      255,607       282,794
Short-term
  obligations....   24,231         3,725        1,728        5,278        18,905
Long-term
  obligations
  including
  minority
  interest........  81,628       107,721      106,773      110,937       107,710

Shareholders'
  equity..........  66,866        67,570       70,559       83,650        97,318




ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

1995 COMPARED TO 1994

REVENUES

   Revenues for 1995 which include 53 weeks versus 52 weeks in 1994 decreased 1.3% or $3.8 million to $283.6 million. Excluding an increase in revenue of $5.0 million attributable to the additional week in 1995, same store sales for the Shoney's concept declined 3.9% or $9.1 million and same store sales for the Captain D's concept increased 1.2% or $.6 million. Comparable store sales exclude the first twelve weeks of a new restaurant's operations which accounts for $.5 million of revenues in 1995. New stores accounted for $1.0 million of 1995 revenues. Revenues for 1994 include $1.8 million for units closed during 1994. Revenues of $3.0 million and expenses of $2.8 million related to units provided for in the 1993 reserve for restructuring have been excluded from the 1995 statement of operations.

   The Company is the largest franchisee of Shoney's, Inc. As a franchisee, the Company is highly dependent upon the franchisor for marketing, training, product development and restaurant procedures in order to be successful. During 1995, the Shoney's concept, and therefore the Company's Shoney's restaurants, have faced problems which led to declines in comparable stores sales. Management believes that this decline in comparable store sales is the result of numerous factors including a more competitive environment and a decline in operational performance. In addition to these factors, comparable store sales were also effected in the fourth quarter by negative publicity on food handling procedures. Shoney's was included, along with restaurants of several other national restaurant chains, in a national television "news magazine" program on restaurant industry cleanliness and food handling practices. Following the airing of this program, the Company's Shoney's concept experienced declines in comparable store sales. The Company, in connection with Shoney's, Inc., is in the process of rolling out various programs to focus on the softness in comparable store sales. An example of one program is Shoney's, Inc.'s new marketing strategy, which features Andy Griffith serving as a celebrity spokesperson for Shoney's in a series of radio and television commercials along with related point of sale marketing materials. During the fourth quarter, the Company received the results of a Food and Drug Administration (FDA) evaluation of sanitation and safety of foods of the Shoney's concept. The evaluation included Shoney's, Inc. restaurants as well as some of the Company's restaurants. The Shoney's system received a marginal rating on the evaluation. As a result of this evaluation, the Company has implemented a "Serve Safe" program which is addressing the weaknesses noted in the evaluation. In fiscal 1996, the Company's comparable store sales have increased .4% in the Shoney's concept and .4% in the Captain D's concept through March 24, 1996.

   Although the Company has experienced some recent improvements in same store sales in the Shoney's concept, management has concluded that the overall concept must be improved in order to overcome the financial deterioration from the three-year decline in same store sales. Because the Company is a franchisee, its ability to make changes in the concept is limited. Accordingly, management believes that the Company's ability to reverse the deterioration of operations in the Shoney's restaurants owned by the Company is largely beyond its own control and is dependent on Shoney's, Inc.

COSTS AND EXPENSES

   Cost of sales includes food, supplies and uniforms, restaurant labor and benefits, restaurant depreciation and amortization, and other restaurant operating expenses. A summary of cost of sales as a percentage of revenues for 1995 and 1994 is shown below:

                                                    1995               1994
                                                ------------       -----------
Food, supplies and uniforms.....................      36.6%              35.8%
Restaurant labor and benefits...................      30.3%              30.5%
Restaurant depreciation and amortization........       4.3%               4.9%
Other restaurant operating expenses.............      19.3%              18.3%
                                                 ------------       -----------
                                                      90.5%              89.5%
                                                 ============       ===========

   The Company's food costs suffered from price increases in several high volume commodities during 1995, including seafood, poultry and pork. These increases along with relatively fixed costs for supplies and uniforms resulted in increased food costs as a percentage of revenues. The decrease in labor costs during the current year at the Company's restaurants is due to a decline in workers' compensation. This decline in workers' compensation expense is due to a $3.5 million adjustment to workers' compensation in the fourth quarter of 1995 to decrease the Company's reserves to more accurately reflect its liabilities. If such adjustment had not occurred, restaurant labor and benefits costs would have been 31.5% of revenues or up 1% from 1994. This increase is a result of lower sales volumes pushing up the average labor costs for restaurant staff as well as additional labor being added at the restaurant level to improve customer service. Restaurant depreciation and amortization decreased in relation to the prior year due to the Shoney's South assets acquired by the Company in 1988 becoming fully depreciated in 1995. Other restaurant operating expenses increased as a percentage of revenues primarily due to increased repairs and maintenance expenses along with increased advertising costs. The increase in repairs and maintenance expenses in 1995 is primarily due to the increased aging of the buildings and equipment, as well as costs related to the implementation of a preventive maintenance program and start-up costs associated with a preventive maintenance contract. Subsequent to year-end, disputes have arisen under this contract relating to billing issues for the work performed.

 The Company terminated the contract in March, 1996 and is in litigation with the other party alleging breach of contract (See Item 3 and Note 11 to the Company's consolidated financial statements). The increase in advertising costs is primarily due to an increase in radio and television promotion begun during 1995.

   General and administrative costs for 1995 declined by 8% or approximately $1.9 million from 1994. This decrease is the result of cost cutting efforts and savings associated with the physical consolidation of the Company's corporate headquarters.

   The Company recorded a provision of $17.0 million for asset valuation in connection with the Shoney's, Inc. Sale Transaction (See Item 1 and Note 2 to the Company's consolidated financial statements).

   During 1995, the Company recorded a decrease in its restructuring reserve of approximately $5.9 million. This decrease princially resulted from the Company's decision to leave three restaurants open that had been provided for in the Company's restructuring reserve. (See "Restructuring Charges" below and Note 3 to the Company's consolidated financial statements).

   Operating income for 1995 declined 30.0% or $1.6 million excluding the provision for asset valuation in 1995 and restructuring charges in 1995 and 1994. This decrease was primarily driven by a 1.0% increase in food costs and a 3.8% increase in other restaurant operating expense, somewhat offset by lower general and administrative costs.

OTHER INCOME AND EXPENSES

   Interest income decreased ninety thousand dollars primarily due to a reduction in the investment balance held during the current year. Interest expense increased three hundred thousand dollars primarily due to a higher weighted average interest rate during 1995 as compared to 1994. (See Item 3 and Note 11 to the Company's consolidated financial statements).

DISCONTINUED OPERATIONS

   Discontinued operations for 1995 include a gain of $10.1 million, net of income taxes of $6.4 million, in connection with the Maxcell Settlement. (See
Item 3 and Note 11 to the Company's consolidated financial statements).

1994 COMPARED TO 1993

REVENUES

   Revenues for 1994 decreased .7% or $2.0 million to $287.4 million due primarily to softness in same store sales at the Shoney's concept. New restaurants accounted for $7.3 million of 1994 revenues, while comparable store sales declined $9.3 million, or 4.3%, in the Shoney's concept and increased $2.6 million or 6.0% in the Captain D's concept. The first twelve weeks of a new restaurants' operations are excluded from the comparable store sales computation. Revenues for 1993 include $19.9 million relating primarily to 27 under-performing units, which were either closed subsequent to the second quarter of 1993 or are scheduled to be closed in accordance with the Company's restructuring plan adopted in 1993. Revenues and expenses related to units provided for in the reserve for restructuring have been excluded from the 1994 statement of operations.

COSTS AND EXPENSES

   Cost of sales includes food, supplies and uniforms, restaurant labor and benefits, restaurant depreciation and amortization, and other restaurant operating expenses. A summary of cost of sales as a percentage of revenues for 1994 and 1993 is shown below.

                                                  1994             1993
                                              ------------     -------------
Food, supplies and uniforms..................        35.8%             35.2%
Restaurant labor and benefits................        30.5%             31.2%
Restaurant depreciation and amortization.....         4.9%              4.7%
Other restaurant operating expenses..........        18.3%             17.7%
                                              ------------     -------------
                                                     89.5%             88.8%
                                              ============     =============

   The Company's food costs suffered from price increases in several high volume commodities during 1994, including shrimp and cooking oil. These increases along with relatively fixed costs for supplies and uniforms resulted in increased food costs as a percentage of revenues. The decrease in labor costs during the current year at the restaurants was due to a decline in workers' compensation. This decline in workers' compensation expense was primarily due to a $4.5 million adjustment to workers' compensation in the fourth quarter of 1993 to increase the Company's reserves to more accurately reflect the likely outcome of its liabilities. Restaurant depreciation and amortization increased in relation to the prior year due to the full year depreciation expense related to the 18 newly constructed units during 1993. Other restaurant operating expenses increased as a percentage of revenues primarily due to increased repairs and maintenance expenses along with increased advertising costs. The increase in repairs and maintenance expenses in 1994 was primarily due to the increased aging of the buildings, cleaning and repair costs of the carpets installed in various store locations during 1993, and increased restocking of smallwares. The increase in advertising costs was primarily due to promotional outdoor advertising begun during 1994.

   General and administrative expenses for 1994 decreased $4.7 million in relation to 1993 due to decreased workers' compensation and general liability expense for the Company and decreased salary expense associated with a reduction in corporate staff along with a decrease in executive compensation. The decrease in workers' compensation and general liability expense is primarily due to an increase in the reserves at the end of 1993 to better reflect the likely outcome of its liabilities.

   Operating income for 1994 rose 84.8% or $2.4 million, excluding the restructuring charges in 1994 and 1993. This increase was primarily driven by a 16.5% decrease in general and administrative expenses, which was somewhat offset by slightly higher food costs and other restaurant perating expenses.

OTHER INCOME AND EXPENSES

   Interest income decreased $.26 million primarily due to a reduction in the investment balance held during the current year. Interest expense declined $.3 million primarily due to a lower weighted average interest rate during 1994 as compared to 1993.

RESTRUCTURING CHARGES

   The Company adopted a restructuring plan as of the end of the fourth quarter of 1993 which included closing or relocating 31 of its restaurants by the end of 1994, not exercising options to renew leases with respect to an additional 19 of its restaurants upon expiration of their current lease terms, and restructuring divisional management as well as consolidating the Company's two corporate offices. With respect to the restaurants to be closed or relocated, the Company recorded $19.8 million of restructuring charges consisting primarily of the write-off of assets and the accrual of lease and other expenses, net of projected sales proceeds and sublease income. As of December 31, 1995, the Company has closed 22 restaurants with plans to close one more restaurant, and has determined that eight restaurants should stay open. Management is still evaluating the timing of the closing of the remaining restaurant. During 1995, the Company reduced its restructuring reserve by $5.1 million due to a change in estimate as a result of management's decision to leave three restaurants open and due to management being able to buyout of certain leases at more favorable terms than originally estimated. The Company was also able to dispose of some locations for amounts in excess of the original estimates and had lower than expected costs at other locations. The restructuring reserve was also reduced by $2.2 million during 1995 for expenditures and asset write-offs related to the other 23 units.

   With respect to the 19 restaurants projected to be closed no later than the expiration of their current lease terms, the Company determined that the recoverability of the assets has been permanently impaired, and accordingly, provided $4.5 million primarily for the write-down of assets at the end of 1993. The Company has closed three of these units prior to or upon the expiration of their current lease terms. The Company's restructure plan also called for two additional units to be closed by December 31, 1995. Due to the proposed Shoney's, Inc. Sale Transaction, management is still evaluating the timing of closing of these two restaurants (See Note 2 to the Company's consolidated financial statements). The reserve for restructuring was increased by $.1 million during 1995 for the write-down of assets and increased by $.7 million for a change in estimate.

   With respect to the Company's restructuring of its divisional management and consolidation of the Company's corporate offices, the Company paid out approximately $2.3 million related to the restructuring reserve of which $1.0 million was for severance.

   In addition to these reserves, the Company also has a reserve related to units that were closed prior to 1993 and for the sale of vacant properties. During 1995, the restructuring reserve was reduced by approximately $1.1 million resulting from expenditures and asset write-downs and by $.8 million for changes in original estimates for the costs of disposal.

   At December 31, 1995, the Company's reserve for restructuring of $11.6 million represents the amounts owed for lease and other expenses. The Company has classified $3.5 million of the restructure as a current liability at December 31, 1995. The Company also has an allowance for restructuring of $8.8 million recorded on its balance sheet for the write off of assets. The reserve for restructuring includes management's best estimates of the remaining liabilities associated with its restructuring and the net realizable value of property. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the Company's estimates of these amounts will change in the near term. Revenues of $3.0 million and expenses of $2.8 million related to units provided for in the restructuring reserve have been excluded from the 1995 statement of operations.

LIQUIDITY AND CAPITAL RESOURCES

   Working capital declined from a deficit of $18.0 million in 1994 to a deficit of $23.1 million in 1995 due primarily to the classification of the Credit Facility as a current liability in 1995. The Credit Facility matures June 3, 1996, unless extended by the banks. This reduction was somewhat offset by an increase in current assets as a result of the Company recording a receivable for $30.0 million for the Maxcell Settlement at December 31, 1995. The Company also recorded a current liability of approximately $13.5 million for the expenses associated with the Maxcell Settlement.

   Approximately 88% of the Company's restaurant sales are for cash and the remainder are for credit card receivables which are generally collected within 3 days. Since the Company's payables are paid over a longer period of time, it is not unusual for the Company, like many others in the restaurant industry, to operate with a working capital deficit. However, as a result of the maturity of the Credit Facility, the working capital deficit as of December 31, 1995 was significantly higher than in prior years and if the Shoney's, Inc. Sale Transaction is not consummated, the facility should be replaced with long-term financing.

   Net cash provided by operating activities decreased from $12.7 million in 1994 to $.1 million in 1995 due in part to a decrease in cash provided from operations. Other factors contributing to this decline are increases in accounts receivable and inventories balances and reductions in various accruals and amounts owed under the Company's restructuring plan. In addition to these factors, net cash provided in 1994 included a $2.5 million receipt of a federal income tax refund.

   Net cash used in investing activities decreased $10.1 million from 1994. The decrease in cash used is primarily the result of the Company building fewer restaurants in 1995. The Company made $6.8 million in capital expenditures in 1995 compared to $19.4 million in 1994. Of the $6.8 million in capital expenditures in 1995, $.8 million was for the acquisition of a site and the completion of a Shoney's unit that was started in 1994, $.4 million for rebuilding a Captain D's unit that was destroyed by fire, $.7 million for the remodeling of four Shoney's restaurants and one Captain D's restaurant, $2.2 million for maintenance type capital expenditures and $.8 million relating to the new point of sale system. The remaining $1.9 million relates primarily to the relocation of the Company's headquarters to Florida during 1995 and the purchase of commissary equipment. Proceeds in 1995 include $1.1 million from the disposal of various restaurant properties and equipment and from the sale of excess property.

   The Company has various reserved areas with minimum development requirements for its Shoney's concept. Aggregate commitments beyond 1995 require 35 restaurants to be constructed in the Company's reserved areas in Phoenix, West Palm Beach, Michigan, Houston, and certain other counties in Texas prior to October 6, 2004. The Company also has the right to develop Captain D's restaurants in 124 counties in seven Southeastern states (Alabama, Arkansas, Georgia, Mississippi, North Carolina and Tennessee). To avoid termination of the reserved area agreement, the Company is required to open 30 additional Captain D's by July 11, 2011. Due to the pending Shoney's, Inc. Sale Transaction and the recent performance at Shoney's restaurants, the Company does not intend to build any Shoney's or Captain D's restaurants in 1996. In the event that the Shoney's, Inc. Sale Transaction does not occur, the Company will evaluate the requirements under these agreements and its available capital resources and work with Shoney's, Inc. to revise or extend them as needed. There can be no assurance that if the Shoney's, Inc. Sale Transaction does not occur, the Company will be able to revise or extend these reserved area agreements but management believes that an acceptable agreement could be reached with Shoney's, Inc. If an acceptable agreement can not be reached, Shoney's, Inc. could terminate these agreements.

   Net cash used in financing activities was $4.1 million in 1995 compared to $2.3 million provided in the prior year. The Company had a net reduction of $1.0 million on its Credit Facility and proceeds of $.3 million from the issuance of stock pursuant to employee stock plans. Other long-term debt payments of $3.4 million during 1995 related to payments on capital lease obligations and other long-term debt. In 1993, The Airlie Group L.P. and certain related parties made an investment in the Company which resulted in net proceeds of $29.1 million from the issuance of $15.0 million of convertible debentures and $15.0 million of common stock warrants.

 These proceeds were used to reduce borrowings under the Credit Facility and pay other long-term debt.)

   The Credit Facility with a syndicate of banks was amended and restated as of January 31, 1995. The Credit Facility, as amended, restricts total borrowings available under the Credit Facility to $40.0 million and revises certain financial covenant ratios and requires the collateralization of additional properties. On February 29, 1996 in anticipation of the proposed Shoney's, Inc. Sale Transaction, the Credit Facility was amended to revise certain financial covenant ratios to allow for a provision of up to $25 million to be taken by the Company as an asset valuation (See Note 2) to the consolidated financial statements.

   Borrowings under the Credit Facility are secured by all shares of the capital stock of Restaurants, whenever issued, intercompany debt of Restaurants owed to the Company and ground lease mortgages with respect to certain premises in which the land is currently leased but the building located thereon is owned by Restaurants. In addition, the banks have exercised their right to obtain, as security, assignments of other leases and/or mortgages on real property currently owned or subsequently acquired. However, the Company has rights to finance certain of these properties and obtain a release of the collateral under certain conditions. The Company has also agreed to reduce the outstanding Credit Facility whereby any amounts received by Restaurants in excess of $5.0 million from any asset sales, mortgage financing or sale/leasebacks will be applied 50% for general corporate purposes and 50% to the paydown of the revolving credit facility and commitment. The appropriate release of collateral will be made at the time of paydown. Restaurants may repay intercompany borrowings but may not transfer amounts to the Company except for the payment of a management fee not to exceed $2.5 million in each fiscal year and a dividend in an amount sufficient to pay interest on the Company's 5% Convertible Senior Subordinated Debentures and 8 1/4% Convertible Subordinated Debentures, in each case provided that no defaults under the Credit Facility exist either immediately before or after the transfer. Restaurants must also maintain certain financial ratios, including interest coverage ratios, senior debt service coverage ratios, and a minimum consolidated tangible net worth. Although the Company is currently in compliance with these financial ratios, the Company may not be in compliance with certain financial ratio requirements contained in the Credit Facility as of the end of the first quarter of 1996. At December 31, 1995, $21.4 million was outstanding on the Credit Facility and letters of credit in the amount of $10.6 million were outstanding, resulting in a remaining balance available to borrow of $8.0 million under the Credit Facility. As of March 25, 1996, $5.3 million is available for borrowings under the Credit Facility.

   As discussed in Note 2 to the Company's consolidated financial statements, the Company is seeking to complete the Shoney's, Inc. Sale Transaction no later than June 30, 1996. Under the terms of the Agreement, Shoney's, Inc. will assume or retire certain obligations of the Company including the Credit Facility, which matures June 3, 1996. The Company is discussing with its bank group the possibility of extending the Credit Facility until the closing date with Shoney's, Inc. The Company is also in discussions with respect to obtaining certain waivers of financial covenants which may be required for the first quarter of 1996. Additionally, the Company is discussing amendments or waivers to the financial covenants that may be necessary prior to closing. Management is of the opinion that the Company will be able to obtain such agreements. However, there can be no assurance that such agreements can be reached with respect to either extending the facility or amending or obtaining waivers to the financial covenants.

   The Company has outstanding $15.0 million of 5% Convertible Senior Subordinated Debentures, due 2003, convertible into common stock at $11 per share (the "Senior Debentures"). The Senior Debenture holders may require the Company to repurchase the Senior Debentures, in whole or in part, in certain circumstances involving a change in control of the Company. Restaurants has guaranteed the repayment of the Senior Debentures on a subordinated basis. As a condition to the closing of the Shoney's, Inc. Sale Transaction, the liabiblities associated with or arising out of the Senior Debentures shall have been satisfied in connection with the closing.

   In addition, the Company has outstanding $51.6 million of 8 1/4%
Convertible Subordinated Debentures (the "Debentures"). The Debentures are convertible at the option of the holder into common shares of the Company at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $6.50 per share, subject to adjustment in certain events. The Debentures mature on July 15, 2002 and are redeemable, in whole or in part, at the option of the Company at any time on or after July 15, 1995, initially at 105.775% of their principal amount and declining to 100% of their principal amount on July 15, 2002, together with accrued and unpaid interest. The Debenture holders may also require the Company to repurchase the Debentures, in whole or in part, in certain circumstances involving a change in control of the Company as defined in the indenture covering the Debentures (the "Indenture"). However, a change in control, as defined in the Indenture, will create an event of default under the Credit Facility and, as a result, any repurchase would, absent a waiver, be blocked by the subordination provisions of the Indenture until the Credit Facility (and any other senior indebtedness of the Company and senior indebtedness of Restaurants with respect to which there is a payment default) has been repaid in full. The Debentures are unconditionally guaranteed (the "Guarantee") on a subordinated basis by Restaurants. The Debentures and the Guarantee are subordinated to all existing and future senior indebtedness, as defined in the Indenture, of the Company. The Indenture does not prohibit or limit the ability of the Company or any of its subsidiaries to incur additional indebtedness, including that which will rank senior to the Debentures. As a condition to closing of the Shoney's, Inc. Sale Transaction, the obligations of the Company under the Debentures must have been assumed by Shoney's and the Company released from all obligations thereunder.

   In the event the Shoney's, Inc. Sale Transaction does not close (See conditions to closing of the Shoney's, Inc. Sale Transaction in Item I - Business), management is of the opinion that the Company can renegotiate its Credit Facility or obtain alternative sources of financing. However, there can be no assurance that this can be accomplished or that the terms of the extended Credit Facility or alternative sources will be as favorable as those currently in place. In addition, management's opinion is a forward-looking statement; a number of factors could cause management's opinion to be incorrect including a return to a declining trend in same store sales, increased cost pressures, changes in external or internal conditions which make finding timely sources of cost effective capital impossible, and termination of the Shoney's transaction after further delays in closing. The amount outstanding on the Credit Facility at December 31, 1995 is $21.4 million with an additional $10.6 million outstanding on letters of credit. In the event the Shoney's, Inc. Sale Transaction is consummated, the Company will liquidate and distribute its assets, after making adequate provision for liabilities. (See Item 1 "Business".)


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEPENDENT AUDITORS'
         REPORT

To the Board of Directors and Shareholders of TPI Enterprises, Inc.:

We have audited the accompanying consolidated balance sheets of TPI Enterprises, Inc., and its subsidiaries as of December 31, 1995 and December 25, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14(a)(2). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TPI Enterprises, Inc. and its subsidiaries as of December 31, 1995 and December 25, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31,1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
March 28, 1996
Memphis, Tennessee



                      TPI ENTERPRISES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                   DECEMBER 31,    DECEMBER 25,
                                                       1995            1994
                                                   ------------    -----------
                                                      (Dollars in thousands)

CURRENT ASSETS:

   Cash and cash equivalents........................ $    8,744     $   17,228

   Accounts receivable - trade (net of allowance
   for doubtful accounts of
   $125 in 1995 and $59 in 1994)....................      1,248            806
   Litigation settlement receivable.................     30,000            ---
   Inventories......................................     13,020         11,969
   Deferred tax benefit.............................      5,728          5,666
   Other current assets.............................      3,237          3,256
                                                     ----------     ----------
     TOTAL CURRENT ASSETS...........................     61,977         38,925
                                                     ----------     ----------

PROPERTY AND EQUIPMENT (at cost)....................    236,969
                                                                       240,394
   Less accumulated depreciation and amortization...     79,637         70,401
   Less allowance for restructuring.................      8,752         12,430
                                                     ----------     ----------
                                                        148,580        157,563
                                                     ----------     ----------
OTHER ASSETS:

   Goodwill (net of accumulated amortization of
   $9,431 in 1995 and $8,152 in 1994)...............     36,396         37,675
   Less valuation allowance.........................     17,000            ---
                                                     ----------     ----------
                                                         19,396         37,675
   Other intangible assets (net of accumulated
   amortization of $6,504 in 1995, and $5,157
   in 1994).........................................     18,298         19,726
   Other............................................        625            607

                                                     ----------     ----------
                                                         38,319         58,008
                                                     ----------     ----------
                                                      $ 248,876     $  254,496
                                                     ==========     ==========

                See notes to consolidated financial statements



                    LIABILITIES  AND SHAREHOLDERS'  EQUITY

                                                  DECEMBER 31,      DECEMBER 25,
                                                      1995              1994
                                                  ------------      -----------
                                                       (Dollars in thousands)

CURRENT LIABILITIES:

   Current portion of long-term debt...............   $24,231       $   3,725
   Accounts payable - trade........................    16,052          15,565
   Accrued costs of litigation settlement..........    13,537             ---
   Accrued expenses and other current liabilities..    30,604          36,889
   Income taxes currently payable..................       618             718
                                                    ---------       ---------
      TOTAL CURRENT LIABILITIES....................    85,042          56,897
                                                    ---------       ---------

LONG-TERM DEBT.....................................    81,628         107,721
RESERVE FOR RESTRUCTURING..........................     8,162          14,735
                                                    ---------       ---------
DEFERRED INCOME TAXES..............................     5,537           5,663
                                                    ---------       ---------
OTHER LIABILITIES..................................     1,641           1,910
                                                    ---------       ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:

   Preferred shares, no par value; 20,000,000
   shares authorized; none
   issued and outstanding..........................      ---             ---

   Common shares, $.01 par value; 100,000,000
   shares authorized;
   33,402,553 and 33,241,118 issued in 1995 and
   1994............................................       334             332

   Additional paid-in capital......................   226,454         226,144

   Deficit.........................................  (90,157)        (88,961)
                                                    ---------       ---------
                                                      136,631         137,515
   Less treasury stock, at cost, 12,805,266 and
   12,846,094 common
   shares in 1995 and 1994.......................      69,765          69,945
                                                    ---------       ---------
   TOTAL SHAREHOLDERS' EQUITY                          66,866          67,570

                                                    ---------       ---------
                                                     $248,876       $ 254,496
                                                    =========       =========

                See notes to consolidated financial statements



                    TPI ENTERPRISES, INC. AND SUBSIDIARIES
                   CONSOLIDATED  STATEMENTS  OF  OPERATIONS

                                                   FISCAL YEAR ENDED

                                         ------------------------------------
                                         DECEMBER 31, DECEMBER 25, DECEMBER 26,
                                            1995         1994        1993
                                         ----------  ----------  ------------
                                                 (DOLLARS IN THOUSANDS)


RESTAURANT REVENUES.......................$ 283,578    $287,384     $289,439
                                          ---------    --------     --------

COSTS AND EXPENSES:

   FOOD, SUPPLIES AND UNIFORMS............  103,874     102,831      101,980
   RESTAURANT LABOR AND BENEFITS..........   85,889      87,644       90,263
   RESTAURANT DEPRECIATION AND
   AMORTIZATION...........................   12,252      14,138       13,632
   OTHER RESTAURANT OPERATING EXPENSES....   54,705      52,727       51,291
   GENERAL AND ADMINISTRATIVE EXPENSES....   21,993      23,906       28,641
   Provision for asset valuation..........   17,000         ---          ---
   RESTRUCTURING CHARGES, NET.............  (5,929)       (986)       35,082
   OTHER, NET.............................    1,167         940          819
                                          ---------    --------     --------
                                            290,951     281,200      321,708
                                          ---------    --------     --------

OPERATING INCOME (LOSS)...................  (7,373)       6,184     (32,269)
                                          ---------    --------     --------

Other income and expenses:
   Interest income........................     243         337          593
   Interest expense....................... (10,529)    (10,238)     (10,539)
   Other..................................      ---         ---        (109)
                                          ---------    --------     --------
                                           (10,286)     (9,901)     (10,055)
                                          ---------    --------     --------

Loss from continuing operations before
income taxes.............................. (17,659)     (3,717)     (42,324)

Income tax expense (benefit)..............  (6,350)         ---      (5,836)
                                          ---------    --------     --------

Loss from continuing operations........... (11,309)     (3,717)     (36,488)

Discontinued operations:
   Litigation settlement income, net......   10,113         ---          ---
   Gain on disposal of discontinued
   operations, net........................      ---         ---        5,273
                                          ---------    --------     --------
                                             10,113         ---        5,273
                                          ---------    --------     --------
Net loss                                   $(1,196)    $(3,717)     $(31,215)
                                          =========    ========     ========

Primary income (loss) per common share:
   Continuing operations..................   $(.55)    $  (.18)     $  (1.81)
   Discontinued operations................      .49         ---          .26
                                          ---------    --------     --------
   Net loss per common share..........       $(.06)      $(.18)     $ (1.55)
                                          =========    ========     ========
   Weighted average number of common and
   common equivalent shares outstanding...   20,526      20,415       20,127
                                          =========    ========     ========


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     This page left interntionally blank.

                    TPI ENTERPRISES, INC. AND SUBSIDIARIES
                   CONSOLIDATED  STATEMENTS  OF  CASH FLOWS

                                                    FISCAL YEAR ENDED

                                       --------------------------------------------
                                        DECEMBER 31,    DECEMBER 25,   DECEMBER 26,
                                          1995            1994           1993
                                       -----------     -----------     ------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net loss from continuing operations    $(11,309)        $(3,717)        $(36,488)
                                       -----------    ------------     ------------

   Adjustments to reconcile net loss
   from contiuing operations to net
   cash provided by operatin
   activities:

      Depreciation and amortization...      17,280          19,216          18,046
      Deferred income taxes...........        (188)             (3)         (2,501)
      Reserve for restructuring.......      (5,929)           (667)         35,100
      Provision for asset valuation...      17,000             ---             ---
      Changes in assets and liabilities:

        Accounts receivable - trade...        (442)            178              79
        Inventories...................      (1,051)           (545)          3,488
        Other current assets.........          (20)          2,258            (777)
        Other assets..................        (660)            752          (1,415)
           Accounts payable - trade...         486          (4,345)          4,688
           Accrued expenses and other
            current liabilities.......     (3,687)           3,365           7,424
        Reserve for restructuring.....     (4,625)          (3,370)         (4,703)
        Income taxes currently payable     (6,450)              69          (4,188)
        Other liabilities.............       (269)            (517)         (1,878)
                                       -----------    ------------     ------------

         Total adjustments............      11,445          16,391          53,363
                                       -----------    ------------     ------------

      Net cash provided by continuing
      operations......................         136          12,674          16,875
                                       -----------    ------------     ------------

DISCONTINUED OPERATIONS

      Gain on disposal discoutinues
      operations......................     10,113             ---            5,273
      Accounts receivable litigation
      settlement......................    (30,000)            ---              ---
      Accrued costs litigations
      settlement......................     13,537             ---              ---
      Assets held for sale............        ---             ---            7,493
      Income taxes....................      6,350             ---            2,717
                                       -----------    ------------     ------------

  Net cash provided by discontinued
  operations..........................          0             ---           15,483
                                       -----------    ------------     ------------
  Net cash provided by operating
  activities..........................        136          12,674           32,358
                                       -----------    ------------     ------------

CASH FLOWS FROM INVESTING
ACTIVITIES:

  Acquisition of property and
  equipment                                (6,795)        (19,402)         (43,867)
  Acquisition of businesses, net of
  cash received.......................        ---             ---          (4,660)
  Disposition of property and
  equipment...........................      2,219           5,054            5,230
  Other..............................          39            (16)              115
                                       -----------    ------------     ------------

      Net cash used in investing
      activities......................    $(4,537)       $(14,364)        $(43,182)
                                       -----------    ------------     ------------

                  See notes to consolidated financial statements





                    TPI ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    (CONTINUED)

                                                     FISCAL YEAR ENDED

                                       ----------------------------------------
                                        DECEMBER 31,  DECEMBER 25,  DECEMBER 26,
                                          1995            1994         1993
                                       -----------    ------------  -----------
                                                 (Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net borrowings (payments) on Credit
  Facility.............................  $  (1,000)    $   3,400     $ (18,550)
  Common shares issued.................        312           576        17,204
  Proceeds from 5% Convertible Senior
  Subordinated Debentures..............        ---           ---        15,000
  Other long - term debt payments .....     (3,395)       (1,722)       (7,186)
                                         ---------        --------      --------

  Net cash provided by (used in)
  financing activities.................     (4,083)        2,254         6,468
                                          ---------       --------     --------

  Net increase (decrease) in cash and
  cash equivalents.....................     (8,484)          564        (4,356)

  Cash and cash equivalents, beginning
  of year                                   17,228        16,664        21,020
                                          ---------       --------     --------

  Cash and cash equivalents, end of
  year                                      $8,744       $17,228       $16,664
                                          =========     ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:

Non-cash transactions:

  Capitalized lease obligations
  entered into...........................    ---          $1,430          $3,241
  Conversion of 8 1/4% Subordinated
  Debentures.............................    ---             162             ---
  Liabilities assumed in acquisitions
  of properties..........................    ---             ---           1,819
  Common stock issued in acquisitions
  of properties..........................    ---             ---             895

Cash payments (refunds) during the year for:

  Interest.............................   $ 9,183         $ 9,226       $ 10,100
  Interest capitalized.................       ---              77            202
  Income taxes, net....................       158          (2,164)         2,810


                     See notes to consolidated financial statements


                  TPI ENTERPRISES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                            (DOLLARS IN THOUSANDS)

                           COMMON SHARES ISSUED  ADDITIONAL
                            NUMBER OF              PAID-IN                TREASURY
                              SHARES    AMOUNT     CAPITAL     DEFICIT     STOCK    TOTAL
                        ------------------------------------------------------------------
Balance, December 31,
1992..................  31,017,689    $310     $207,314   $(54,029)   $(69,945)    $83,650

Investment in Company
 by The Airlie Group
 L.P..................   1,503,220      15       14,030       ----        ----      14,045

Issue of shares in
 connection with
 acquisition..........      94,300       1          894       ----        ----         895
Issue of shares
 pursuant to employee
 stock plans..........     499,559       5        3,154       ----        ----       3,159
Conversion of
 subordinated
 debentures.............     3,846     ----          25       ----        ----          25
Net loss................     ----      ----        ----    (31,215)       ----     (31,215)
                         ---------   ------   ----------  ---------  ----------  ----------
Balance December 26,
1993....................33,118,614     331      225,417    (85,244)    (69,945)     70,559

Issue of shares
 pursuant to
 employee stock plans..     97,582       1          575       ----        ----         576
Conversion of
 subordinated
 debentures.............    24,922    ----          152       ----        ----         152
Net loss................     ----     ----         ----     (3,717)       ----      (3,717)
                        ---------   ------   ----------  ---------  ----------  ----------
Balance, December 25,
1994....................33,241,118     332      226,144    (88,961)    (69,945)     67,570

Issue of shares
 pursuant to
 employee stock plans...   160,235       2          304        ---         180         486
Other...................     1,200     ---            6        ---         ---           6
Net loss................      ---      ---          ---     (1,196)        ---      (1,196)
                        ---------   ------   ----------  ---------  ----------  ----------
Balance, December 31,
1995....................33,402,553    $334     $226,454   $(90,157)   $(69,765)    $66,866
                         =========   ======   ==========  =========  ==========  ==========


                See notes to consolidated financial statements


                      TPI ENTERPRISES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY AND PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of TPI Enterprises, Inc. (the "Company") and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The Company, through TPI Restaurants, Inc. ("Restaurants"), its wholly-owned subsidiary, is one of the largest restaurant franchisees in the United States. Restaurants owns and operates 256 restaurants, including 188 Shoney's and 68 Captain D's in eleven states, primarily in the southern United States.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

CASH AND CASH EQUIVALENTS

   The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less when purchased, as cash and cash equivalents.

   Restaurants utilizes a cash management system under which cash overdrafts exist in the book balances of its primary disbursing accounts. These overdrafts represent the uncleared checks in the disbursing accounts. The cash amounts presented in the consolidated financial statements represent balances on deposit at other locations prior to their transfer to the primary disbursing accounts. Uncleared checks of $6,752,000 and $7,229,000 are included in accounts payable at December 31, 1995 and December 25, 1994, respectively.

INVENTORIES

   Inventories, consisting of food items, beverages and supplies, are stated at the lower of weighted average cost (which approximates first-in, first-out) or market.

PRE-OPENING COSTS

   Direct costs incidental to the opening of new restaurants are capitalized and amortized over the restaurants' first year of operations.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization of property and equipment is provided on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements and certain property under capital leases, over the lesser of the useful life or the lease term.

   Goodwill related to the acquisition of Restaurants is amortized on a straight-line basis over a thirty-six year period. The costs of franchise license agreements which govern the individual Shoney's and Captain D's restaurants and reserved area agreements are amortized on a straight-line basis over the lives of the related franchise license agreements, up to 40 years. The Company has historically evaluated goodwill impairment based upon future undiscounted cash flows. The Company recorded a valuation allowance based upon the difference in the carrying value of the net assets and the estimated fair value of consideration to be received from Shoney's, Inc. at December 31, 1995. (See Note 2).

INCOME TAXES

   The Company accounts for income taxes under Financial Accounting Standard No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

INCOME (LOSS) PER SHARE

   Primary earnings per share amounts are computed by dividing net income
(loss) by the weighted average number of common and common equivalent shares outstanding during the period. Reported primary per share amounts include common equivalents relating to dilutive stock options of -0-, 80,000 and 514,000 shares in 1995, 1994 and 1993, respectively.

   Fully diluted earnings per share amounts are similarly computed, but also include the effect, when dilutive, of the Company's 8 1/4% Convertible Subordinated Debentures issued in July 1992 and August 1992 and 5% Convertible Senior Subordinated Debentures issued March 1993, after the elimination of the related interest requirements, net of income taxes. The Company's convertible debentures are excluded from the fiscal 1995, 1994 and 1993 computation due to their antidilutive effect during that period. The inclusion of the Company's dilutive outstanding options in the calculation, determined based on market values at the end of each period, as applicable, is either antidilutive or does not result in a material dilution of earnings per share for 1995, 1994 and 1993.

OTHER

   A new accounting pronouncement on impairment of long-lived assets was issued in March 1995 and is effective for fiscal years beginning after December 15, 1995. The Company does not believe the adoption of this accounting standard will have a material adverse effect on its result of operations or consolidated financial position. Statement of Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation" was issued in October 1995 and is effective for fiscal years beginning after December 15, 1995. At this time, the Company does not plan to adopt the new method of accounting, but will instead continue to apply the accounting provision of Accounting Principles Board Opinion, No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. The Company will, however, comply with the disclosure requirements of the new standard with the annual financial statements for the year ended December 29, 1996.

NOTE 2  - SHONEY'S, INC. TRANSACTION

   On March 15, 1996, the Company entered into a Plan of Tax-Free Reorganization Under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement (the "Agreement") with Shoney's, Inc. to sell substantially all of the Company's assets to Shoney's, Inc. (the "Shoney's, Inc. Sale Transaction"). At the closing of the Shoney's, Inc. Sale Transaction, under the terms of the Agreement, Shoney's, Inc. will deliver to the Company (a) 5,577,102 shares of Shoney's, Inc. common stock plus (b) shares of Shoney's, Inc. common stock equal to $10,000,000 divided by the average closing market price of Shoney's, Inc. common stock over the ten day trading period prior to closing, subject to certain adjustments as provided in the Agreement. The Company will deliver to Shoney's, Inc. all of the issued and outstanding shares of capital stock of Restaurants and its wholly-owned subsidiaries, TPI Entertainment, Inc. and TPI Insurance Corporation. Additionally, the Company will transfer certain liabilities (See Note 6), all intercompany accounts and all cash and cash equivalents of the Company except for $14,850,000 in cash, of which $7,350,000 is designated to pay certain specified wind-up expenses. If the specified wind-up expenses are less than the designated $7,350,000, the Company is required to transfer the difference to Shoney's, Inc.; if the expenses are greater, the excess will be paid from the remaining $7,500,000 of cash. As a condition to closing of the Shoney's, Inc. Sale Transaction, the obligations of the Company under the Debenture, Senior Debentures and Credit Facility must have been assumed by Shoney's, Inc. and the Company released from all obligations thereunder.

   The Agreement requires the Company after closing to wind-down its operations and distribute the Shoney's, Inc. common shares received and any remaining amounts to the Company's shareholders. Management anticipates that the closing of the Shoney's, Inc. Sale Transaction will occur by June 30, 1996 and that the majority of such distributions to the Company's shareholders will be made during 1996.

   At December 31, 1995, the Company has recorded a provision of $17,000,000 to reduce the carrying value of the net assets to be exchanged to the estimated fair value of the consideration to be received from Shoney's, Inc. This allowance has been reflected as a reduction in the Company's recorded goodwill in the accompanying financial statements.

   The Agreement may be terminated by mutual consent of the Company and Shoney's, Inc. or by either party under certain circumstances, including if the closing does not occur prior to June 30, 1996. The Agreement is subject to a number of other conditions including, among other things, (1) the approval of the shareholders of both the

Company and Shoney's, Inc., (2) the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, (3) the receipt by Shoney's, Inc. of a commitment for additional financing in the amount of $60,000,000 and its funding in accordance with its terms, (4) the receipt of fairness and legal opinions and (5) the absence of a material adverse change to the Company. The Agreement provides for the payment by the Company of a break-up fee in the case of certain third party acquisition events or proposals.

NOTE 3 - RESTRUCTURING CHARGES

   The Company adopted a restructuring plan as of the end of the fourth quarter of 1993 which included closing or relocating 31 of its restaurants by the end of 1994, not exercising options to renew leases with respect to an additional 19 of its restaurants upon expiration of their current lease terms, and restructuring divisional management as well as consolidating the Company's two corporate offices. With respect to the restaurants to be closed or relocated, the Company recorded $19,800,000 of restructuring charges consisting primarily of the write-off of assets and the accrual of lease and other expenses, net of projected sales proceeds and sublease income. As of December 31, 1995, the Company has closed 22 restaurants with plans to close one more restaurant, and has determined that eight restaurants should stay open. Management is still evaluating the timing of the closing of the remaining restaurant. During 1995, the Company reduced its restructuring reserve by $5,136,000 due to a change in estimate as a result of management's decision to leave three restaurants open and due to management being able to buyout of certain leases at more favorable terms than originally estimated. The Company was also able to dispose of some locations for amounts in excess of the original estimates and had lower than expected costs at other locations. The restructuring reserve was also reduced by $2,157,000 during 1995 for expenditures and asset write-offs related to the other 23 units.

   With respect to the 19 restaurants projected to be closed no later than the expiration of their current lease terms, the Company determined that the recoverability of the assets has been permanently impaired, and accordingly, provided $4,500,000 primarily for the write-down of assets at the end of 1993. The Company has closed three of these units prior to or upon the expiration of their current lease terms. The Company's restructure plan also called for two additional units to be closed by December 31, 1995. Due to the proposed Shoney's, Inc. Sale Transaction, management is still evaluating the timing of closing of these two restaurants. The reserve for restructuring was reduced by $669,000 during 1995 for the write-down of assets and increased by $22,000 for a change in estimate.

   With respect to the Company's restructuring of its divisional management and consolidation of the Company's corporate offices, the Company paid out approximately $2,300,000 related to the restructuring reserve of which $1,000,000 was for severance.

   In addition to these reserves, the Company also has a reserve related to units that were closed prior to 1993 and for the sale of vacant properties. During 1995, the restructuring reserve was reduced by approximately $1,041,000 resulting from expenditures and asset write-downs and by $815,000 for changes in original estimates for the costs of disposal.

   At December 31, 1995, the Company's reserve for restructuring of $11,617,000 represents the amounts owed for lease and other expenses. The Company has classified $3,455,000 of the restructure as a current liability at December 31, 1995. The Company also has an allowance for restructuring of $8,752,000 recorded on its balance sheet for the write off of assets. The reserve for restructuring includes management's best estimates of the remaining liabilities associated with its restructuring and the net realizable value of property.

Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the Company's estimates of these amounts will change in the near term. Revenues of $3,000,000 and expenses of $2,800,000 related to units provided for in the restructuring reserve have been excluded from the 1995 statement of operations.

NOTE 4 - PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

                                                          1995        1994
                                                       ----------  -----------
                                                        (Dollars in thousands)
Owned:

   Land...............................................   $ 35,201     $ 35,602
   Buildings..........................................     52,699       52,616
   Leasehold improvements and buildings on leased land     50,759       51,344
   Equipment and furnishings..........................     74,640       75,003
                                                       ----------  -----------
                                                          213,299      214,565

                                                       ----------  -----------

Leased:

   Buildings..........................................     23,074       23,905
   Equipment..........................................        596        1,924
                                                       ----------  -----------
                                                           23,670       25,829
                                                       ----------  -----------

Property and equipment (at cost) .....................    236,969      240,394
                                                       ----------  -----------

Less accumulated depreciation and amortization........     79,637       70,401
                                                       ----------  -----------

Less allowance for restructuring......................      8,752       12,430
                                                       ----------  -----------

   Total property and equipment.......................   $148,580    $ 157,563
                                                       ==========  ===========

   Property and equipment with a net book value of approximately $21,565,000 and $22,233,000 were pledged as collateral for the Company's debt facilities as of December 31, 1995 and December 25, 1994, respectively.

   Depreciation and amortization are calculated using the straight-line method and are based on the estimated useful lives of the assets as follows: buildings, 30 years; equipment and furnishings, 3-15 years; and leasehold improvements, primarily representing buildings constructed on leased property, the lesser of the term of the lease or 30 years. Depreciation and amortization of property and equipment, exclusive of depreciation and amortization included in the restructuring reserve, totaled approximately $13,948,000, $14,985,000, and $14,104,000 during 1995, 1994 and 1993, respectively. In 1995, 1994, and
1993, approximately $1,422,000, $1,643,000, and $1,716,00, respectively, related to capitalized leases. Property and equipment includes capitalized interest on construction of $425,000, $425,000, and $374,000 at December 31, 1995, December 25, 1994, and December 26, 1993, respectively.

NOTE 5 - OTHER INTANGIBLE ASSETS
Other intangible assets consists of the following:

                                                          1995        1994
                                                       ----------  -----------
                                                        (Dollars in thousands)

   Franchise and reserved area rights.................    $17,710     $ 17,704
   Deferred debt costs................................      6,724        6,175
   Unamortized pre-opening expense....................        310          946
   Other deferred charges.............................         58           58
                                                       ----------  -----------
                                                           24,802       24,883
   Less accumulated amortization......................      6,504        5,157
                                                       ----------  -----------
                                                          $18,298     $ 19,726
                                                       ==========  ===========

NOTE 6 - LONG-TERM  DEBT

   Long-term debt consists of the following:

                                                          1995        1994

                                                       ----------  -----------
                                                        (Dollars in thousands)

   8 1/4% Convertible Subordinated Debentures, due
   2002...............................................   $ 51,563     $ 51,563
   5% Convertible Senior Subordinated Debentures, due
   2003...............................................     15,000       15,000
   Credit Facility....................................     21,400       22,400


   Notes  payable, interest rates of 7.75% to 10%,
   due through 2007...................................      2,608        4,863
   Obligations under capital leases...................     15,288       17,620
                                                       ----------  -----------
                                                          105,859      111,446

      Less amounts due within one year................     24,231        3,725
                                                       ----------  -----------
                                                         $ 81,628     $107,721
                                                       ==========  ===========



   Scheduled annual principal maturities of long-term debt, excluding obligations under capital leases, for the five years subsequent to December 31, 1995, are as follows: $23,004,000 in 1996; $42,000 in 1997; $47,000 in
1998, $52,000 in 1999; $58,000 in 2000, and $67,369,000 thereafter.

   Interest expense from continuing operations for 1995, 1994, and 1993 includes interest on obligations under capital leases of $1,776,000, $1,952,000 and $2,334,000, respectively.

DEBENTURES

   On March 19, 1993, The Airlie Group, L.P., and certain related parties (collectively the "Airlie Group") made an investment in the Company of $30,000,000, including $15,000,000 of 5% Convertible Senior Subordinated Debentures due 2003, (the "Senior Debentures"), due 2003, the issuance of 1,500,000 shares of the Company's common stock at $10 per share and the issuance of warrants to purchase an additional 1,000,000 shares of common stock at $11 per share. The Senior Debentures are senior to the 8 1/4% Convertible Subordinated Debentures (the "Debentures"). The Senior Debentures are convertible at the option of the holder into common shares of the Company at any time prior to maturity at $11 per share, subject to adjustment in certain events. The Senior Debentures mature on April 15, 2003 and are redeemable, in whole or in part, at the option of the Company at any time on or after April 15, 1996, initially at 103.5% of their principal amount and declining to 100% of their principal amount on April 15, 2003. The Debenture holders may require the Company to repurchase the Senior Debentures, in whole or in part, in certain circumstances involving a change in control of the Company as defined in the Debenture Purchase Agreement (the "Debenture Agreement"). However, a change in control, as defined in the Debenture Agreement prior to the closing of the Shoney's, Inc. Sale Transaction, will create an event of default under the Company's Second Amended and Restated Credit Facility (the "Credit Facility") and, as a result, any repurchase would, absent a waiver, be blocked by the subordination provisions of the Agreement until the Credit Facility (and any other senior indebtedness of the Company and senior indebtedness of Restaurants with respect to which there is a payment default) has been repaid in full. The Senior Debentures are unconditionally guaranteed on a subordinated basis by Restaurants. They are subordinated to all existing and future senior indebtedness of the Company and Restaurants, excluding the Debentures. As a condition to closing of the Shoney's, Inc. Sale Transaction, the liabilities associated with or arising out of the Senior Debentures must be satisfied.

   The 8 1/4% Convertible Subordinated Debentures (the "Debentures"), which provided proceeds to the Company of $47,948,000, net of $3,802,000 in deferred debt costs, are convertible at the option of the holder into common shares of the Company at any time prior to maturity at a conversion price of $6.50 per share subject to adjustment in certain events. The Debentures mature on July 15, 2002, and are redeemable at the option of the Company at any time on or after July 15, 1995, at a premium which declines as the Debentures approach maturity. The Debenture holders may also require the Company to repurchase the Debentures, in whole or in part, in certain circumstances involving a change in control of the Company as defined in the indenture covering the Debentures (the "Indenture"). However, a change in control, as defined in the Indenture, will create an event of default under the Credit Facility and, as a result, any repurchase would, absent a waiver, be blocked by the subordination provisions of the Indenture until the Credit Facility (and any other senior indebtedness of the Company and senior indebtedness of Restaurants with respect to which there is a payment default) has been repaid in full. The Debentures are unconditionally guaranteed on a subordinated basis by Restaurants. They are subordinated to all existing and future senior indebtedness of the Company and Restaurants. As a condition to closing of the Shoney's, Inc. Sale Transaction, the obligations of the Company under the Debentures must be satisfied.

CREDIT FACILITY

   The Company's Credit Facility with a syndicate of banks was amended and restated as of January 31, 1995. The Credit Facility, as amended, restricts total borrowings available under the Credit Facility to $40,000,000 and revises certain financial covenant ratios and requires the collateralization of additional properties. On February 29, 1996 in connection with the proposed Shoney's, Inc. Sales Transaction the Credit Facility was amended to revise certain financial covenant ratios to allow for a charge of up to $25,000,000 to be taken by the Company to write-down the carrying value of assets (See
Note 2). As discussed in Note 2, the Company is seeking to complete the Shoney's, Inc. Sale Transaction no later than June 30, 1996. Under the terms of the Agreement, Shoney's, Inc. will assume or retire certain obligations of the Company including the Credit Facility, which matures June 3, 1996. The Company is discussing with its bank group the possibility of extending the Credit Facility to the closing date with Shoney's, Inc. Additionally, the Company is discussing amendments or waivers to the financial covenants that may be necessary prior to closing. Management is of the opinion that the Company will be able to obtain such agreements. However, there can be no assurance that such an agreement can be reached with respect to either extending the facility or amending the financial covenants. The Company has included the Credit Facility as a current liability in its financial statements at December 31, 1995.

   Borrowings under the Credit Facility, at the Company's option, bear interest at either a defined base rate or a rate based on the London Interbank Offered Rate. The weighted average interest rate on the amount outstanding was 8.5% and 8.2% for 1995 and 1994, respectively. The Company paid certain fees and expenses to the Banks in connection with the original commitment letter which, along with other costs associated with the Original Credit Facilities, totaled approximately $2,000,000 and also agreed to indemnify the Banks against certain liabilities. The Company also paid an amendment fee of $80,000 and costs of $470,000 for its Second Amended and Restated Credit Agreement dated January 31, 1995. The Company also pays a fee based on the Eurodollar rate, 2.5% at December 31, 1995, in connection with letters of credit issued and a commitment fee equal to 0.50% per annum on the average daily unused amount of the Credit Facility. The terms of the Credit Facility, increased the fee paid on borrowings and letters of credit by .50% effective January 31, 1995.

   Borrowings under the Credit Facility are secured by all shares of the capital stock of Restaurants, whenever issued, intercompany debt of Restaurants owed to the Company and ground lease mortgages with respect to certain premises in which the land is currently leased but the building located thereon is owned by Restaurants. In addition, the Banks have exercised their right to obtain, as security, assignments of other leases and/or mortgages on real property currently owned or subsequently acquired. However, the Company has rights to finance certain of these properties and obtain a release of the collateral under certain conditions. The Credit Facility limits the amount of additional indebtedness which the Company and its subsidiaries may incur and the aggregate annual amount to be spent on capital expenditures. In addition, the Credit Facility limits, among other things, the ability of the Company and its subsidiaries to pay dividends, create liens, sell assets, engage in mergers or acquisitions and make investments in subsidiaries. Restaurants may not transfer amounts to the Company except for the payment of a management fee not to exceed $2,500,000 in each fiscal year and a dividend in an amount sufficient to pay interest on the Senior Debentures and the Debentures, in each case provided that no defaults under the Credit Facility exist either immediately before or after the transfer. Restaurants must also maintain certain financial ratios.

   At December 31, 1995, $21,400,000 was drawn on the Credit Facility and letters of credit in the amount of $10,592,790 were outstanding, resulting in a remaining available balance of $8,007,210 under the revised Agreement.

NOTES PAYABLE

   Notes payable as of December 31, 1995 consist of obligations secured by buildings, land, equipment, and cash value life insurance policies with a net book value of $7,712,000.


 FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value of the Company's Debentures, based on the quoted market price, is $48,000,000 and $39,200,000 for December 31, 1995 and December 25, 1994, respectively. The estimated fair value of the Company's Senior Debentures at December 31, 1995 is $11,400,000 and $11,570,000 for December 31, 1995 and December 25, 1994 based on the estimated borrowing rates available to the Company. The Credit Facility reprices frequently at market rates; therefore, the carrying amount of this facility is considered by management to be a reasonable estimate of its fair value at December 31, 1995 and December 25, 1994. The estimated fair value of the Company's notes payable approximates the principal amount of such notes outstanding at December 31, 1995 and December 25, 1994, which is based upon the estimated borrowing rates available to the Company.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and December 25, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 7 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                         1995          1994
                                                       ---------     ---------
                                                       (Dollars in thousands)

Insurance................................................ $14,117       $17,368
Reserve for restructuring................................   3,455         5,700
Taxes other than income taxes............................   4,590         4,451
Interest.................................................   2,331         2,407
Payroll and compensation.................................   1,992         2,878
Other....................................................   4,119         4,085
                                                         ---------     ---------
                                                          $30,604       $36,889
                                                         =========     =========

   The Company is primarily self insured for general liability and workers' compensation risks supplemented by stop loss type insurance policies. The self insurance liabilities, related to continuing operations, included in accrued insurance at December 31, 1995 and December 25, 1994 were approximately $13,560,000 and $17,022,000, respectively.

   During the fourth quarter of 1995, management received the 1995 actuarial study relating to its self insurance programs for workers' compensation and general liability. The study indicated a continued improvement in the Company's claims development which resulted in the reduction of projected ultimate losses. Accordingly, the Company reduced its accrual for workers' compensation by $3,500,000 and its accrual for general liability by $1,500,000.

   The Company's accrual for self-insurance includes management's best estimates of the liabilities associated with its self-insurance programs. Due to uncertainties inherent in the estimation process it is at least reasonably possible that the Company's estimates of these amounts will change in the near term.


NOTE 8 - INCOME TAXES

   The provision (benefit) for income taxes on continuing operations is as follows:

                                                1995          1994           1993
                                              --------      ---------      --------
                                                     (DOLLARS IN THOUSANDS)
Current:
   Federal...................................  $(5,445)     $       3       $(3,335)
   State and local...........................     (905)           ---           ---
                                              --------      ---------      --------
                                                (6,350)             3        (3,335)
                                              ========      =========      ========
Deferred:
   Federal...................................      ---             (3)       (1,611)
   State and local...........................      ---            ---          (890)
                                              --------      ---------      --------
                                                   ---             (3)       (2,501)
                                              --------      ---------      --------
                                               $(6,350)      $    ---       $(5,836)
                                              ========      =========      ========

   The provision (benefit) for income taxes on continuing operations is different from the amount that would be computed by multiplying the income
(loss) from continuing operations before provision (benefit) for income taxes by the statutory U.S. federal income tax rates for the following reasons:

                                                    1995           1994           1993
                                                 ----------     ----------      ---------
                                                     (Dollars in thousands)
Provision (benefit) at statutory rate............ $(6,181)        $(1,264)      $(14,390)
State and local income taxes, net of federal
income tax benefit...............................      ---            ---           (587)
Goodwill and other nondeductible items...........    6,442            476             435
Tax refund claims................................      ---            ---           (619)
Targeted jobs tax credit.........................    (134)          (318)           (105)
Tip credits......................................    (351)          (388)             ---
Valuation allowance..............................  (5,679)          1,454           9,502
Other............................................      447             40            (72)
                                                  --------        -------       ---------
Income tax provision (benefit) on continuing          $
operations....................................... $(6,350)        $  ---        $ (5,836)
                                                  ========        =======       =========


NOTE 8 - INCOME TAXES (CONTINUED)

   The tax effects of principal temporary differences in 1995 are shown in the following table:

                                               Assets         Liabilities         Total
                                            ------------     ------------     ------------
                                                         (Dollars in thousands)
Additional inventory costs for tax
purposes..................................     $     275         $   ---          $    275
Net operating loss and contributions
carry forward.............................           663             ---               663
Reserves and accrued expenses.............         5,737             ---             5,737
Unamortized pre-opening expenses..........            16             ---                16
Other.....................................           682            (282)              400
Valuation allowance.......................        (1,363)            ---            (1,363)
                                              ----------      ----------        ----------
   Current................................         6,010            (282)            5,728
                                              ----------      ----------        ----------
Unamortized intangible assets.............           ---          (1,230)           (1,230)
Excess tax over book depreciation and
sale leasebacks...........................           ---         (14,550)          (14,550)
Deferred compensation.....................           561             ---               561
Reserves and accrued expenses.............         4,973             ---             4,973
AMT, net operating loss and targeted jobs
tax credit carry forward..................        11,799             ---            11,799
Other.....................................           433          (4,239)           (3,806)
Valuation allowance.......................        (3,284)            ---            (3,284)
                                              ----------      ----------        ----------
   Total Noncurrent.......................        14,482         (20,019)           (5,537)
                                              ----------      ----------        ----------
      Total...............................       $20,492        $(20,301)          $   191
                                              ==========      ==========        ==========

   Other current assets include income tax refund receivable of $600,000 in 1995.

   The valuation allowance at December 31, 1995 of $4,647,000 resulted from an increase in net operating loss carryforwards in excess of deferred liabilities.


NOTE 8 - INCOME TAXES (CONTINUED)

   The tax effects of principal temporary differences in 1994 are shown in the following table:

                                                Assets        Liabilities         Total
                                              ----------     ------------     ------------
                                                         (Dollars in thousands)
Additional inventory costs for tax
purposes.................................      $     162       $      ---         $    162
Net operating loss and contributions
carry forward............................            783              ---              783
Reserves and accrued expenses............          7,563              ---            7,563
Unamortized pre-opening expenses.........            ---              (18)             (18)
Other....................................            496             (287)             209
Valuation allowance......................         (3,033)             ---          ( 3,033)
                                               ---------       ----------       ----------
   Current...............................          5,971             (305)           5,666
                                               ---------       ----------       ----------
Unamortized intangible assets............            ---           (1,138)          (1,138)
Net operating loss.......................          7,827              ---            7,827
Excess tax over book depreciation and
sale leasebacks..........................            ---          (14,250)         (14,250)
Deferred compensation....................            564              ---              564
Reserves and accrued expenses............          8,616              ---            8,616
AMT, net operating loss and targeted
jobs tax  credit carry forward...........          5,673              ---            5,673
Other....................................            434           (1,757)          (1,323)
Valuation allowance......................         (7,785)          (3,847)         (11,632)
                                               ---------       ----------       ----------
   Total Noncurrent......................         15,329          (20,992)          (5,663)
                                               ---------       ----------       ----------
      Total..............................       $ 21,300       $  (21,297)      $        3
                                               =========       ==========       ==========

   Other current assets include an income tax refund receivable of $132,000 in 1994. The valuation allowance at December 25, 1994 of $10,818,000 resulted from an increase in net operating losses in excess of deferred liabilities.


NOTE 8 - INCOME TAXES (CONTINUED)

   The tax effects of principal temporary differences in 1993 are shown in the following table:

                                               Assets         Liabilities         Total
                                            ------------     ------------     ------------
                                                         (Dollars in thousands)

Additional inventory costs for tax
purposes.................................     $     209       $      ---          $    209
Net operating loss and contributions
carryforwards............................         4,425              ---             4,425
Reserves and accrued expenses............         6,026              ---             6,026
Unamortized preopening expenses .........           ---             (275)             (275)
Other....................................           ---             (289)             (289)
Valuation allowance......................        (3,362)             ---            (3,362)
                                              ---------       ----------         ---------
   Total current.........................         7,298             (564)            6,734
                                              ---------       ----------         ---------
Unamortized intangible assets............           ---           (1,237)           (1,237)
Net operating loss.......................         3,625              ---             3,625
Investment related basis differences.....           ---           (3,847)           (3,847)
Excess tax over book depreciation and
sale-leasebacks..........................           ---          (10,450)          (10,450)
Deferred compensation and pension expense           848              ---               848
Reserves and accrued expenses............         5,402              ---             5,402
AMT and targeted jobs tax credit carry
forward..................................         4,595              ---             4,595
Other....................................           470              ---               470
Valuation allowance......................                                           (6,140)
                                                 (6,140)             ---
                                              ---------       ----------         ---------
   Total Noncurrent......................         8,800          (15,534)           (6,734)
                                              ---------       ----------         ---------
      Total..............................      $ 16,098         $(16,098)        $     ---
                                              =========       ==========         =========

   The Company increased its deferred tax asset and liability in 1993 as a result of legislation enacted during 1993 increasing the corporate tax rate from 34% to 35% commencing in 1993. The valuation allowance at December 26, 1993 of $9,502,000 resulted from a change in circumstances during 1993 surrounding the likelihood of the realization of the deferred tax assets in future years.


NOTE 8 - INCOME TAXES (CONTINUED)

   The Company has tax carryforwards at December 31, 1995 expiring as follows:

                                            Net           Targeted
                                         Operating        Jobs Tax           Tip
EXPIRATION              Contributions      Loss            Credit           Credit
                        ------------    -----------     ------------     ------------
                                           (Dollars in thousands)
1996....................  $    ---          $   ---          $   ---        $    ---
1997....................       415              ---              ---             ---
1998....................       703              ---              ---             ---
1999....................       779              ---                              ---
2003....................       ---              ---              330             ---
2004....................       ---              ---              403             ---
2005....................       ---              ---              304             ---
2006....................       ---              ---              501             ---
2007....................       ---            2,818              714             ---
2008....................                     12,131              159             ---
                               ---
2009....................                        363              489             589
2010....................       ---              ---              206             541
                         ---------       ----------       ----------       ---------
Total................... $   1,894         $ 15,312          $ 3,106         $ 1,130
                         =========       ==========       ==========       =========

   The use of these carryforwards is limited to future taxable income. Alternative minimum tax credits total $2,394,000 and may be carried forward indefinitely.


NOTE 8 - INCOME TAXES (CONTINUED)

   The provision (benefit) for income taxes during 1995 and 1993 consists of the following:

                                                 FISCAL YEAR ENDED DECEMBER 31, 1995

                                            FEDERAL           STATE &              TOTAL
                                                               LOCAL
                                           ---------         ----------          ---------
                                                       (DOLLARS IN THOUSANDS)

Continuing operations..................     $(5,445)         $    (905)          $ (6,350)

Discontinued operations:

   Gain on disposal....................        5,445                905              6,350
                                           ---------         ----------          ---------
   Net benefit.........................    $                 $                   $
                                                 ---                ---                ---
                                           =========         ==========          =========


                                                 FISCAL YEAR ENDED DECEMBER 26, 1993

                                            FEDERAL           STATE &              TOTAL
                                                              LOCAL
                                           ---------          ---------          ---------
                                                       (DOLLARS IN THOUSANDS)

                                                              ---------          ---------
Continuing operations..................     $(4,946)         $     (890)         $ (5,836)

Discontinued operations:

   Gain on disposal....................        2,717                ---              2,717
                                           ---------          ---------          ---------
   Net benefit.........................     $(2,229)          $   (890)          $ (3,119)
                                           =========          =========          =========

NOTE 9 -  LEASE COMMITMENTS

   The Company leases certain of its restaurant locations under long-term lease arrangements. Lease terms generally range from 10 to 25 years and normally contain renewal options ranging from 5 to 15 years, but do not contain purchase options. The Company is generally obligated for the cost of property taxes and insurance.

 Some of these leases contain contingent rental clauses based on a percentage of revenue. The building portions of such leases are capitalized and the land portions are accounted for as operating leases. Contingent rentals on capital leases were $310,000, $389,000, and $526,000 during 1995, 1994 and 1993, respectively.

   Rent expense under operating leases included in continuing operations is as follows:

                                      1995             1994             1993
                                   -----------      -----------     ------------
                                               (Dollars in thousands)

Land and buildings:

   Minimum......................    $   5,441       $    4,918       $    5,184

   Contingent...................          665              686              714
                                    ---------       ----------       ----------
                                        6,106            5,604            5,898
Equipment leases................        2,417            2,386            2,124
                                    ---------       ----------       ----------
                                    $   8,523       $    7,990       $    8,022
                                    =========       ==========       ==========

NOTE 9 -  LEASE COMMITMENTS (CONTINUED)

   A summary of future minimum lease payments under capital leases, non-cancelable operating leases, and leases reserved for in the allowance for restructuring recorded in the fourth quarter of 1993 with remaining terms in excess of one year at December 31, 1995 follows:

                                        CAPITAL        OPERATING       RESERVED
                                        LEASES          LEASES          LEASES
                                       ---------      -----------      ---------
                                                (DOLLARS IN THOUSANDS)

   1996............................      $2,881           $7,760         $1,090
   1997............................       2,738            7,546          1,084
   1998............................       2,574            6,989            941
   1999............................       2,348            5,963            931
   2000............................       2,135            4,679            859
   Thereafter......................      14,537               27          4,109
                                       --------        ---------        -------
                                         27,213           32,964          9,014
   Less interest...................      11,615              ---            ---
                                       --------        ---------        -------
                                        $15,598         $ 32,964        $ 9,014
                                       ========        =========        =======

   Future minimum lease payments on operating leases in continuing operations have been reduced for sublease rental income of approximately $389,000 to be received in the future under non-cancelable subleases.

NOTE 10 - COMMITMENTS  AND  CONTINGENCIES

    Several of the Company's reserved area agreements include expansion schedules requiring the Company to develop a minimum number of Shoney's restaurants in the reserved areas over a defined period of time. Pursuant to these agreements, the Company is required to open a minimum of 36 Shoney's restaurants through October 6, 2004. In 1991, the Company entered into an agreement with Shoney's, Inc. to develop 38 new Captain D's restaurants over 20 years, at the approximate rate of two per year. The Company has constructed eight restaurants with respect to this agreement. Due to the pending Shoney's, Inc. Sale Transaction, the Company is not pursuing the building of such units in 1996. Management is of the opinion that if the transaction is not completed, the Company will be able to modify the agreement with no material adverse effect on the operating result or financial position of the Company.


NOTE 11 - LITIGATION

MAXCELL TELECOM PLUS, INC. ET AL., V. MCCAW CELLULAR COMMUNICATIONS, INC. ET AL.

   On November 1, 1993, the Company and its wholly-owned subsidiary, Maxcell, filed a complaint against McCaw Cellular Communications, Inc. ("McCaw"), Charisma Communications Corp. ("Charisma") and various related parties, related to McCaw's failure to disclose the existence of a side agreement between McCaw and Charisma to share in the net profits from the resale of certain cellular properties which were sold by the Company to McCaw. The Company sought recision of the sales contract and damages based upon the defendant's alleged fraudulent misrepresentation, breach of fiduciary duty, conspiracies and tortious interference with contracts. On November 2, 1995, the Company and Maxcell entered into a settlement agreement with AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.) relating to this lawsuit (the "Maxcell Settlement"). The Maxcell Settlement, which was approved by the court in December 1995, provides for a total payment to Maxcell of $30.0 million which was received subsequent to year end. The financial statements include a gain of $10.1 million net of income taxes at December 31, 1995 after recording contingency fees and expenses of approximately $13.5 million related to the Maxcell Settlement. The expenses include $1.8 million payable under certain agreements with two former employees.

READING COMPANY AND JAMES J. COTTER V. TPI ENTERPRISES, INC.

   On March 7, 1995, a civil action captioned Reading Company and James J. Cotter v. TPI Enterprises, Inc., 95 Civ. 1579 was filed in the United States District Court for the Southern District of New York. The plaintiffs allege inter alia breach of contract and seek damages of $1.25 million plus interest, punitive damages and attorney's fees in connection with the sale to a subsidiary of American Multi-Cinema, Inc. of Entertainment's, interest in Exhibition Enterprises Partnership (the "Partnership") in April 1991. The Company's attorneys are unable at this time to state the likelihood of an unfavorable outcome. Management does not believe that the ultimate outcome will have a material adverse effect on the operating results or financial position of the Company.

PORPOISE ASSET MANAGEMENT AND LAWRENCE CAPITAL MANAGEMENT, INC. V. J. GARY SHARP, ET AL.; BROCK WEINER V. TPI ENTERPRISES, INC., ET AL. AND CRANDON CAPITAL PARTNERS, ET AL. V. TPI ENTERPRISES, INC., ET AL.

   During 1995, three shareholder suits were filed against the Company and its Board of Directors. The plaintiffs allege, among other things, that the Company's shareholders will receive inadequate consideration in the proposed Shoney's, Inc. Sale Transaction, that the proposed transaction is the result of unfair dealing and economic coercion and that the Directors have breached their fiduciary duties to the Company's shareholders to maximize shareholder value. The plaintiffs seek class action status and to enjoin the proposed transaction and recover damages. The Company announced on March 18, 1996 that it had signed a letter of understanding dated March 15, 1996 for the settlement of these three lawsuits. This letter of understanding followed the execution on March 15, 1996 of the Agreement. The settlement would entail the consolidation and settlement of the three lawsuits and is subject to several conditions, including confirmatory discovery, court approval of the settlement and the closing of the Shoney's, Inc. Sale Transaction. The Company has recorded a liability at December 31, 1995 for $250,000 as agreed to in the settlement.

TPI RESTAURANTS, INC. V. MARLIN SERVICES, INC., MARLIN ELECTRIC, INC., D/B/A/ MARLIN SERVICES AND THE AETNA CASUALTY AND SURETY COMPANY AND MARLIN ELECTRIC, INC. V. TPI RESTAURANTS, INC. AND RELATED MATTERS

   On March 7, 1996, the Company filed a civil action; captioned TPI Restaurants, Inc. v. Marlin Services, Inc., Marlin Electric, Inc., d/b/a/ Marlin Services, Inc. ("Marlin") and The Aetna Casualty and Surety Company. The Company contends among other things that Marlin breached the terms of a maintenance service agreement that Restaurants had entered into with Marlin by failing to perform timely maintenance as required by the agreement, overcharging for parts and materials, improperly billing for labor, improperly charging for overhead, etc. On March 7, 1996, Marlin filed a separate action in the U.S. District Court of Virginia against Restaurants alleging among other things that Restaurants breached its contract with Marlin by failing to pay amounts owed under the contract. Marlin claims damages in excess of $2,200,000 through March, 1996. The Company's attorneys are unable at this time to state the likelihood of a favorable or unfavorable outcome in these actions.

   Subsequent to the end of the year, the Company has been contacted by a number of subcontractors employed by Marlin. These subcontractors have indicated that they have not been paid, for certain services performed and that they are entitled to mechanic's and/or materialman's liens on the Company's restaurants. The Company is unable at the present time to determine what liability, if any, exists to these and other subcontractors. Management does not believe that the ultimate outcome will be a material adverse effect on the operating results or financial position of the Company.

OTHER

   The Company and its subsidiaries are defendants in various other lawsuits arising in the ordinary course of business. While the result of any litigation contains an element of uncertainty, it is the opinion of the management of the Company that the outcome of such litigation will not have a material adverse effect on the operating results or financial position of the Company.

NOTE 12 - SHAREHOLDER'S  EQUITY

STOCK OPTION PLANS

   Officers and other key employees have been granted options to purchase common shares under nonqualified stock option plans adopted in 1982, 1983, 1984 and 1992. In addition, 165,000 shares of the Company's common stock are reserved under the 1992 stock option plan for non-employee directors. At December 31, 1995, an aggregate of 3,127,360 common shares were reserved under these plans. The number of shares available for future grants was 850,000 at December 31, 1995. Options are generally granted at the market price on the date of grant and generally become exercisable in 20% increments over a five-year period and expire ten years from the date of grant. At December 31, 1995, options were exercisable to purchase 1,555,710 shares at prices ranging from $5.00 to $10.88.

 The Company's stock option transactions are summarized as follows:

                                                NUMBER OF            EXERCISE
                                                 OPTIONS              PRICE
                                                                    PER OPTION
                                                ----------         ------------
Outstanding at December 31, 1992...............  2,542,750       $5.00 - $8.38
   Granted.....................................     57,500       $9.38 - $10.88
   Exercised...................................  (426,140)       $5.00 - $8.38
   Canceled or lapsed..........................   (29,850)       $6.25 - $8.38
                                                ----------
Outstanding at December 26, 1993...............  2,144,260       $5.00 - $10.88
   Granted.....................................    117,500       $9.18 - $9.75
   Exercised...................................    (6,650)       $6.25 - $7.00
   Canceled or lapsed..........................   (17,750)       $6.25 - $8.38
                                                ----------
Outstanding at December 25, 1994...............  2,237,360       $5.00 - $10.88
   Granted.....................................     52,500               -----
   Exercised...................................      -----               -----
   Canceled or lapsed..........................  (215,550)       $5.75 - $8.38
                                                ----------
Outstanding at December 31, 1995...............  2,074,310       $5.00 - $10.88
                                                ==========

   The Company has warrants outstanding at December 31, 1995 to purchase 1,000,000 shares of the Company's common stock at $11.00 per share.


NOTE 12 - SHAREHOLDER'S  EQUITY (CONTINUED)

EMPLOYEE STOCK PURCHASE PLAN

   On August 16, 1989, the Company adopted the 1989 Employee Stock Purchase Plan (the "Employee Plan") pursuant to which up to 500,000 shares of the Company's common stock may be purchased at 85% of the fair market value of the shares of the Company's common stock on the first or last business day of each of thirteen purchase periods. The Employee Plan was terminated on April 16, 1995. On December 16, 1994, the Company and certain subsidiaries adopted the 1995 Employee Stock Purchase Plan (the "1995 Employee Plan") pursuant to which 1,000,000 shares of the Company's common stock may be purchased at 85% of the fair market value of the Company's common stock on the first or last business day of each of thirteen purchase periods. The 1995 Employee Plan is open to all active adult employees of the Company and Restaurants who have been employed for at least six months, customarily work more than 20 hours per week and more than five months per year, and are not directors or 5% shareholders of the Company or any subsidiary, as defined in the Employee Plan. Employees can designate up to 10% of their compensation for the purchase of shares, which is consistent with the prior plan. During 1995, 1994, and 1993, 82,239, 90,932, and 73,419 shares, respectively, were issued under the Employee Plan at prices ranging from $2.92 to $4.57 per share in 1995, $3.77 to $8.29 per share in 1994 and $6.91 to $9.14 per share in 1993. Aggregate purchases were approximately $305,000, $532,000, and $582,000, in 1995, 1994 and 1993,
respectively.

NOTE 13 - EMPLOYMENT AGREEMENTS, DEFERRED COMPENSATION AND RETIREMENT PLAN EMPLOYMENT AGREEMENTS

   The Company has agreements with two executive officers which expire in 1996 and 1999. The aggregate minimum commitment for future salaries under these agreements is approximately $1,314,000. The Company is also required to pay incentive bonuses equal to an aggregate of 4.2% of the annual increase in operating income over the prior year and $44,000 for each percentage point increase, or portion thereof, in the Company's same store sales. Additionally, two key employees of Restaurants are covered by agreements, one of which expires in 1997 and one contains a self-renewing term of three years. The aggregate minimum commitment for future salaries under Restaurants' agreements is $865,000. Additional bonuses are at the discretion of the Board of Directors. All of the above agreements provide severance benefits in the event of a change of control or an involuntary termination of the officer or key employee. The maximum contingent liability related to these severance benefits at December 31, 1995 is $2,200,000.

   At December 31, 1995, the Company also has various employment agreements with another executive which stipulates that the Company will pay the executive upon a favorable outcome of the courts, 1% of the gross proceeds relating to the McCaw lawsuit. The Company has recorded a provision of $300,000 for the settlement of this obligation. (See Note 11). The payment of this amount releases the Company from further obligations under the executive's employment contracts except for his 1984 Termination Agreement which stipulates that he is to receive three (3) years' salary at his present rate in the event of a change in control of the Company. The aggregate maximum commitment for future salaries under this agreement is $675,000. Subsequent to the end of the year, the executive resigned and the Company entered into a settlement agreement with him for $250,000. Under the terms of the Agreement, the payment of this amount releases the Company from any obligations under his 1984 agreement.

   In addition, the 1994 results of operations include a provision of $1,600,000 resulting from the retirement of the Company's then Chairman of the Board, effective January 31, 1995. The provision includes all amounts due under his current employment contracts. The agreement also stipulates that the Company will pay the former Chairman of the Board, upon a favorable outcome of the courts, 5% of the gross proceeds relating to the McCaw lawsuit. (See Note
11). The Company has provided $1,500,000 in 1995 to pay this obligation.

   The Company is also committed to certain individuals to pay them one year's salary in the event that they are terminated without cause within two years of their move to Florida in connection with the Company's relocation of its corporate offices during 1995. The aggregate maximum commitment for future salaries under this agreement is approximately $1,000,000.

DEFERRED COMPENSATION AGREEMENTS

   Deferred compensation of $1,596,000 and $1,619,000 included in other liabilities at December 31, 1995 and December 25, 1994, respectively, relates to agreements with two former officers of Restaurants. Due to interest rate fluctuations occurring at the measurement date, the Company recorded a $179,000 charge to operations and a $562,000 increase in operations during the fourth quarter of 1995 and 1994, respectively.

401 (K) RETIREMENT PLAN

   The Company has established the TPI Enterprises, Inc. (401 (k) Retirement Savings Plan (the "Plan") effective January 1, 1995. The Plan is a deferred contribution plan which is administered by NationsBank and participates in the NationsBank Defined contribution Master Plan. Employees become eligible to participate after 1,000 hours of service. The Company is required to match employee contributions at 25%, up to a maximum of 6% of a participant's eligible salary. The Company's contribution to the Plan is in the form of shares of the Company's common stock. The Company made contributions to the Plan aggregating $181,000 during 1995.

RETIREMENT PLAN

   In December 1993, the Board of Directors authorized the termination of the Company's non-qualified retirement plan for certain senior executives. Prior to December 31, 1992, the plan had four participants selected by the Board of Directors to participate in the plan. Three participants became eligible during 1992 to begin receiving retirement benefits under the early retirement provisions of the plan. In February 1993, one of these participants informed the Company of his intentions to retire prior to the end of 1993. The Company paid a lump sum benefit payment to this officer of $1,850,000 during March 1993. Operations was charged $1,148,000 for the year ended December 31, 1992 in connection with this curtailment. Upon termination of the plan, the Company made total lump sum benefit payments of $4,225,000 to the three remaining participants in the plan. These payments were determined through negotiations with the participants and were less than the aggregate actuarial present value of the retirement benefits otherwise payable under the plan. This termination resulted in a charge to operations of $1,220,000 during the year ended December 26, 1993.

   Net periodic pension cost for the fiscal year ended December 26, 1993 consists of the following:

                                                        1993
                                                    ------------
                                                     (Dollars in
                                                      thousands)

Service cost - benefits earned during the period......   $  254
Interest cost on projected benefit obligations........      335
Amortization of unrecognized prior service costs......      195
Effect of curtailment and settlements.................    1,220
                                                       --------
Net periodic pension costs............................  $ 2,004
                                                       ========
Assumed rates of increase in compensation levels......     6.0%
                                                       ========
Assumed discount rate.................................     6.0%
                                                       ========


NOTE 14 - DISCONTINUED OPERATIONS

   Discontinued operations for 1995 include a gain of $10,113,000, net of income taxes of $6,350,000 relating to the Maxcell Settlement. (See Note 11).

   On May 28, 1993 the Company, through its wholly owned subsidiary, Entertainment, completed the sale of its 50% interest in the Partnership, a partnership with Cinema Enterprises, Inc., a wholly-owned subsidiary of AMC for $17,500,000. As a result of this transaction, the Company recognized a gain of $5,272,000, net of income taxes of $2,717,000 in the year ended December 26, 1993.

 NOTE 15 - RELATED PARTY TRANSACTIONS

   On July 21, 1993, the Company, through a wholly-owned subsidiary, acquired the stock of a company which operated three Shoney's restaurants, including one owned and two leased locations.

Included in the acquisition were the exclusive rights to operate Shoney's restaurants in the surrounding northern Palm Beach County, Florida area. The purchase price of $3,860,000 included the issuance of 94,300 shares of the Company's common stock at $9.49 per share, the weighted average price for the prior twenty days. In conjunction with this transaction, the Company purchased the land and building at one of the leased restaurant locations for $1,240,000. The President and Chief Executive Officer of the Company was a 20% shareholder of the acquired company and had a 50% interest in the land and building the Company purchased. The Company engaged the services of an independent appraisal company to review the fairness of the transaction.

   On January 19, 1993, Restaurants purchased an airplane from a corporation owned by the President and Chief Executive Officer of the Company for $650,000.


NOTE 16 - QUARTERLY  FINANCIAL  INFORMATION (UNAUDITED)

   Restaurants' fiscal year is comprised of fifty-two or fifty-three weeks divided into four quarters of sixteen, twelve, twelve, twelve or thirteen weeks, respectively. 1995 was a fifty-three week year and 1994 had fifty-two weeks. During the third quarter of 1995, the Company reduced by $3,049,000 its restructure reserve (Note 3). In the fourth quarter, the Company recorded a $17,000,000 allowance for asset valuation (Note 2), $10,113,000 gain, net of income taxes, from a litigation settlement (Note 11), $5,000,000 reduction of insurance reserves (Note 7) and a $2,880,000 reduction of restructure reserves (Note 3). During the fourth quarter of 1994, the Company recorded $1,600,000 related to the retirement of the Company's Chairman (Note 13), $600,000 for adjustment to the Company's deferred compensation obligation (Note 13), and a $1,000,000 reduction to the Company's restructure reserve (Note 3).

                                FIRST          SECOND           THIRD           FOURTH
                               QUARTER         QUARTER         QUARTER          QUARTER
                             ----------       ---------       ---------        --------
                                   (Dollars in thousands, except per share data)

QUARTER ENDED - 1995
- ------------------
Net sales................       $ 83,744       $ 67,241       $  65,492        $  67,101
Gross profit.............          8,362          7,040           3,884            7,572
Net income (loss) from
continuing operations....         (1,505)          (759)           (947)          (8,098)

Net income (loss)........         (1,505)          (759)           (947)           2,015
Primary earnings per
share:

   Continuing operations.          (0.07)         (0.04)          (0.05)            (.39)
   Net income (loss).....          (0.07)         (0.04)          (0.05)             .10

QUARTER ENDED - 1994
- ------------------

Net sales, restated......         88,423         69,529          68,086           61,346
Gross profit.............         10,714          8,474           6,589            4,267
Net income (loss) from
continuing operations....            847            336          (1,246)          (3,654)

Net income (loss)........            847            336          (1,246)          (3,654)
Primary earnings per
share:

   Continuing operations.           0.04           0.02           (0.06)           (0.18)
   Net income (loss).....           0.04           0.02           (0.06)           (0.18)

   Gross profit equals revenues less food, supplies and uniforms, restaurant labor and benefits, restaurant depreciation and amortization and other restaurant operating expenses. Net income (loss) per share is computed separately for each period and, therefore, the sum of such quarterly per share amounts may differ from the total for the year. The effect of convertible debentures and stock options on the fully-diluted earnings per share computation for all 1995 and 1994 were either antidilutive or did not result in a material dilution of earnings per share and, therefore, primary and fully-diluted earnings per share are equivalent.


ITEM 9 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   There have been no changes in, or disagreements with, accountants during 1995.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

DIRECTORS

      The name, age, principal occupation for the last five years, selected biographical information, and period of previous service as a director of the Company with respect to each such nominee for director is set forth below. The principal occupations listed refer to positions with the Company unless otherwise indicated.

         NAME                AGE      POSITIONS AND OFFICES       DIRECTOR
                                       PRESENTLY HELD WITH          SINCE
                                           THE COMPANY

J. Gary Sharp(1)             49   President, Chief Executive       1992
                                  Officer and Director
Frederick W. Burford(1)      45   Executive Vice President,        1993
                                  Chief Financial Officer,
                                  Secretary and Director
Paul James Siu(1)            61   Director                         1986
Edwin B. Spievack(1)         63   Director                         1986
Osvaldo Cisneros(1)          55   Director                         1992
Thomas M. Taylor(1)          53   Director                         1993
John L. Marion, Jr.(1)       34   Director                         1993
Douglas K. Bratton(1)        37   Director                         1993
Lawrence F. Levy(1)          52   Director                         1993

- ---------------

1 Pursuant to an agreement dated March 19, 1993, by and among the Company, The Airlie Group L.P., The Bass Management Trust, Sid R. Bass Management Trust, Lee M. Bass and TPI Investors, L.P., (collectively, the "Purchasers") the Company agreed (i) to increase the size of the Board and appoint Thomas M. Taylor, John L. Marion, Jr. and Douglas K. Bratton as Directors and (ii) to seek the resignation or removal of such other then existing directors so that the Company's Board would consist of (a) Messrs. Taylor, Marion and Bratton, (b) Messrs. Cohen, Sharp, Burford and Cisneros (collectively, the "Current Enterprises Directors"), (c) two of the independent directors then serving on the Board as chosen by mutual agreement of the Current Enterprises Directors and the Purchasers (Messrs. Siu and Spievack), and (d) a new independent Director as recommended by the Purchasers, and mutually agreed to by the Current Enterprises Directors and the Purchasers (Mr. Levy). Mr. Cohen resigned from his position of Chairman of the Board and Director of the Company effective January 31, 1995.

      J. Gary Sharp joined the Company in September 1989 when he was elected President and Chief Operating Officer of Restaurants. In March 1993, Mr. Sharp was elected President and Chief Executive Officer of the Company.

      Frederick W. Burford joined the Company in November 1991 when he was appointed Vice President, Chief Financial Officer and Treasurer of Restaurants. In March 1993, Mr. Burford was elected Executive Vice President and
Chief Financial Officer of the Company. In March 1995, Mr. Burford was appointed Secretary of both the Company and Restaurants. From March 1990 through January 1991 Mr. Burford was Vice President and Controller of The Promus Companies, Incorporated ("Promus") and, from February 1991 through October 1991, he was Vice President, Treasurer and Controller of Promus.

      Paul James Siu, who was elected a director of the Company in September 1986, currently serves as principal of Paul Siu & Company, a business consulting concern.

      Edwin B. Spievack, who was elected a director of the Company in September 1986, served from 1982 through April 1995 as President of the North American Telecommunications Association, an industry trade association. Since
January 8, 1996, Mr. Spievack has served as Vice President of Business Development of Source Inc. Mr. Spievack also serves as President of EBSco, Limited, a business consulting concern, and retains his active status as an attorney. Mr. Spievack is also a director of Communications World Inter-national, Inc.

      Osvaldo Cisneros, who was elected a director of the Company in 1992, has been President of Ocaat, CA, a holding company that operates numerous Pepsi-Cola plants in Venezuela, since 1984; President of Telefonia Celular, a cellular telephone company, since 1991; President of Produvisa, a glass company, since 1987; President of Refractarios del Caroni, a brick company, since 1980; and President of Central Portuguesa, a sugar mill, since 1985.

      Thomas M. Taylor, who was elected director of the Company on March 19, 1993, has been President of Thomas M. Taylor & Co., an investment entity, since May 1985; and President of TMT-FW, Inc., a corporation that serves as one of two general partners of the general partner of The Airlie Group L.P. a diversified investment firm, since October 1989. Mr. Taylor is also Chairman of the Board of Directors of La Quinta Inns, Inc. and a director of John Wiley & Sons, Inc.

      John L. Marion, Jr., who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and The Airlie
Group L.P. since 1990.

      Douglas K. Bratton, who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and a partner of The Airlie Group L.P. since 1989.

      Lawrence F. Levy, who was elected director of the Company on April 14, 1993, is the Chairman of the Boards of The Levy Organization and Levy Restaurants. Levy Restaurants is a food service company that operates restaurants and concession facilities and The Levy Organization is involved in a variety of businesses including, but not limited to, the ownership, management, leasing and development of commercial real estate. Mr. Levy is also a director of Chicago Title and Trust Company.

      Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of shares of the Company's Common Stock and other equity securities of the Company. Executive officers, directors and beneficial owners of greater than 10% of the Company's Common Stock are required by Commission regulation to furnish Enterprises with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to Enterprises and written representations from certain reporting persons that no other reports on forms were required for such persons, during the fiscal year ended December 31, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS

      Information required regarding executive officers is included in the Form 10-K Part I Item 4 entitled Executive Officers of the Registrant.

ITEM 11. EXECUTIVE COMPENSATION.

COMPENSATION OF DIRECTORS

      Non-employee directors who beneficially own 5% or more of the shares of the Company's Common Stock are compensated for their services as directors of the Company at a rate of $10,000 per annum, and non-employee directors who beneficially own less than 5% of the shares of the Company's Common Stock are compensated at a rate of $25,000 per annum. Pursuant to this arrangement during the fiscal year ended December 31, 1995, Messrs. Cisneros, Taylor, Marion and Bratton were compensated for their services as directors of the Company at the rate of $10,000 per annum and Messrs. Siu, Spievack and Levy received $25,000 per annum for their services as directors of the Company. Pursuant to agreements between The Airlie Group L.P. and each of Messrs. Taylor, Marion and Bratton, each of such directors pays the fees he receives for his services as a director of the Company over to The Airlie Group L.P.

      Under the terms of the Company's 1992 Non-Employee Stock Option
Directors Plan (the "Non-Employee Directors Plan"), each non-employee director is granted an option to purchase 2,500 shares of the Company's Common Stock on the first business day of each February and August, provided the director is serving on the Company's Board on the date of the grant. Grants under the Non-Employee Directors Plan generally vest in 20% increments each year following the date of grant. Grants made to non-employee directors on the date the plan was adopted, vested as to each such director as if the grant had been made when he was elected to the Company's Board. Pursuant to the Non-Employee Directors Plan, Messrs. Cisneros, Siu, Spievack, Taylor, Marion, Bratton and Levy were each granted an option to purchase 2,500 shares of the Company's Common Stock on February 1, 1995 and on August 1, 1995. Each new non-employee director is granted an option to purchase 10,000 shares of the Company's
Common Stock at the time such director is elected to the Board.

      Messrs. Spievack, Cisneros and Siu are members of the Special Committee which was established on September 12, 1995 by the Company's Board to determine the advisability of a possible transaction with Shoney's, Inc. Members of the Special Committee each receive a fee of $2,000, plus out-of-pocket expenses for each in-person meeting of the Special Committee attended by such member and for each day from and after September 12, 1995 (other than a day during which an in-person meeting of the Special Committee occurs) during which such member devotes a substantial portion of the day to Special
Committee affairs. Mr. Spievack received $57,180, Mr. Cisneros received $0 and Mr. Siu received $36,000 as compensation for their services rendered in 1995 with respect to the Special Committee.

      No other director receives compensation for his services as such.

EXECUTIVE COMPENSATION

      The Summary Compensation Table set forth below shows the compensation for the past three years of each of the Company's most highly compensated executive officers (the "Named Executive Officers").


                               SUMMARY COMPENSATION TABLE

                              Annual Compensation           Long-Term Compensation

                                                             Other
                                                            Annual
Name and Principal                                         Compensa-     Awards    Other Compen
 Position              Year      Salary ($)   Bonus ($)    tion ($)   Options (#)   sation ($)
- ------------------     ----      ----------   ---------    --------   -----------  -------------
J. Gary Sharp          1995          319,065            0                        0             0
    President and      1994          303,594            0              100,000 (1)             0
    Chief              1993          289,402            0                        0     33,357(2)
    Executive Officer

Frederick E. Burford   1995          234,084       30,000               30,000 (1)     24,171(3)
    Executive Vice     1994          197,953       30,000      50,774            0     55,206(4)
    President, Chief   1993          182,438    36,255(5)                        0             0
    Financial Officer
    and Secretary

Robert Kennedy         1995          227,326            0                        0    300,000(6)
    Executive Vice     1994          226,939            0                        0             0
    President          1993          313,600            0                        0    700,000(8)
    and Secretary(7)

Haney A. Long, Jr.     1995          253,211      124,284                        0      6,405(9)
    Vice President of  1994          217,440      142,977      84,684            0   105,388(10)
    Procurement and    1993          202,325      143,954                        0             0
    Distribution

            (1) Options with respect to the 100,000 and 30,000 shares of the Company's Common Stock for Mr. Sharp and Mr. Burford, respectively, become exercisable in 10% increments tied to increases in the trading prices of the Company's Common Stock. The options do not begin to vest until the market price of the Company's Common Stock exceeds $18 per share for 20 consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for 20 consecutive trading days.

            (2) Represents $33,357 in moving expenses paid to Mr. Sharp in 1993.

            (3) Represents $24,171 in moving expenses paid to Mr. Burford in 1995.

            (4) Represents $55,206 in moving expenses paid to Mr. Burford in 1994.

            (5) Includes a $30,000 bonus and reflects the fair market value of 500 shares of the Company's Common Stock awarded to Mr. Burford at the time of the award.

            (6) Represents $300,000 paid to Mr. Kennedy in March 1996, pursuant to the terms of an agreement relating to the Maxcell Lawsuit. See "- Employment Contracts, Termination of Employment and Change in Control Arrangements."

            (7) Mr. Kennedy retired as Executive Vice President and Secretary of Enterprises effective March 17, 1996.

            (8) Represents a lump sum payment of $700,000 made to Mr. Kennedy upon termination of the Company's retirement plan in connection with an employment agreement with Mr. Kennedy, which provided for a reduction in compensation for future services, and in satisfaction of the Company's obligations under the retirement plan.

            (9) Represents $6,405 in moving expenses paid to Mr. Long in 1995.

            (10) Represents $105,388 in moving expenses paid to Mr. Long in 1994.


EMPLOYEE OPTION/SAR GRANTS

      The Company has in effect stock option plans pursuant to which options to purchase shares of the Company's Common Stock and stock appreciation rights ("SARs") (rights, granted in tandem with an option to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of exercise of the option) are granted to officers and other key employees of the Company and its subsidiaries.

      The following table shows stock options granted to the Named Executive Officers in 1995. Of the stock options shown in the Summary Compensation Table above, none of the options were options with tandem SARs. No free-standing SARs have been granted under the Company's stock option plans.

                               Individual Grants
                -- ------------------------------------------------------
                                                                                 Potential
                    Number of        Percent of                                 Realizable
                    Securities         Total        Exercise                  Value of Asumed
                    Underlying     Options/SAR's    of Base                   Annual Rtes of
                   Option/SAR's      granted to      Price     Expiration       Stock Price
 Name                granted        Employees in     ($/SH)       Date       Appreciation for
                                    Fiscal Year                                 Option Term
                -- ------------    --------------   --------   ----------   -------------------
                                                                            5% ($)      10% ($)

J. Gary Sharp           0                --            --          --               ---
                                                                                    ---
Frederick W.        30,000(1)           100%         $3.875     12/31/98    0               0
Burford
Robert A.               0                --            --          --               ---
Kennedy                                                                             ---
Haney A. Long, Jr       0                --            --          --               ---
                                                                                    ---
                                                                                    ---

- -------------

(1) The options do not become exercisable until the market price of the Company's Common Stock exceeds $18 per share for twenty consecutive trading days, at which time 10% will become exercisable. The options then become exercisable in 10% increments each time the stock price increases by $1 and retains such increase for 20 consecutive trading days.

EMPLOYEE OPTION/SAR EXERCISES OF THE COMPANY'S COMMON STOCK AND
YEAR-END VALUE TABLE

    The following table shows employee stock option exercises for the shares of the Company's Common Stock by Named Executive Officers during 1995. The table shows the number of shares covered by both exercisable and non-exercisable employee stock options as of December 31, 1995, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any outstanding stock option and the price of the Company's Common Stock as of December 31, 1995.

AGGREGATED EMPLOYEE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                       YEAR END OPTION/SAR VALUES

                                                                        Value of
                                             Number of Securities     Unexercised
                      Shares                Underlying Unexercised    In-the-Money
                     Acquired      Value       Options/SAR's at     Options/SAR's at
                        on       Realized        Fiscal Year        Fiscal Year End
       Name          Exercise       ($)            End (#)                ($)
       ----          --------      -----        Exercisable/          Exercisable/
                                                Unexercisable        Unexercisable
                                               ---------------      ---------------

J. Gary Sharp            0           0      142,900/150,000               0/0
Frederick W.             0           0      132,000/58,000                0/0
Burford
Robert A. Kennedy        0           0       55,000/0                     0/0
Haney A. Long, Jr.       0           0       87,160/20,000                0/0


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

    J. Gary Sharp is employed by the Company under an employment agreement dated as of January 13, 1994 which expires January 13, 1999 at a current minimum base salary of $335,018 per annum. Pursuant to the terms of the employment agreement, Mr. Sharp is entitled to an annual salary increase of no less than 5% of the immediately preceding year's base salary. Pursuant to the terms of the employment agreement, Mr. Sharp is entitled to receive an annual bonus in an amount equal to 2.7% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year, plus an additional $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. As a result of the Company's financial performance in 1995, Mr. Sharp received no annual bonus for 1995.

    In addition, Mr. Sharp's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's Common Stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Sharp did not receive a stock option grant at the end of 1995.

    The employment agreement provides that in the event that Mr. Sharp's employment with the Company is terminated without cause or Mr. Sharp terminates his employment after a material breach of the employment agreement by the Company that is not remedied, the Company will pay Mr. Sharp his full base salary at the rate then in effect until January 13, 1999.

    Frederick W. Burford is employed by the Company under an employment agreement dated as of January 1, 1995 which expires on December 31, 1996 at a current minimum base salary of $245,788 per annum. Pursuant to the terms of the employment agreement, Mr. Burford is entitled to a 5% increase in annual base salary for each year during the term of the agreement. Pursuant to the employment agreement, Mr. Burford is also entitled to receive an annual bonus of the amount equal to 1.5% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year plus an additional $16,000 for each percentage point increase in the Company's same store nominal sales. As a result of the Company's performance in 1995, Mr. Burford received no annual bonus for 1995 pursuant to the formula described above.

    Pursuant to the employment agreement, Mr. Burford was granted 30,000 stock options expiring December 31, 1998 with an exercise price of $3.875, the closing market price of the Company's Common Stock on December 30, 1994, the business day preceding the date of his employment agreement. The options do not begin to vest until the market price of the Company's Common Stock exceeds $18 per share for 20 consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1, and retains such increase for 20 consecutive trading days.

    In addition, Mr. Burford's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's Common Stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Burford did not receive a stock option grant at the end of 1995.

    In the event that the employment agreement is terminated by the Company without cause or by Mr. Burford for good reason (as defined in the agreement) he shall be paid, as severance, one year's salary based on the compensation in effect on the date of termination and his bonus accrued through the date of termination.

    Pursuant to the relocation policy adopted by the Company in connection with the Company's relocation of its offices to Florida, Mr. Burford will also receive one year's compensation if his employment is terminated without cause if termination occurs within two years following relocation.

    Mr. Kennedy's employment agreement with the Company expired on January 1, 1995. On February 20, 1995, Mr. Robert A. Kennedy entered into an agreement with the Company clarifying and replacing a certain provision of his employment agreement which survived the expiration of such employment agreement. Pursuant to the terms of the new agreement, the Company and Maxcell Telecom Plus, Inc. ("Maxcell") agreed to pay to Mr. Kennedy 1% of the gross proceeds received by Maxcell or the Company in settlement of the action brought by Maxcell against McCaw Cellular Communications, Inc., Charisma Communications Corp. and various related parties (the "Maxcell Lawsuit") or 0.5% of the gross proceeds received upon a final, non-appealable judgment in the Maxcell Lawsuit. Pursuant to the terms of this agreement, Mr. Kennedy was paid $300,000 in March 1996 in connection with the settlement of the Maxcell Lawsuit (the "Maxcell Settlement").

    Pursuant to a Letter Agreement dated March 19, 1996 between Mr. Kennedy and the Company (the "Letter Agreement"), Mr. Kennedy resigned from his positions of Executive Vice President and Secretary of the Company effective March 17, 1996. In connection therewith, Mr. Kennedy received a lump-sum payment of $250,000 which was deemed to satisfy all payment obligations the Company may have had to Mr. Kennedy under all agreements between Mr. Kennedy and the Company. The Letter Agreement also provided for general releases by the Company and Mr. Kennedy.

    Mr. Haney A. Long's employment agreement with the Company expired on January 1, 1996. His current base salary is $265,872 per annum. Pursuant to the terms of the employment agreement, Mr. Long was entitled to receive
(i) a bonus payable at the end of the first quarter of each year in an amount equal to 12.5% of his base salary, (ii) a bonus payable at the end of the second quarter of each year in an amount equal to 12.5% of his base salary, and (iii) a bonus payable at the end of the year in an amount no less than 25% of the gross salary and bonus earned by Mr. Long during the year.
Mr. Long received bonus payments of an aggregate of $124,284 during the fiscal year ended December 31, 1995. Pursuant to the relocation policy adopted by the Company in connection with the Company's relocation of its offices to Florida, Mr. Long will also receive one year's compensation if his employment is terminated without cause if termination occurs within two years following relocation.

    The Company's 1983 Stock Option Plan (the "1983 Plan"), 1984 Stock Option Plan (the "1984 Plan"), 1992 Stock Option and Incentive Plan and Non-Employee Directors Plan (each, an "Option Plan," and, collectively, (the "Option
Plans") contain certain change in control provisions. The Option Plans, except for the Non-Employee Directors Plan, provide that the stock option agreement may provide that if the holder of an option under such Option Plan is an employee of a subsidiary of the Company and such subsidiary ceases to be a subsidiary of the Company, such option shall be treated as if the employment of the holder was terminated otherwise than by reason of death, voluntarily or for cause, as provided in such Option Plan. Under the 1984 Plan, the Stock Option Committee may provide that an option may become exercisable immediately upon a change in control of the Company. The Non-Employee Directors Plan also provides for acceleration of the exercisability of options in the event of a change in control of the Company. Under the 1983 Plan and the 1984 Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 35% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Company's Board. Under the Non-Employee Directors Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Board. The 1983 Plan and the 1984 Plan, but not the options previously granted under such Option Plans, terminated on May 9, 1994 and December 8, 1993, respectively, in accordance with their terms.

COMPENSATION COMMITTEE REPORT

    The undersigned members of the Compensation Committee, all of whom are independent, non-employee members of the Company's Board, present to the shareholders of the Company this report concerning the compensation of the Company's executive officers. The role of the Compensation Committee in this matter is to establish or approve both the broad principles underlying the compensation program for executive officers and the specific application of these principles to each executive officer's compensation package.

Compensation Philosophy.

    The Compensation Committee believes that the Company's Board can best meet its primary responsibility to shareholders of the Company -- to enhance short-term and long-term profitability of the Company -- by attracting, retaining and motivating management of the highest quality. A competitive and fair compensation program that provides appropriate incentive to management is essential to the attainment of this goal.

    The Company's compensation program has three principal components: annual base salary and fringe benefit plans, short-term incentives consisting of annual bonuses and long-term incentives consisting of grants of stock options under the Company's 1992 Stock Option and Incentive Plan (the "1992 Plan"). The annual bonuses are generally linked to the Company's performance based on formulae which the Compensation Committee believes align the interests of the executive officers with those of shareholders. Option grants are based to some extent on historical performance but primarily on the Stock Option Committee's subjective assessment of the executive officer's (and other employees') likely ability to contribute to the growth of the Company over the term of the option (after taking into consideration the executive officer's existing employee stock options).

 The members of the Compensation Committee also constitute the members of the Stock Option Committee. In view of the Company's financial performance in 1995, no options were granted in 1995 under the 1992 Plan, except for 30,000 options granted to Mr. Burford pursuant to his employment agreement, which options do not begin to vest until the market price of the Company's Common Stock exceeds $18 per share for 20 consecutive trading days. The Company has historically placed particular emphasis on its annual bonuses and its option plans, in the belief that meaningful participation in the Company's success is an effective and fair means of retaining and motivating its executive officers.

COMPENSATION PROGRAM COMPONENTS

Salary. As noted above, annual base salary is one component of the Company's compensation program. In formulating base salaries, the Company balances its need to attract top quality executive officers with its desire to provide these officers with sufficient incentive to perform in a way that enhances corporate performance. The result is that the base salary for each executive officer is designed to represent only a part of that officer's compensation package. However, as a result of the 1995 performance of the Company, base salary represented all of the compensation for the executive officers (other than fixed bonuses not based on performance). For certain executive officers, the base salary is set forth in an employment agreement for such officer which generally provides for annual increases at a specified rate during the term of the agreement. Other executive officers receive salaries not set forth in a contract. The percentage of total compensation for executive officers represented by base salary varies from year to year because the incentive-based component of executive compensation varies from year to year. Executive officers are also permitted to participate in other designated fringe benefit plans.

    In early 1995, the Company completed the consolidation of the offices in Palm Beach Gardens, Florida. In connection with this move, the Company adopted a new policy and certain base salary increases of up to 16% were given to certain officers who relocated from Memphis, Tennessee to Palm Beach Gardens, Florida.

Short-term incentives. Annual bonuses represent a second component of each executive officer's total compensation. Certain of the executive officers receive annual bonuses equal to a percentage of the increase in the Company's profits attributable to operations for the year over profits for the prior year generally pursuant to formulae set forth in their employment agreements with the Company. In the case of such formula bonuses, the annual bonus component of total compensation is directly dependent upon certain measures (as described below) of the Company's performance that were determined at the time the contracts were negotiated with the executive officers. Other executive officers have, in past years, received annual bonuses at the discretion of the Compensation Committee based on the Compensation Committee's annual assessment of the executive's contribution to the success of the Company for the year. In both cases, the annual bonus component of the executive's total compensation package reflects the Company's philosophy of providing its executive officers with proper incentives tied to corporate performance. As a result of the Company's financial results in 1995, executive officers did not receive annual bonuses for such year pursuant to formulae in their employment agreements or at the discretion of the Compensation Committee. Mr. Long's employment agreement which expired January 1, 1996 provided for fixed annual bonuses as a percentage of base salary. Mr. Long received bonus payments for fiscal 1995 of $124,284. Mr. Burford received a payment of $30,000 in 1995 pursuant to the terms of his previous employment agreement with the Company dated October 1, 1991 which expired October 1, 1994.

Long-term incentives. The long-term incentive component of executive compensation is equity-based and consists of the award of stock options to the executive officers (as well as other employees of the Company), which grants are made by and at the discretion of the Stock Option Committee of the Company. The stock options are granted with an exercise price equal to not less than the market value of shares of the Company's Common Stock on the date of grant. The Compensation Committee believes the stock options (together with any options previously granted) primarily represent compensation that will be earned by the executive officer for his service over a period of up to ten years (the period during which such options may be exercised). As a result of the Company's financial performance in 1995, the only stock options granted in 1995 were those granted to Mr. Burford pursuant to the terms of his employment agreement which do not begin to vest until the market price of the Company's Common Stock exceeds $18 per share for 20 consecutive trading days. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

1995 Compensation of Enterprises Chief Executive Officer.  J. Gary
Sharp has served as the Company's Chief Executive Officer since March 19, 1993. The Company entered into an employment agreement with Mr. Sharp dated January 13, 1994 which provides for his employment as Chief Executive Officer of the Company through January 13, 1999. Mr. Sharp's base salary for 1995 was $319,065 or 5% over his 1994 base salary. Mr. Sharp received this salary increase pursuant to the terms of such employment agreement which provides that Mr. Sharp's base salary shall increase by not less than 5% for each succeeding year during his term of employment.

    Pursuant to his employment contract, Mr. Sharp is entitled to receive an annual bonus equal to 2.7% of the increase in the Company's operating profits for the calendar year just ended over the Company's operating profits for the prior year and a bonus of $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. It is the Compensation Committee's judgment that these two different objective performance criteria (together with the options described below) provide an incentive for contribution to long-term growth. As a result of the financial performance of the Company in 1995, Mr. Sharp received no bonus for such year.

    Mr. Sharp's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's Common Stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Sharp did not receive an option grant at the end of 1995 because of the Company's performance in 1995.

Internal Revenue Code. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to an employee of such corporation for years following 1993. Under the Revenue Act, compensation which is payable under a written contract that was in effect on February 17, 1993, or which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. The Compensation Committee is aware of the applicable provisions of the Revenue Act and does not expect that any compensation for fiscal 1995 would fail to be deductible under the Revenue Act.

Osvaldo Cisneros
Edwin B. Spievack
Thomas M. Taylor

Compensation Committee Members


PERFORMANCE OF THE COMPANY'S COMMON STOCK

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to the Standard & Poor's 500 Stock Index (the "S&P 500 Index")and a Peer Group.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
             AMONG TPI ENTERPRISES, INC., THE S & P 500 INDEX
                             AND A PEER GROUP(2)


                                              Cumulative Total Return

                                   12/90   12/91  12/92  12/93  12/94  12/95

TPI Enterprises, Inc.               100      115    166    193    76     61

PEER GROUP                          100      171    205    187   137    118

S & P 500                           100      130    140    155   157    215


1 100 invested on 12/31/90 in stock or index including reinvestment of dividends. Fiscal year ended December 31.

2 The Peer Group is comprised of Bob Evans Farms, Cracker Barrel Old Country Store, Flagster Companies, Inc. IHOP Corp., Perkins Family Restaurants, Shoney's, Inc. and Vcorp Restaurants, Inc.



ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

THE COMPANY'S PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 22, 1996, the number and percentage of shares held by all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock.

          NAME AND ADDRESS OF            AMOUNT AND NATURE OF    APPROXIMATE
          BENEFICIAL OWNER OR                 BENEFICIAL        PERCENTAGE OF

           IDENTITY OF GROUP                  OWNERSHIP             CLASS

The Airlie Group L.P.,
The Bass Management Trust,
Sid R. Bass Management Trust,
Lee M. Bass,
TPI Investors, L.P., and
certain related parties
c/o W. Robert Cotham
201 Main Street, Suite 2600
Fort Worth, Texas  76102                             5,381,911 (1)  22.3%

EBD L.P.
TMT-FW, Inc.
201 Main Street
Fort Worth, Texas  76102

Dort A. Cameron, III
115 East Putnam Avenue
Greenwich, Connecticut  06830                        2,602,523 (2)  12.0%

Thomas M. Taylor
201 Main Street
Fort Worth, Texas  76102                             2,611,523 (3)  12.1%

Osvaldo Cisneros
Aptd. 70519 Los Ruices
Caracus, Venezuela                                   2,501,000 (4)  12.1%

Balanchine Corporation
P.O. Box 7788
Nassau, Bahamas                                      1,500,000 (5)   7.3%

Liberty Investment Management
2502 Rocky Point Drive, Suite 500
Tampa, Florida  33607                                1,288,800 (6)   6.3%

College Retirement Equities
  Fund
730 Third Avenue
New York, New York  10017                            1,107,000 (7)   5.4%

Merrill Lynch & Co., Inc.
Merrill Lynch Group. Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
Fund Asset Management, L.P.
Merrill Lynch Special Value
  Fund, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536                        1,496,660 (8)   7.3%

- -------------------------

(1) Includes 1,899,120 shares of the Company's Common Stock owned by such reporting persons, 1,092,155 shares of the Company's Common Stock obtainable upon conversion of the Company's 8 1/4% Convertible Subordinated Debentures due 2002 (the "8 1/4% Debentures"), 1,363,636 shares of the Company's Common Stock obtainable upon conversion of the Company's 5% Convertible Senior Subordinated Debentures due 2003 (the "5% Debentures") and 1,000,000 shares of the Company's Common Stock obtainable upon exercise of warrants held by such reporting persons. Also includes an aggregate 27,000 shares of the Company's Common Stock issuable upon exercise of presently exercisable options held by Messrs. Taylor, Bratton and Marion.

(2) EBD L.P. is the general partner of The Airlie Group L.P.  TMT-FW,
    Inc. and Dort A. Cameron, III are the general partners of EBD L.P. Includes 1,589,703 shares of the Company's Common Stock held by The
    Airlie Group L.P., 546,154 shares of the Company's Common Stock obtainable upon conversion of the 8 1/4% Debentures held by The Airlie Group
    L.P., and 466,666 shares of the Company's Common Stock obtainable upon exercise of warrants held by The Airlie Group L.P. EBD L.P., TMT-FW, Inc. and Dort A. Cameron, III share voting and dispositive power over the foregoing shares.

(3) Includes 1,589,703 shares of the Company's Common Stock held by The Airlie Group L.P., 546,154 shares of the Company's Common Stock obtainable upon conversion of the 8 1/4% Debentures held by The Airlie Group L.P., and 466,666 shares of the Company's Common Stock obtainable upon exercise of warrants held by The Airlie Group L.P. Mr. Taylor shares voting and dispositive power over the foregoing shares through TMT-FW, Inc.
    Also includes 9,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options.

(4) Includes 1,500,000 shares of the Company's Common Stock owned by Balanchine Corporation over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such shares of the Company's Common Stock. Also includes 990,000 shares of the Company's Common Stock beneficially owned by Inversiones Macuto, S.A. ("Macuto"), a Panama corporation of which Mr. Cisneros is the sole stock-holder, and thus he may be deemed to beneficially own any shares of the Company's Common Stock beneficially owned by Macuto. Mr. Cisneros may be deemed to have shared voting power and shared dispositive power over all of such shares of the Company's Common Stock. Also includes 9,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and 2,000 shares of Common Stock issuable upon the exercise of options which become exercisable within 60 days.

(5) Balanchine Corporation ("Balanchine") is an entity formed by Coutts
    & Co. ("Coutts"), a Bahamian bank (formerly NatWest International Trust Corporation). Mr. Cisneros has the right to provide instructions to Coutts as to matters relating to voting, disposition and receipt of dividends with respect to the 1,500,000 shares of the Company's Common Stock owned by Balanchine. Balanchine may be deemed to have shared voting and shared dispositive power over such 1,500,000 shares of the Company's Common Stock with Mr. Cisneros.

(6) Based upon the Schedule 13G filed by Liberty Investment Management with the Commission on February 16, 1996.

(7) Based upon Amendment No. 3 to the Schedule 13G filed by College Retirement Equities Fund with the Commission on February 1, 1996.

(8) Based upon Amendment No. 1 to the Schedule 13G filed by Merrill
    Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc., Fund Asset Management, L.P. and Merrill Lynch Special Value Fund, Inc. with the Commission on February 8, 1996.


SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of March 22, 1996, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by directors, nominees, each of the Named Executive Officers, and directors and executive officers as a group. The number of shares of the Company's Common Stock owned are those "beneficially owned," as determined under Rule 13d-3 promulgated by the Commission under the Exchange Act, and the information set forth herein is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days of March 22, 1996 through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.

                                    SHARES OF ENTERPRISES COMMON STOCK
                                    BENEFICIALLY OWNED AND APPROXIMATE
      NAME                          PERCENTAGE OF CLASS AS OF MARCH 22, 1996

J. Gary Shar                          188,855 (1)       *

Frederick W. Burford                  139,442 (2)       *

Paul J. Siu                            14,800 (3)       *

Edwin B. Spievack                      15,500 (4)       *

Osvaldo Cisneros                    2,501,000 (5)     12.1%

Thomas M. Taylor                    2,611,523 (6)     12.1%

John L. Marion, Jr.                    16,500 (7)       *

Douglas K. Bratton                    149,785 (8)       *

Lawrence F. Levy                        9,000 (9)

Robert A. Kennedy                      88,514 (10)      *

Haney A. Long, Jr.                     93,423 (11)      *

- --------------------

*     Less than one (1%) percent.

All executive officers and directors as a group (ten persons) 5,739,828 25.6%

(1) Represents (i) 45,955 shares of the Company's Common Stock owned by Mr. Sharp and (ii) 142,900 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options.

(2) Represents (i) 2,827 shares of the Company's Common Stock owned by Mr. Burford, (ii) 132,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and (iii) 4,615 shares of the Company's Common Stock issuable upon conversion of 8 1/4% Debentures.

(3) Represents (i) 1,800 shares of the Company's Common Stock owned by Mr. Siu, and (ii) 13,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options.

(4) Represents (i) 2,500 shares of the Company's Common Stock owned by Mr. Spievack, and (ii) 13,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options.

(5) Includes 1,500,000 shares of the Company's Common Stock owned by Balanchine over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such shares of the Company's Common Stock. Also includes 990,000 shares of the Company's Common Stock beneficially owned by Macuto of which Mr. Cisneros is the sole stockholder, and thus he may be deemed to beneficially own any shares of the Company's Common Stock beneficially owned by Macuto. Mr. Cisneros may be deemed to have sole voting power over and sole dispositive power over all such shares of the Company's Common Stock. Also includes 9,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable the Company's options, and 2,000 shares of the Company's Common Stock issuable upon the exercise of the Company's options which become exercisable within 60 days.

(6) Includes 1,589,703 shares of the Company's Common Stock held by The Airlie Group L.P., over which Mr. Taylor shares dispositive power through TMT-FW, Inc., an additional 546,154 shares of the Company's Common Stock obtainable upon conversion of 8 1/4% Debentures held by The Airlie Group L.P., and an additional 466,666 shares of the Company's Common Stock obtainable upon exercise of warrants held by The Airlie Group L.P. Also includes 9,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options.

(7) Includes 7,500 shares of the Company's Common Stock and 7,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and 2,000 shares of the Company's Common Stock issuable upon the exercise of options which become exercisable within 60 days of March 22, 1996.

(8) Includes 7,834 shares of the Company's Common Stock, 91,618 shares of the Company's Common Stock obtainable upon conversion of 5% Debentures and 35,833 shares of the Company's Common Stock obtainable upon exercise of warrants, all held by TPI Investors, L.P., over which Mr. Bratton has sole voting and dispositive power. Also includes 5,500 shares of the Company's Common Stock owned by Mr. Bratton and his spouse, as joint tenants, and 7,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and 2,000 shares of the Company's Common Stock issuable upon the exercise of options which become exercisable within 60 days of March 22, 1996. Does not include 500 shares of the Company's Common Stock held in a trust for the benefit of Mr. Bratton's minor son.

(9) Includes 7,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options granted under the Non-Employee Directors Plan and 2,000 shares of the Company's Common Stock issuable upon the exercise of options which become exercisable within 60 days of March 22, 1996.

(10) Represents (i) 31,207 shares of the Company's Common Stock owned by Mr. Kennedy, (ii) 55,000 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and (iii) 2,307 shares of the Company's Common Stock issuable upon conversion of 8 1/4% Debentures.

(11) Represents (i) 1,600 shares of the Company's Common Stock owned by Mr. Long, (ii) 48 shares of the Company's Common Stock owned indirectly by Mr. Long pursuant to the 1989 Employee Stock Purchase Plan, (iii) 87,160 shares of the Company's Common Stock issuable upon the exercise of presently exercisable options and (iv) 4,615 shares of the Company's Common Stock issuable upon conversion of 8 1/4% Debentures.

(12) All officers and directors as a group are ten in number and beneficially own 5,739,828 shares of the Company's Common Stock (25.6%) as of March 22, 1996. Does not include shares of the Company's Common Stock beneficially owned by Robert A. Kennedy who resigned from his position with the Company.


ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      Mr. Stephen R. Cohen was employed by the Company as Chairman of the Board of Directors of the Company under an employment agreement dated as of January 13, 1987. Mr. Cohen retired from this position effective
January 31, 1995 pursuant to the Termination Agreement, Receipt and Release dated January 26, 1995 (the "Termination Agreement").

      Under the terms of the Termination Agreement the Company paid Mr. Cohen a lump sum of $1,150,000 in full satisfaction of all amounts owed to him under his employment agreement and other agreements entered into between Mr. Cohen and the Company. Pursuant to the Termination Agreement, Mr. Cohen waived any right to receive a bonus during 1994 and 1995 and any right to receive pay for accrued and unpaid vacation. In addition, the Company and Maxcell agreed to pay Mr. Cohen 5% of the gross proceeds received by Maxcell or the Company upon settlement of the Maxcell Lawsuit or 3% of the gross proceeds upon a final, non-appealable judgment in the Maxcell Lawsuit. Mr. Cohen was paid $1,500,000 in March 1996 in connection with the Maxcell Settlement. Mr. Cohen also continues to be provided with medical benefits, a secretary, a car and a driver for certain periods as set forth in the Termination Agreement.

      In connection with the Company's relocation of its headquarters, Mr. Frederick Burford received an equity advance from the Company of $100,000 in January 1995 regarding the sale of his home in Tennessee, which advance was repaid in full without interest on June 13, 1995.


PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
           FORM 8-K

(A)   FINANCIAL STATEMENTS/SCHEDULES                                   PAGE

      1. THE FOLLOWING FINANCIAL STATEMENTS OF THE COMPANY HAVE BEEN FILED UNDER ITEM 8 HERETO:

            Independent Auditor's Report                                22

            Consolidated Balance Sheets as of December 31, 1995         23
            and December 25, 1994

            Consolidated Statements of Operations for each of the       25
            Three Fiscal Years in the Period Ended December 31, 1995

            Consolidated Statements of Cash Flows for each of the
            Three Fiscal Years in the Period Ended December 31, 1995    27

            Consolidated Statements of Shareholders' Equity for
            each of the Three Fiscal Years in the Period Ended
            December 31, 1995                                           29

            Notes to Consolidated Financial Statements                  30

      2.    THE FOLLOWING FINANCIAL STATEMENT SCHEDULES FOR THE
            THREE YEARS ENDED DECEMBER 31, 1995 ARE FILED HEREWITH AT THE PAGE INDICATED:

            Schedule I - Condensed Financial Information of the         S-1
            Registrant

            Scheduled II - Reserves                                     S-7

            The following financial statements and schedules of the Company's wholly-owned subsidiary, TPI Restaurants, Inc. are filed herewith at the page indicated:

            Independent Auditors' Report                                W-1

            Consolidated Balance Sheets as of December 31, 1995         W-2
            and December 25, 1994

            Consolidated Statements of Operations for each of the
            Three Fiscal Years in the  Period Ended December 31, 1995   W-4

            Consolidated Statements of Cash Flows for each of the
            Three Fiscal Years in the Period Ended December 31, 1995    W-5

            Consolidated Statements of Stockholder's Equity for         W-7
            each of the Three Fiscal

            Years in the Period Ended December 31, 1995
            Notes to Consolidated Financial Statements                  W-8

            Schedule II - Reserves                                     WS-1

      All other schedules have been omitted because they are inapplicable or the information required is shown in the consolidated financial statements or the notes thereto.

(B)EXHIBITS

      A list of exhibits required to be filed as part of this report on Form 10-K is set forth in the "Exhibit Index," which immediately precedes such exhibits, and is incorporated herein by reference.

(C)REPORTS ON FORM 8-K

      The Company filed a Form 8-K on October 12, 1995, November 1, 1995 and December 5, 1995.

(D)EXHIBITS

      All exhibits required by item 601 are listed on the accompanying "Exhibit Index" described in (b) above.

(E)FINANCIAL STATEMENTS OF SUBSIDIARY

      The financial statements of the Company's wholly-owned subsidiary, TPI Restaurants, Inc., are filed under (a) 2 above.


                                 SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     TPI ENTERPRISES, INC.
                                                        Registrant

Date: March 29, 1996

                                                         /s/J. Gary Sharp
                                                         --------------------
                                                         President and Chief
                                                         Executive Officer



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


   /s/ J. GARY SHARP         President and Chief Executive       March 29, 1996
   J. Gary Sharp             Officer, Director

   /s/ FREDERICK W. BURFORD  Executive Vice President, Chief     March 29, 1996
   Frederick W. Burford      Financial Officer, and
                             Director (Principal Financial and
                             Accounting Officer)

   /s/ DOUGLAS K. BRATTON
   Douglas K. Bratton           Director                         March 29, 1996

   /s/ OSWALDO CISNEROS
   Oswaldo Cisneros             Director                         March 29, 1996

   /s/ LAWRENCE F. LEVY
   Lawrence F. Levy             Director                         March 29, 1996

   /s/ JOHN L. MARION, JR.
   John L. Marion, Jr.          Director                         March 29, 1996

   /s/ PAUL JAMES SIU
   Paul James Siu               Director                         March 29, 1996

   /s/ EDWIN B. SPIEVACK
   Edwin B.Spievack             Director                         March 29, 1996

   /s/ THOMAS M. TAYLOR
   Thomas M. Taylor             Director                         March 29, 1996



                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           CONDENSED BALANCE SHEET

                                                    DECEMBER 31,     DECEMBER 25,
                                                        1995             1994
- --------------------------------------------------- ------------     ------------
                                                       (Dollars in thousands)
                    ASSETS

CURRENT ASSETS:

   Cash and cash equivalents......................... $               $  11,976
                                                             78
   Deferred tax benefit..............................     5,397           5,666
   Income tax refund.................................       545             779
   Other current assets..............................        10              45
                                                      ---------       ---------
     TOTAL CURRENT ASSETS............................     6,030          18,466
                                                      ---------       ---------
PROPERTY AND EQUIPMENT, NET..........................       115             245
                                                      ---------       ---------
OTHER ASSETS:

   Investment in an advances to subsidiaries, net....   148,669         139,924
   Other.............................................         3               3
                                                      ---------       ---------
                                                        148,672         139,927

                                                      ---------       ---------
                                                       $154,817        $158,638

                                                      =========       =========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

   Accounts payable - trade.......................... $               $
                                                             36              77
   Accrued expenses and other current liabilities....       905           2,652
   Income taxes currently payable....................       421             718
                                                      ---------       ---------
     TOTAL CURRENT LIABILITIES.......................     1,362           3,447
                                                      ---------       ---------
DUE TO SUBSIDIARY....................................    14,443          15,104
                                                      ---------       ---------
LONG TERM DEBT.......................................    66,563          66,563
                                                      ---------       ---------
DEFERRED INCOME TAXES................................     5,537           5,663
                                                      ---------       ---------
OTHER LIABILITIES....................................        46             291
                                                      ---------       ---------
SHAREHOLDERS' EQUITY:

   Preferred shares no par value; 20,000,000 shares
    authorized;                                          ---             ---
    none issued and outstanding.....................

   Common shares, $.01 par value; 100,000,000 shares
     authorized,                                            334             332
     33,402,553 and 33,241,118 issued................

   Additional paid-in capital........................   226,454         226,144
   Deficit...........................................  (90,157)        (88,961)
                                                      ---------       ---------
                                                        136,631         137,515

Less treasury stock, at cost:
     12,805,260 and 12,846,094 common shares
       in 1995 and 1994 .............................   (69,765)          69,945
                                                      ---------       ---------

         TOTAL SHAREHOLDERS' EQUITY..................    66,866          67,570
                                                      ---------       ---------
                                                       $154,817        $158,638

- ----------------------------------------------------- =========       =========

                 See notes to condensed financial statements





                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED STATEMENTS OF OPERATIONS

                                                    FISCAL YEAR ENDED

                                       --------------------------------------------
                                       DECEMBER 31,    DECEMBER 25,    DECEMBER 26,
                                           1995            1994            1993

- -------------------------------------- ------------ -- ------------ -- ------------
                                                 (Dollars in thousands)
Revenue:

   Management fee income...............    $2,500          $2,500          $2,455
   Interest income.....................        96             267             428
   Equity in subsidiary earnings.......       405             ---              30
                                        ---------        --------       ---------
                                            3,001           2,767           2,913
                                        ---------        --------       ---------
Expenses:

   Equity in subsidiary losses.........    19,975           2,838          39,348
   General and administrative..........       873           3,589           4,803
   Depreciation and amortization.......        54              57             235
   Corporate restructuring.............     (242)             ---             511
   Interest expense....................       ---             ---             340
                                        ---------        --------       ---------
                                           20,660           6,484          45,237
                                        ---------        --------       ---------
Loss from continuing operations before   (17,659)         (3,717)        (42,324)
income taxes...........................
Income tax benefit.....................     6,350             ---           5,836
                                        ---------        --------       ---------
Loss from continuing operations........  (11,309)         (3,717)        (36,488)
                                        ---------        --------       ---------
Discontinued operations:

   Gain on disposal, net                   10,113             ---           5,273
                                        ---------        --------       ---------
Net loss                                 $(1,196)        ($3,717)       ($31,215)
- --------------------------------------- ========= ------ ======== ----- =========

                 See notes to condensed financial statements



                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                    FISCAL YEAR ENDED

                                      ---------------------------------------------
                                      DECEMBER 31,    DECEMBER 25,     DECEMBER 26,
                                          1995            1994             1993

- ------------------------------------- ------------ -- ------------ --- ------------
                                                  (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss............................  $(1,196)         $(3,717)        $(31,215)
     Adjustments to reconcile net loss
     to net cash  provided by (used in)
     operating activities:

      Depreciation and amortization....        55               57             285
      Equity in subsidiaries
        (earnings) losses.............     19,571            2,838          39,318
      Equity in subsidiary earnings
        from discontinued operations...   (16,463)            ---           (7,990)
      Deferred income taxes............       143               (3)         (2,444)
      Changes in assets and
        liabilities, net of effects
        of discontinued operations:

         Income tax refund.............       234            2,392          (3,171)
         Other current assets..........        35               19           1,655
         Intangible pension asset......       ---              ---             330
         Other.........................       ---                5              15
         Accounts payable - trade......       (41)              37             (50)
         Accrued expenses and other
           current liabilities........     (1,570)             341            (474)

         Income taxes currently payable      (297)              69          (1,016)
         Other liabilities.............      (245)            (476)         (1,996)
                                        ---------        ---------       ---------
           Total adjustments...........     1,422            5,279          24,412
                                        ---------        ---------       ---------
         Net cash provided by (used
           in) operating activities...      $ 226         $  1,562        $ (6,803)

- --------------------------------------- --------- ------ --------- ----- ---------

                 See notes to condensed financial statements




                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED STATEMENTS OF CASH FLOWS

                                 (Continued)

                                                   FISCAL YEAR ENDED

                                     ----------------------------------------------
                                     DECEMBER 31,     DECEMBER 25,    DECEMBER 26,
                                         1995             1994            1993

- ------------------------------------ ------------- -- ------------ -- -------------
                                                 (Dollars in thousands)
CASH FLOWS FROM INVESTING ACTIVITIES:

   Investment in and advances to       $                $               $(32,926)
subsidiaries,net......................  (11,851)               72
   Acquisition of property and               ---             (11)             ---
equipment.............................
   Dividends received from subsidiary.       ---              ---           5,254
   Disposition of property and                76              ---             ---
equipment.............................

                                       ---------        ---------       ---------
Net cash provided by (used in)          (11,775)               61        (27,672)
investing activities..................
                                       ---------        ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Payment of advances from                (661)            (850)             ---
subsidiaries..........................
   Common shares issued...............       312              566          17,204
   Proceeds from 5% Convertible
Senior                                       ---              ---          15,000
     Subordinated Debentures..........
                                       ---------        ---------       ---------
Net cash provided by (used in)             (349)            (284)          32,204
financing activities..................
                                       ---------        ---------       ---------
Increase (decrease) in cash and cash    (11,898)            1,339         (2,271)
equivalents...........................
Cash and cash equivalents, beginning      11,976           10,637          12,908
of period.............................

                                       ---------        ---------       ---------
Cash and cash equivalents, end of      $                 $ 11,976        $ 10,637
period................................        78
                                       =========        =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

   Non-cash transactions:
     Conversion of 8 1/4 % Subordinated

       Debentures.....................       ---        $
                                                              165             ---
   Cash payments (refunds) during the year for:

     Income taxes..................... $                 $(2,164)
                                             158                           $2,810
     Conversion of subsidiary

receivable to                              5,000              ---             ---
        investment....................
- -------------------------------------- --------- ------ --------- ----- ---------

                 See notes to condensed financial statements





                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 CONDENSED STATEMENTS OF SHAREHOLDER'S EQUITY
                            (DOLLARS IN THOUSANDS)

                         COMMON SHARES ISSUED

                                                  ADDITIONAL
                        NUMBER OF                  PAID-IN                   TREASURY
                          SHARES       AMOUNT      CAPITAL       DEFICIT       STOCK         TOTAL

                        ---------- -- -------- -- ---------- -- --------- -- --------- -- -----------
Balance, December       31,017,689        $310      $207,314    $(54,029)    $(69,945)        $83,650
31,1992................

Investment in Company

by the                   1,503,220          15        14,030          ---          ---         14,045
Airlie Group, L.P......
Issue of shares in
connection                  94,300           1           894          ---          ---            895
with acquisition.......
Issue of shares in

pursuant to                499,559           5         3,154          ---          ---          3,159
employee stock plans...

Conversion of

subordinated                 3,846         ---            25          ---          ---             25
debentures.............
Net loss...............        ---         ---           ---     (31,215)          ---       (31,215)
                        ----------    --------    ----------    ---------    ---------    -----------
Balance, December       33,118,614         331       225,417     (85,244)     (69,945)         70,559
26,1993................
Issue of shares in
pursuant to                 97,582           1           575          ---          ---            576
employee stock plans...

Conversion of

subordinated                24,922         ---           152          ---          ---            152
debentures.............
Net loss...............                                  ---      (3,717)          ---        (3,717)
                               ---         ---
                        ----------    --------    ----------    ---------    ---------    -----------
Balance, December       33,241,118         332       226,144     (88,961)     (69,945)         67,570
24,1994................
Issue of shares in
pursuant to                160,235           2           304          ---          180            486
employee stock plans...

Other .................      1,200         ---             6          ---          ---              6
Net income.............        ---         ---           ---      (1,196)          ---        (1,196)
                        ----------    --------    ----------    ---------    ---------    -----------
Balance, December       33,402,553        $334      $226,454    $(90,157)    $(69,765)        $66,866
31,1995................
- ----------------------- ========== -- ======== -- ========== -- ========= -- ========= -- ===========

                 SEE NOTES TO CONDENSED FINANCIAL STATEMENTS





                                                                    SCHEDULE I

                            TPI ENTERPRISES, INC.
                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
            NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTE 1 - ACCOUNTING POLICIES

  The investments in the Company's subsidiaries are carried at the Company's equity in the subsidiary which represents amounts invested less the Company's equity in the earnings and losses to date. Significant intercompany balances and activities have not been eliminated in this unconsolidated financial information.

  Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the Company's consolidated financial statements.

NOTE 2 - CASH DIVIDEND PAID BY SUBSIDIARY

  Subsequent to the sale of its interest in the Partnership, The Company's wholly-owned subsidiary, TPI Entertainment, Inc., paid a dividend of $5,254,000 to the Company.





                                                                   SCHEDULE II

                    TPI ENTERPRISES, INC. AND SUBSIDIARIES
                                   RESERVES
                            (DOLLARS IN THOUSANDS)

                                                   ADDITIONS
                           BALANCE AT   ADDITIONS  CHARGED    DEDUCTIONS  BALANCE
                            BEGINNING  CHARGED TO      TO        FROM        AT
                               OF      OPERATIONS    OTHER     RESERVES    END OF
                             PERIOD                 ACCOUNTS               PERIOD

                           ----------- ----------- ---------- ----------- ---------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS

Year ended December 31,    $        59 $        66 $      --- $       --- $     125
 1995:
Year Ended December 25,    $       --- $        59 $      --- $       --- $      59
1994:
Year Ended December 26,    $       --- $       --- $      --- $       --- $     ---
1993:


ALLOWANCE FOR
 RESTRUCTURING RESERVE:

Year ended December 31,    $12,430     $       --- $      --- $  3,678(1) $  8,752
1995:
Year Ended December 25,    $18,695     $       --- $      --- $ 6,265 (1) $ 12,430
1994
Year Ended December 26,    $  3,773    $    17,286 $      --- $ 2,364     $ 18,695
1993:


ALLOWANCE FOR ASSET VALUATION:

Year ended December 31,    $      ---  $      ---  $  17,000  $      ---  $ 17,000
1995:
Year Ended December 25,    $      ---  $      ---  $     ---  $      ---  $    ---
1994
Year Ended December 26,    $      ---  $      ---  $     ---  $      ---  $    ---
1993:

(1) Represents deductions for the write-off of assets and changes in assumptions in connection with the Company's restructure plan. See Note 3.




INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of TPI Restaurants, Inc.:

We have audited the accompanying consolidated balance sheets of TPI Restaurants, Inc., (a wholly-owned subsidiary of TPI Enterprises, Inc.) and its subsidiaries as of December 31, 1995 and December 25, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14 (a)(2). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TPI Restaurants, Inc. and its subsidiaries as of December 31, 1995 and December 25, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
March 28, 1996
Memphis, Tennessee



                  TPI  RESTAURANTS,  INC.  AND  SUBSIDIARIES
                         CONSOLIDATED  BALANCE  SHEETS

                                    ASSETS

                                                    DECEMBER 31,       DECEMBER 25,
                                                      1995               1994
                                                   -----------        -----------
                                                       (Dollars in thousands)

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS....................       $8,285             $4,832

  ACCOUNTS RECEIVABLE - TRADE (NET OF
  ALLOWANCE FOR DOUBTFUL ACCOUNTS
    OF $125 IN 1995 AND $59 IN 1994)...........        1,248                805

  INVENTORIES..................................       13,020             11,969

  DEFERRED TAX BENEFIT.........................        3,190              3,611

  OTHER CURRENT ASSETS.........................								1,166              1,566
                                                     --------          --------
   TOTAL CURRENT ASSETS........................       26,909             22,783
                                                     --------          --------

PROPERTY AND EQUIPMENT (AT COST)...............      236,756           239,991
  LESS ACCUMULATED DEPRECIATION AND
  AMORTIZATION.................................       79,538            70,243

  LESS ALLOWANCE FOR RESTRUCTURING.............        8,752            12,430
                                                     --------          --------
                                                     148,466           157,318
                                                     --------          --------
OTHER ASSETS:

  GOODWILL (NET OF ACCUMULATED AMORTIZATION OF
   $9,431 IN 1995 AND $8,152 IN 1994)..........       36,396            37,675
   LESS VALUATION ALLOWANCE....................       17,000               ---
                                                     --------          --------
                                                      19,396            37,675

  OTHER INTANGIBLE ASSETS (NET OF ACCUMULATED
   AMORTIZATION OF $6,479 IN 1995 AND $5,144
   IN 1994)...................................        18,265            19,681

  OTHER........................................          627               609
                                                     --------          -------

                                                      38,288            57,965
                                                     --------          --------
                                                    $213,663          $238,066
                                                    =========         =========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                    TPI RESTAURANTS, INC. AND SUBSIDIARIES
                         CONSOLIDATED  BALANCE  SHEETS

                                  (CONTINUED)

                    LIABILITIES  AND  STOCKHOLDER'S  EQUITY

                                               DECEMBER 31,        DECEMBER 25,
                                                   1995                1994

                                               ------------        ------------

                                                    (DOLLARS IN THOUSANDS)

CURRENT LIABILITIES:

  CURRENT PORTION OF LONG-TERM DEBT.........      $24,231            $   3,725

  ACCOUNTS PAYABLE - TRADE..................       15,881               15,488

  ACCRUED EXPENSES AND OTHER CURRENT
   LIABILITIES..............................       27,506               31,656
                                                 --------            ---------
   TOTAL CURRENT LIABILITIES................       67,618															50,869
                                                 --------            ---------

LONG-TERM DEBT..............................       81,628              107,721
                                                 --------            ---------
RESERVE FOR RESTRUCTURING...................        8,162               14,735
                                                 --------            ---------
DEFERRED INCOME TAXES.......................        3,190                3,611
                                                ---------            ---------
PAYABLE TO PARENT...........................       21,662               14,872
                                                ---------            ---------
OTHER LIABILITIES...........................        1,596                1,619
                                                ---------            ---------
STOCKHOLDER'S EQUITY:
  SERIES A PREFERRED STOCK ($40,000
   AGGREGATE LIQUIDATION
   PREFERENCE) $.01 PAR VALUE; 10,000
   SHARES AUTHORIZED; 10,000                         ---                  ---
   ISSUED AND OUTSTANDING...................

  COMMON SHARES, $.01 PAR VALUE; 1,000
   SHARES AUTHORIZED;                                ---                  ---

  1,000 ISSUED AND OUTSTANDING..............

  ADDITIONAL PAID-IN CAPITAL................      120,216              115,216

  DEFICIT...................................      (90,409)             (70,577)
                                                 ---------            ---------
   TOTAL STOCKHOLDERS' EQUITY...............       29,807               44,639
                                                ---------            ---------
                                                 $213,663             $238,066
                                                =========            =========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                     TPI  RESTAURANTS,  INC.  AND  SUBSIDIARIES
                      CONSOLIDATED  STATEMENTS  OF  OPERATIONS

                                                   FISCAL YEAR ENDED
                                        DECEMBER 31,  DECEMBER 25, DECEMBER 26,
                                           1995         1994          1993
                                         ------------ ------------ -----------
                                                    (DOLLARS IN THOUSANDS)

RESTAURANT REVENUES......................$ 283,578   $ 287,384    $ 289,439
                                         ---------   ---------    ---------

COSTS AND EXPENSES:
  FOOD, SUPPLIES AND UNIFORMS............  103,874     102,831    101,980
  RESTAURANT LABOR AND BENEFITS..........   86,264      87,467     88,693
  RESTAURANT DEPRECIATION AND               12,252      14,138
  AMORTIZATION...........................                          13,632
  OTHER RESTAURANT OPERATING EXPENSES....   54,705      52,727     51,291
  GENERAL AND ADMINISTRATIVE EXPENSES....   20,944      20,256     23,504
  PROVISION FOR ASSET VALUATION..........   17,000         ---        ---
  RESTRUCTURING CHARGES..................  (5,761)       (986)     34,571
  OTHER, NET.............................    3,666       3,440      3,275
                                         ---------   ---------  ---------
                                           292,944     279,873    316,946
                                         ---------   ---------  ---------

OPERATING INCOME (LOSS)..................   (9,366)      7,511    (27,507)
                                          ---------  ---------  ---------

OTHER INCOME AND EXPENSES:

  INTEREST INCOME........................      141          66         122
  INTEREST EXPENSE.......................  (10,607)    (10,325)    (10,203)
  OTHER..................................      ---         ---        (109)
                                          ---------   ---------  ---------
                                           (10,466)    (10,259)    (10,190)
                                          ---------   ---------  ---------

Loss before income taxes.................  (19,832)     (2,748)    (37,697)

Income tax expense.......................       ---         ---         85
                                           --------    --------   ---------

Net loss................................. $(19,832)   $ (2,748)  $ (37,782)
                                          =========   =========   ==========


               SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                       TPI RESTAURANTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

                                                           FISCAL YEAR ENDED
                                             ---------------------------------------------
                                             DECEMBER 31,    DECEMBER 25,    DECEMBER 26,
                                                 1995            1994            1993
                                             ------------    ------------    -------------
                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:

  NET LOSS...............................       $(19,832)        $(2,748)     $ (37,782)
   ADJUSTMENTS TO RECONCILE NET LOSS TO
   NET CASH PROVIDED BY
    OPERATING ACTIVITIES:
     DEPRECIATION AND AMORTIZATION.......         17,214          19,158         17,810
     PROVISION FOR ASSET VALUATION.......         17,000            ---            ---
     RESERVES FOR RESTRUCTURING..........         (5,761)           (667)         34,571
     CHANGES IN ASSETS AND LIABILITIES:
       ACCOUNTS RECEIVABLE TRADE.........           (444)            134            494
       INVENTORIES.......................         (1,051)           (545)          3,488
       OTHER CURRENT ASSETS..............            361             654            329
       OTHER ASSETS......................           (659)            754        (1,415)
       ACCOUNTS PAYABLE TRADE............            393           (4,382)          4,854
       ACCRUED EXPENSES AND OTHER
       CURRENT LIABILITIES...............         (1,989)           3,725

       Reserves for restructuring........         (4,537)         (3,172)        (4,136)
       OTHER LIABILITIES.................            (23)           (763)            840
                                              -----------    ------------    -----------
                        TOTAL ADJUSTMENTS          20,504          14,896         61,746
                                              -----------    ------------    -----------

     NET CASH PROVIDED BY OPERATING
     ACTIVITIES..........................             672          12,148         23,964
                                              -----------    ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

     ACQUISITION OF PROPERTY AND
     EQUIPMENT...........................         (6,795)        (19,391)       (43,867)
     ACQUISITION OF BUSINESS, NET OF
     CASH RECEIVED.......................            ----            ----        (4,660)
     DISPOSITION OF PROPERTY AND
     EQUIPMENT...........................           2,143           5,054          5,230
     OTHER...............................              38            (27)          (199)
                                              -----------    ------------    -----------

        NET CASH USED IN INVESTING
     ACTIVITIES..........................       $ (4,614)       $(14,364)     $ (43,496)
                                              -----------    ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES::

     NET BORROWINGS FROM (PAYMENTS ON)
     CREDIT FACILITIES.....................     $(1,000)       $   3,400       $(18,550)
     CONTRIBUTION FROM PARENT..............        5,000             ---         17,065
     BORROWINGS FROM (PAYMENTS TO) PARENT..        6,790           (305)         15,177
     PROCEEDS FROM 5% SENIOR DEBENTURES....          ---             ---         15,000
     OTHER LONG TERM DEBT PAYMENTS.........      (3,395)         (1,722)        (7,209)
                                                --------       ---------       --------

     NET CASH PROVIDED BY FINANCING
     ACTIVITIES............................        7,395           1,373         21,483
                                                --------       ---------       --------


     NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS......................        3,453           (843)          1,951

     CASH AND CASH EQUIVALENTS, BEGINNING
     OF PERIOD.............................        4,832           5,675          3,724
                                                --------       ---------       --------

     CASH AND CASH EQUIVALENTS, END OF
     PERIOD................................      $ 8,285         $ 4,832       $  5,675
                                                ========       =========       ========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

NON-CASH TRANSACTIONS:

CONVERSION OF PARENT DEBT TO EQUITY........      $ 5,000            ---            ---
CAPITALIZED LEASE OBLIGATIONS ENTERED INTO.          ---       $   1,430       $  3,241
CONVERSION OF 8 1/4% SUBORDINATED
DEBENTURES.................................          ---             162            ---
LIABILITIES ASSUMED IN ACQUISITIONS OF
PROPERTIES ................................          ---             ---           1819

    COMMON STOCK ISSUED IN ACQUISITIONS OF

     PROPERTIES............................          ---             ---            895

CASH PAYMENTS DURING THE PERIOD FOR:

  INTEREST.................................      $ 9,183          $9,301       $
                                                                               9,764
  INTEREST CAPITALIZED.....................          ---              77            202



                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                    TPI  RESTAURANTS,  INC.  AND  SUBSIDIARIES
                CONSOLIDATED  STATEMENTS  OF  STOCKHOLDER'S  EQUITY
                              (Dollars in thousands)

                                                ADDITIONAL
                          PREFERRED    COMMON    PAID-IN
                            STOCK       STOCK    CAPITAL     DEFICIT     TOTAL
                          -------------------------------- -----------------------

BALANCE, DECEMBER 27, 1992 $   ---    $   ---    $97,079   $(30,047)    $67,032
STOCKHOLDER CONTRIBUTION..     ---        ---     17,985         ---     17,985
NET LOSS..................
                               ---        ---        ---    (37,782)    (37,782)
                           -------    -------   --------    --------    -------
BALANCE, DECEMBER 26, 1993                ---    115,064    (67,829)     47,235
                              ---
STOCKHOLDER CONTRIBUTION..     ---        ---        152         ---        152
NET LOSS..................
                               ---        ---        ---     (2,748)    (2,748)
                           -------    -------   --------    --------    -------
BALANCE, DECEMBER 25, 1994     ---        ---    115,216    (70,577)     44,639
STOCKHOLDER CONTRIBUTION..     ---        ---      5,000         ---      5,000
NET LOSS..................     ---        ---        ---    (19,832)    (19,832)
                           -------    -------   --------    --------    -------
BALANCE, DECEMBER 31,1995. $   ---     $  ---   $120,216   $(90,409)    $29,807
                           =======    =======   ========    ========    =======

                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                  TPI  RESTAURANTS,  INC.  AND  SUBSIDIARIES
                NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

NOTE 1 - SIGNIFICANT  ACCOUNTING  POLICIES

REPORTING ENTITY AND PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of TPI
Restaurants, Inc. (the "Company") and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The Company is one of the largest restaurant franchisees in the United States.

The Company owns and operates 256 restaurants, including 188 Shoney's and 68
Captain D's in eleven states, primarily in the southern United States.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

CASH AND CASH EQUIVALENTS

   The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less when purchased, as cash and cash equivalents.

   The Company utilizes a cash management system under which cash overdrafts exist in the book balances of its primary disbursing accounts. These overdrafts represent the uncleared checks in the disbursing accounts. The cash amounts presented in the consolidated financial statements represent balances on deposit at other locations prior to their transfer to the primary disbursing accounts. Uncleared checks of $6,752,171 and $7,229,000 are included in accounts payable at December 31, 1995 and December 25, 1994, respectively.

INVENTORIES

   Inventories, consisting of food items, beverages and supplies, are stated at the lower of weighted average cost (which approximates first-in, first-out) or market.

PRE-OPENING COSTS

   Direct costs incidental to the opening of new restaurants are capitalized and amortized over the restaurants' first year of operations.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization of property and equipment is provided on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements and certain property under capital leases, over the lesser of the useful life or the lease term.

   Goodwill related to the acquisition of the Company is amortized on a straight-line basis over a thirty-six year period. The costs of franchise license agreements which govern the individual Shoney's and Captain D's restaurants and reserved area agreements are amortized on a straight-line basis over the lives of the related franchise license agreements, up to 40 years. The Company has historically evaluated goodwill impairment based upon future undiscounted cash flows. The Company recorded a valuation allowance based upon the difference in the carrying value of the net assets and the estimated fair value of the consideration to be received from Shoney's, Inc.
at December 31, 1995 (See Note 2).

INCOME TAXES

   The Company's income taxes are computed in accordance with a tax sharing and payment agreement with its parent company. Effective December 30, 1991, the Company adopted Financial Accounting Standard No. 109, "Accounting for
Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabiltiies that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expended to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

WORKING CAPITAL DEFICIENCY

   The Company had a working capital deficiency of $40,709,000 and $28,086,000 at December 31, 1995 and December 25, 1994, respectively.
The Company does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food and supplies. Because funds available from cash sales are not needed immediately to pay for food and supplies or to finance receivables or inventory, they may be used for non-current capital.

OTHER

   A new accounting pronouncement on impairment of long-lived assets was issued in March 1995 and is effective for fiscal years beginning after December 15, 1995. The Company does not believe the adoption of this accounting standard will have a material adverse effect on its result of operations or consolidated financial position.


NOTE 2  - SHONEY'S, INC. TRANSACTION

   On March 15, 1996, Enterprises entered into a Plan of Tax-Free
Reorganization Under Section 368(a)(1)(C) of the Internal Revenue Code and
Agreement (the "Agreement") with Shoney's, Inc. to sell substantially all of Enterprises' assets to Shoney's, Inc. (the "Shoney's, Inc. Sale Transaction").
At the closing of the Shoney's, Inc. Sale Transaction, under the terms of the Agreement, Shoney's, Inc. will deliver to Enterprises (a) 5,577,102 shares of
Shoney's, Inc. common stock plus (b) shares of Shoney's, Inc. common stock equal to $10,000,000 divided by the average closing market price of Shoney's, Inc. common stock over a ten day trading period prior to the closing, subject to certain adjustments as provided in the Agreement. Enterprises will deliver to Shoney's, Inc. all of the issued and outstanding shares of capital stock of the Company and its wholly-owned subsidiaries, TPI Entertainment, Inc. and TPI
Insurance Corporation. Additionally, Enterprises will transfer certain liabilities, all intercompany accounts and all cash and cash equivalents of the Company except for $14,850,000 in cash, of which $7,350,000 is designated to pay certain specified wind-up expenses. If the specified wind-up expenses are less than the designated $7,350,000, Enterprises is required to transfer the difference to Shoney's, Inc.; if the expenses are greater, the excess will be paid from the remaining $7,500,000 of cash after which the balance will be distributed to shareholders. As a condition to closing of the Shoney's, Inc.
Sale Transaction, the obligations of the Company under the Debentures, Senior
Debentures and Credit Facility must have been assumed by Shoney's, Inc. and the Company released from all obligations thereunder.

   The Agreement requires Enterprises after closing to wind-down its operations and distribute the Shoney's, Inc. common shares received and any remaining cash amounts to Enterprises' shareholders. Management anticipates that the closing of the Shoney's, Inc. Sale Transaction will occur by June 30, 1996 and that the majority of such distributions to Enterprises' shareholders will be made during 1996.

   At December 31, 1995, Enterprises has recorded a provision of $17,000,000 to reduce the carrying value of the net assets to be exchanged to the estimated fair value of the consideration to be received from Shoney's, Inc.
This allowance has been reflected as a reduction in the Company's recorded goodwill in the accompanying financial statements.

   The Agreement may be terminated by mutual consent of Enterprises and Shoney's, Inc. or by either party under certain circumstances, including if the closing does not occur prior to June 30, 1996. The Agreement is subject to a number of other conditions including, among other things, (1) the approval of the shareholders of both Enterprises and Shoney's, Inc., (2) the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, (3) the receipt by Shoney's, Inc. of a commitment for additional financing in the amount of $60,000,000 and its funding in accordance with its terms, (4) the receipt of fairness and legal opinions and (5) the absence of a material adverse change to Enterprises. The Agreement provides for the payment by Enterprises of a break-up fee in the case of certain third party acquisition events or proposals.

NOTE 3 - RESTRUCTURING  CHARGES

   The Company adopted a restructuring plan as of the end of the fourth quarter of 1993 which included closing or relocating 31 of its restaurants by the end of 1994, not exercising options to renew leases with respect to an additional 19 of its restaurants upon expiration of their current lease terms, and restructuring divisional management as well as consolidating the Company's two corporate offices. With respect to the restaurants to be closed or relocated, the Company recorded $19,800,000 of restructuring charges consisting primarily of the write-off of assets and the accrual of lease and other expenses, net of projected sales proceeds and sublease income. As of December 31, 1995, the Company has closed 22 restaurants with plans to close one more restaurant, and has determined that eight restaurants should stay open. Management is still evaluating the timing of the closing of the remaining restaurant. During 1995, the Company reduced its restructuring reserve by $5,136,000 due to a change in estimate as a result of management's decision to leave three restaurants open and due to management being able to buyout of certain leases at more favorable terms than originally estimated.
The Company was also able to dispose of some locations for amounts in excess of the original estimates and had lower than expected costs at other locations. The restructuring reserve was also reduced by $2,157,000 during 1995 for expenditures and asset write-offs related to the other 23 units.

   With respect to the 19 restaurants projected to be closed no later than the expiration of their current lease terms, the Company determined that the recoverability of the assets has been permanently impaired, and accordingly, provided $4,500,000 primarily for the write-down of assets at the end of 1993.

   The Company has closed three of these units prior to or upon the expiration of their current lease terms. The Company's restructure plan also called for two additional units to be closed by December 31, 1995. Due to the proposed
Shoney's, Inc. Sale Transaction, management is still evaluating the timing of closing of these two restaurants

(See Note 2 to the Company's consolidated financial statements). The reserve for restructuring was reduced by $669,000 during 1995 for the write-down of assets and increased by $22,000 for a net change in estimate.

   With respect to the Company's restructuring of its divisional management and consolidation of the Company's corporate offices, the Company provided an additional $168,000 during 1995 and paid out approximately $2,280,000 related to the restructuring reserve of which $1,000,000 was for severance.

   In addition to these reserves, the Company also has a reserve related to units that were closed prior to 1993 and for the sale of vacant properties.
During 1995, the restructuring reserve was reduced by approximately $1,041,000 resulting from expenditures and asset write-downs and by $815,000 for changes in original estimates for the costs of disposal.

   At December 31, 1995, the Company's reserve for restructuring of $11,350,000 represents the amounts owed for lease and other expenses. The
Company has classified $3,188,000 of the restructure as a current liability at December 31, 1995. The Company also has an allowance for restructuring of $8,752,000 recorded on its balance sheet for the write off of assets. The reserve for restructuring includes management's best estimates of the remaining liabilities associated with its restructuring and the net realizable value of property. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the Company's estimates of these amounts will change in the near term.

 Revenues of $3,000,000 and expenses of $2,800,000 related to units provided for in the restructuring reserve have been excluded from the 1995 statement of operations.



NOTE 4 - PROPERTY  AND  EQUIPMENT

   Property and equipment consists of the following:

                                                         1995          1994
                                                       --------      ---------
                                                         (Dollars in thousands)
Owned:

   Land............................................... $ 35,201       $ 35,602
   Buildings..........................................   52,699         52,616
   Leasehold improvements and buildings on leased land   50,759         51,259
   Equipment and furnishings..........................   74,427         74,685
                                                       --------      ---------
                                                        213,086        214,162
                                                       --------      ---------
Leased:

   Buildings..........................................   23,074         23,905
   Equipment..........................................      596          1,924
                                                       --------      ---------
                                                         23,670         25,829

Property and equipment (at cost) .....................  236,756        239,991
                                                       --------      ---------

Less accumulated depreciation and amortization........   79,538         70,243
                                                       --------      ---------

Less allowance for unit closings......................    8,752         12,430
                                                       --------      ---------

   Total property and equipment....................... $148,466       $157,318
                                                       ========      =========

   Property and equipment with a net book value of approximately $21,565,000 and $22,233,000 were pledged as collateral for the Company's debt facilities as of December 31, 1995 and December 25, 1994, respectively.

   Depreciation and amortization are calculated using the straight-line method and are based on the estimated useful lives of the assets as follows:
buildings, 30 years; equipment and furnishings, 3-15 years; and leasehold improvements, primarily representing buildings constructed on leased property, the lesser of the term of the lease or 30 years. Depreciation and amortization of property and equipment, exclusive of depreciation and amortization included in the restructuring reserve, totaled approximately $13,893,000, $14,928,000, and $14,048,000 during 1995, 1994 and 1993, respectively. In 1995, 1994, and
1993, approximately $1,422,000, $1,643,000, and $1,649,000, respectively, related to capitalized leases. Property and equipment includes capitalized interest on construction of $425,000, $425,000, and $374,000 at December 31, 1995, December 25, 1994 and December 26, 1993, respectively.

NOTE 5 - OTHER  INTANGIBLE  ASSETS

Other intangible assets consists of the following:         1995           1994
                                                         --------      --------
                                                         (Dollars in thousands)

   Franchise and reserved area rights....................  $17,710     $17,704
   Deferred debt costs...................................    6,724       6,175
   Unamortized pre-opening expense.......................      310         946
                                                          --------    --------
                                                            24,744      24,825

   Less accumulated amortization.........................    6,479       5,144
                                                          --------    --------
                                                           $18,265     $19,681
                                                          ========    ========
NOTE 6 - LONG-TERM  DEBT

Long-term debt consists of the following:                   1995        1994
                                                          --------    --------
                                                          (Dollars thousands)

   8 1/4% Convertible Subordinated Debentures, due 2002.. $ 51,563    $ 51,563
   5% Senior Convertible Subordinated Debentures, due
   2003..................................................   15,000      15,000
   Credit Facility.......................................   21,400      22,400
   Notes  payable, interest rates of 7.75% to 10%, due
   through 2007..........................................    2,608       4,863
   Obligations under capital leases......................   15,288      17,620
                                                          --------    --------
                                                           105,859     111,446

   Less amounts due within one year......................   24,231       3,725
                                                          --------    --------
                                                          $ 81,628    $107,721
                                                          ========    ========

   Scheduled annual principal maturities of long-term debt, excluding capital leases, for the five years subsequent to December 31, 1995 are as follows:
$23,004,000 in 1996; $42,000 in 1997; $47,000 in 1998, $52,000 in 1999,
$58,000 in 2000, and $67,369,000 thereafter.

   Interest expense for 1995, 1994, and 1993 includes interest on obligations under capital leases of $1,776,000, $1,952,000 and $2,334,000 respectively.

DEBENTURES

   On March 19, 1993, the Airlie Group, L.P. and certain related parties (the
"Airlie Group") made an investment in TPI Enterprises, Inc. (Enterprises) of
$30,000,000 including $15,000,000 of 5% Convertible Senior Subordinated
Debentures (the "Senior Debentures"), due 2003, the issuance of 1,500,000 shares of Enterprises' common stock at $10 per share and the issuance of warrants to purchase an additional 1,000,000 shares of common stock at $11 per share. The Senior Debentures are senior to the 8 1/4% Convertible Subordinated
Debentures (described below). The Senior Debentures are convertible at the option of the holder into common shares of Enterprises at any time prior to maturity at $11 per share, subject to adjustment in certain events. The Senior
Debentures mature on April 15, 2003 and are redeemable, in whole or in part, at the option of Enterprises at any time on or after April 15, 1996, initially at 103.5% of their principal amount and declining to 100% of their principal amount on April 15, 2003. The Senior Debenture holders may require Enterprises to repurchase the Senior Debentures, in whole or in part, in certain circumstances involving a change in control of Enterprises as defined in the Debenture Purchase Agreement (the "Agreement"). However, a change in control, as defined in the Agreement, will create an event of default under the Credit
Facility (described below) and, as a result, any repurchase would, absent a waiver, be blocked by the subordination provision of the Agreement until the Credit Facility (and any other senior indebtedness of Enterprises and senior indebtedness of the Company with respect to which there is a payment default) have been repaid in full. The Senior Debentures are unconditionally guaranteed on a subordinated basis by the Company. They are subordinated to all existing and future senior indebtedness of Enterprises and the Company. As a condition to closing of the Shoney's, Inc. Sale Transaction, the liabilities associated with or arising out of the Senior Debentures must be satisfied.

   The 8 1/4% Convertible Subordinated Debentures (the "Debentures"), which provided proceeds to Enterprises of $47,948,000, net of $3,802,000 in deferred debt costs, are convertible at the option of the holder into common shares of Enterprises at any time prior to maturity at a conversion price of $6.50 per share subject to adjustment in certain events. The Debentures mature on July
15, 2002, and are redeemable at the option of Enterprises at any time on or after July 15, 1995, at a premium which declines as the Debentures approach maturity. The Debenture holders may also require Enterprises to repurchase the Debentures, in whole or in part, in certain circumstances involving a change in control of Enterprises as defined in the indenture covering the Debentures
(the "Indenture"). However, a change in control, as defined in the Indenture, will create an event of default under the Credit Facility and, as a result, any DEBENTURES (CONTINUED)

repurchase would, absent a waiver, be blocked by the subordination provisions of the Indenture until the Credit Facility (and any other senior indebtedness of Enterprises and senior indebtedness of the Company with respect to which there is a payment default) have been repaid in full. The Debentures are unconditionally guaranteed on a subordinated basis by the Company. They are subordinated to all existing and future senior indebtedness of the Company and Enterprises. As a condition to closing of the Shoney's, Inc. Sale Transaction, the obligations of the Company and Enterprises under the Debentures must be satisfied.

CREDIT FACILITY

   The Company's Credit Facility with a syndicate of banks was amended and restated as of January 31, 1995. The Credit Facility, as amended, restricts total borrowings available under the Credit Facility to $40,000,000 and revises certain financial covenant ratios and requires the collateralization of additional properties. On February 29, 1996 in connection with the proposed
Shoney's, Inc. Sale Transaction the Credit Facility was amended to revise certain financial covenant ratios to allow for a provision of up to $25,000,000 to be taken by the Company as an asset valuation (See Note 2). As discussed in Note 2, Enterprises is seeking to complete the Shoney's, Inc.
Sale Transaction no later than June 30, 1996. Under the terms of the Agreement, Shoney's, Inc. will assume or retire certain obligations of Emterprises including the Credit Facility, which matures June 3, 1996.
Enterprises is discussing with its bank group the possibility of extending the Credit Facility until the closing date with Shoney's, Inc. Enterprises is also in discussions with respect to obtaining certain waivers of financial covenants which may be required for the first quarter of 1996 to ensure adequate liquidity until this transaction is closed. Additionally, Enterprises is discussing amendments or waivers to the financial covenants that may be necessary prior to closing. Management is of the opinion that Enterprises will be able to obtain such an agreement. However, there can be no assurance that such an agreement can be reached with respect to either extending the facility or amending or obtaining waivers to the financial covenants.

   Borrowings under the Credit Facility, at the Company's option, bear interest at either a defined base rate or a rate based on the London Interbank
Offered Rate. The weighted average interest rate on the amount outstanding was 8.5% and 8.2% for 1995 and 1994, respectively. The Company paid certain fees and expenses to the Banks in connection with the original commitment letter, which along with other costs associated with the Original Credit Facilities, totaled approximately $2,000,000 and also agreed to indemnify the Banks against certain liabilities. The Company also paid an amendment fee of $80,000 and costs of $470,000 for its Second Amended and Restated Credit Agreement dated January 31, 1995. The Company also pays a fee based on the Eurodollar rate, 2.5% at December 31, 1995, in connection with letters of credit issued and a commitment fee equal to 0.50% per annum on the average daily unused amount of the Credit Facility. The terms of the Credit Facility increased the fee paid on borrowings and letters of credit by .50% effective January 31, 1995.

   Borrowings under the Credit Facility are secured by all shares of the capital stock of the Company, whenever issued, intercompany debt of the Company owed to Enterprises and ground lease mortgages with respect to certain premises in which the land is currently leased but the building located thereon is owned by the Company. In addition, the Banks have the right to obtain, as security, assignments of other leases and/or mortgages on real property currently owned or subsequently acquired. However, the Company has rights to finance certain of these properties and obtain a release of the collateral under certain conditions. The Credit Facility limits the amount of additional indebtedness which Enterprises, the Company and its subsidiaries may incur and the aggregate annual amount to be spent on capital expenditures.
In addition, the Credit Facility limits, among other things, the ability of Enterprises, the Company and its subsidiaries to pay dividends, create liens, sell assets, engage in mergers or acquisitions and make investments in subsidiaries. The Company may not transfer amounts to Enterprises except for the payment of a management fee not to exceed $2,500,000 in each fiscal year and a dividend in an amount sufficient to pay interest on the Senior
Debentures and the Debentures, in each case provided that no defaults under the Credit Facility exist either immediately before or after the transfer. The
Company must also maintain certain financial ratios and defined levels of net worth.

   At December 31, 1995, $21,400,000 was drawn on the Credit Facility and letters of credit in the amount of $10,592,790 were outstanding, resulting in a remaining available balance of $8,007,210.

NOTES PAYABLE

   Notes payable as of December 31, 1995 consists of obligations secured by buildings, land, equipment, and cash value life insurance policies with a net book value of $7,712,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value of the Debentures, based on the quoted market price, is $48,000,000 and $39,200,000 at December 31, 1995 and December 25,
1994, respectively. The estimated fair value of the Senior Debentures at December 31, 1995 is $11,400,000 and $11,570,000 for December 31, 1995 and
December 25, 1994, respectively, based on the estimated borrowing rates available to the Company. The Credit Facility reprices frequently at market rates; therefore, the carrying amount of the Credit Facility is a reasonable estimate of its fair value at December 31, 1995 and December 25, 1994. The estimated fair value of the Company's notes payable approximates the principal amount of such notes outstanding at December 31, 1995 and December 25, 1994, which is based upon the estimated borrowing rates available to the Company.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and December 25, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 7 - ACCRUED  EXPENSES  AND  OTHER  CURRENT  LIABILITIES

                                                   1995              1994
                                                 ---------         --------
                                                   (Dollars in thousands)

Insurance........................................$  12,373         $
                                                                     14,578
Reserve for restructuring........................    3,188            5,177
Taxes other than income taxes....................    4,600            4,463
Interest.........................................    2,331            2,407
Payroll..........................................    1,748            1,524
Other............................................    3,266            3,507
                                                 ---------         --------
                                                  $ 27,506         $ 31,656
                                                 =========         ========


   The Company is primarily self insured for general liability and workers' compensation risks supplemented by stop loss type insurance policies. The self-insurance liabilities included in accrued insurance at December 31, 1995 and December 25, 1994 were approximately $11,816,000 and $14,232,000, respectively.

   During the fourth quarter of 1995, management received the 1995 actuarial study relating to its self insurance programs for workers' compensation and general liability. The study indicated a continued improvement in the Company's claims development which resulted in the reduction of projected ultimate losses. Accordingly, the Company reduced its accrual for workers' compensation by $3.5 million and its accrual for general liability by $1.5 million.



NOTE 8 - INCOME  TAXES

   The provision (benefit) for income taxes on income before extraordinary item and cumulative effect of accounting changes is as follows for 1993:

                                              1993

                                       -------------------
                                  (DOLLARS IN THOUSANDS)

Current:

   Federal..................................  $ ---
   State and local..........................
                                               ---
                                             -------

                                               ---
                                             -------

Deferred:

   Federal..................................   ---
   State and local..........................   85
                                             -------
                                               85
                                             -------
                                              $ 85
                                             =======


   The provision (benefit) for income taxes is different from the amount that would be computed by multiplying the income (loss) before provision (benefit) for income taxes by the statutory U.S. federal income tax rates for the following reasons:

                                                  1995       1994       1993
                                                --------    -------   --------
                                                       (Dollars in thousands)

Provision (benefit) at statutory rate.......... $(6,790)     $(935)   $(12,845)
State and local income taxes, net of federal
income tax benefit.............................      ---        ---        ---
Goodwill and other nondeductible items.........    6,441        475        476
Targeted jobs tax credit.......................    (134)      (318)      (105)
Tip credits....................................    (352)      (388)        ---
Valuation allowance............................      748      1,284     12,474
Other..........................................       87      (118)
                                                                            85

                                                --------    -------   --------
Total provision for income taxes on continuing  $    ---    $         $
operations.....................................                 ---         85
                                                ========    =======   ========

     The tax effects of principal temporary differences in 1995 are shown in the following table:

                                             Assets       Liabilities     Total
                                            --------      ---------     ---------
                                                      (Dollars in thousands)

Additional inventory costs for tax
purposes...............................   $    275      $     ---      $    275
Net operating loss and contributions
carryforward...........................        965            ---           965
Reserves and accrued expenses..........      5,702            ---         5,702
Other..................................        ---            (1)           (1)
Valuation allowance....................    (3,751)            ---       (3,751)
                                          --------      ---------     ---------
   Current.............................      3,191            (1)         3,190
                                          --------      ---------     ---------
Unamortized intangible assets..........        ---        (1,258)       (1,258)
Excess tax over book depreciation and
   sale-leasebacks.....................        ---       (14,523)      (14,523)
Deferred compensation..................        561            ---           561
Reserves and accrued expenses..........      5,263            ---         5,263
AMT, net operating loss and targeted
jobs tax    credit carryforward........     21,571            ---        21,571

Valuation allowance....................   (14,804)            ---      (14,804)
                                          --------      ---------     ---------
   Noncurrent..........................     12,591       (15,781)       (3,190)
                                          --------      ---------     ---------
     Total.............................    $15,782      $(15,782)          $---
                                          ========      =========     =========


   The tax effects of principal temporary differences in 1994 are shown in the following table:

                                                Assets    Liabilities    Total
                                               ---------   ---------    -------
                                                        (Dollars in thousands)

Additional inventory costs for tax purposes.   $     162  $           $    162
                                                                ---
Net operating loss and contributions                 870        ---        870
carryforward................................
Reserves and accrued expenses...............       6,610        ---      6,610
Other.......................................         ---
                                                               (37)       (37)
Valuation allowance.........................

                                                 (3,994)        ---    (3,994)
                                               ---------  ---------   --------
   Current..................................       3,648                 3,611
                                                               (37)

                                               ---------  ---------   --------
Unamortized intangible assets...............         ---    (1,204)    (1,204)
Excess tax over book depreciation and
   sale-leasebacks..........................         ---   (11,738)
                                                                      (11,738)

Deferred compensation.......................         559        ---        559
Reserves and accrued expenses...............       6,104        ---      6,104
Other.......................................         ---    (1,690)    (1,690)
AMT, net operating loss and targeted jobs

tax                                               19,174        ---     19,174
   credit carryforward......................
Valuation allowance.........................

                                                (14,816)        ---   (14,816)
                                               ---------  ---------   --------
   Noncurrent...............................      11,021
                                                           (14,632)    (3,611)
                                               ---------  ---------   --------
     Total..................................   $  14,669  $           $
                                                           (14,669)        ---
                                               =========  =========   ========


   The tax effects of principal temporary differences in 1993 are shown in the following table:

                                                Assets     Liabilities   Total
                                               ---------   ---------    -------
                                                     (Dollars in thousands)

Additional inventory costs for tax purposes.   $     209   $            $    209
                                                                 ---
Net operating loss and contributions               4,237         ---       4,237
carryforward

Reserves and accrued expenses...............       5,792         ---       5,792
Other ......................................                    (20)        (20)
                                                     ---
Valuation allowance.........................                     ---
                                                 (8,872)                 (8,872)
                                               ---------   ---------    --------
   Current..................................       1,366        (20)       1,346
                                               ---------   ---------    --------
Unamortized intangible assets...............         ---     (1,319)     (1,319)
Excess tax over book depreciation and
   sale-leasebacks..........................         ---    (12,061)
                                                                        (12,061)

Deferred compensation.......................         833         ---         833
Reserves and accrued expenses...............       7,322         ---       7,322
Other.......................................         ---       (272)       (272)
AMT, net operating loss and targeted jobs

tax                                               12,202         ---      12,202
   credit carryforward......................
Valuation allowance.........................

                                                 (8,051)         ---     (8,051)
                                               ---------   ---------    --------
   Noncurrent...............................      12,306    (13,652)
                                                                         (1,346)

                                               ---------   ---------    --------
     Total..................................    $ 13,672   $(13,672)    $
                                                                             ---
                                               =========   =========    ========


   The Company increased its deferred tax asset and liability in 1993 as a result of legislation enacted during 1993 increasing the corporate tax rate from 34% to 35% commencing in 1993. The net change in the valuation for deferred tax assets was an increase of $12,357,000.


   The Company's share of Enterprises' consolidated tax carryforwards at December 31, 1995 expire as follows:



                                                             Net       Targeted
                                                          Operating    Jobs Tax
EXPIRATION                                Contributions     Loss        Credit      Tip Credit
                                          ----------- --- --------- -- -------- --- ----------
                                                   (Dollars in thousands)
1996..................................      $   400       $    ---      $    ---      $  ---
1997..................................          259            ---           ---         ---
1998..................................          601            ---           ---         ---
2003..................................          681            ---           330         ---
2004..................................          272            ---           403         ---
2005..................................          ---            ---           304         ---
2006..................................          ---            ---           501         ---
2007..................................          ---            ---           714         ---
2008..................................          ---          9,071           159         ---
2009..................................          ---          1,392           489         589
2010..................................          ---            ---           206         541
                                            -------       --------      --------      ------
                                            $ 2,213       $ 10,463       $ 3,106      $1,130
                                            =======       ========      ========      ======

   The use of these carryforwards is limited to future taxable income. Alternative minimum tax credits total $873,000 and may be carried forward indefinitely.

   The Company entered into a tax sharing and payment agreement with Enterprises (the "Agreement"), effective as of April 17, 1988, and applicable to the consolidated federal income tax returns filed by Enterprises for its taxable year beginning January 1, 1988. This Agreement provides that the Company, acting for itself and its subsidiaries, shall be allocated and shall reimburse Enterprises for their share of the consolidated federal income tax liability of the Enterprises consolidated group, and such share shall be determined by comparing the separate taxable incomes (as defined for consolidated federal income tax reporting purposes) of the Company and its subsidiaries to the sum of the separate taxable incomes of members of the Enterprises consolidated group. Enterprises will have the right to assess the Company on a quarterly basis for its share of the estimated consolidated federal income tax liability.

   Through December 31, 1995, deferred income taxes have not been provided with respect to timing differences which gave rise to approximately $10,000,000 of net operating losses, for tax purposes. The losses were utilized by Enterprises in the computation of its consolidated federal income tax liability in accordance with the Agreement. However, Enterprises has agreed to credit the Company with tax benefits related to such net operating losses to offset future federal income taxes otherwise payable by the Company under the Agreement.


NOTE 9 -  LEASE COMMITMENTS

   The Company leases certain of its restaurant locations under long-term lease arrangements. Lease terms generally range from 10 to 25 years and normally contain renewal options ranging from 5 to 15 years, but do not contain purchase options. The Company is generally obligated for the cost of property taxes and insurance. Some of these leases contain contingent rental clauses based on a percentage of revenue. The building portions of such leases are capitalized and the land portions are accounted for as operating leases. Contingent rentals on capital leases were $310,000, $389,000, and $526,000 during 1995, 1994, and 1993, respectively.

   Rent expense under operating leases included in continuing operations is as follows:

                                       1995              1994            1993
                                     ---------         --------       ---------
                                               (Dollars in thousands)

Land and buildings:

   Minimum....................       $   5,432         $  4,777        $   5,018
   Contingent.................             665              686              714
                                     ---------         --------        ---------
                                         6,097            5,463            5,732
Equipment leases..............           2,370            2,338            2,060
                                     ---------         --------        ---------
                                     $   8,467         $  7,801        $   7,792
                                     =========         ========        =========


   A summary of future minimum lease payments under capital leases, non-cancelable operating leases, and leases reserved for in the provision for closed units recorded in the fourth quarter of 1993 with remaining terms in excess of one year at December 31, 1995 is as follows:

                                        CAPITAL        OPERATING       RESERVED
                                        LEASES           LEASES         LEASES
                                       ---------       ----------      ---------
                                                (Dollars in thousands)

                                                       ----------      ---------
    1996...........................    $   2,881         $  7,541        $ 1,090
    1997...........................        2,736            7,335          1,084
    1998...........................        2,574            6,774            941
    1999...........................        2,348            5,815            931
    2000...........................        2,135            4,679            859
    Thereafter.....................       14,537               27          4,109
                                       ---------       ----------      ---------
                                          27,213           32,171          9,014
    Less interest..................       11,615              ---            ---
                                       ---------       ----------      ---------
                                        $ 15,598         $ 32,171         $9,014
                                       =========       ==========      =========

    Future minimum lease payments on operating leases have been reduced for sublease rental income of approximately $105,000 to be received in the future under non-cancelable subleases.

NOTE 10 - COMMITMENTS  AND  CONTINGENCIES

     Several of the Company's reserved area agreements include expansion schedules requiring the Company to develop a minimum number of Shoney's restaurants in the reserved areas over a defined period of time. Pursuant to these agreements, the Company is required to open a minimum of 36 Shoney's restaurants through October 6, 2004. In 1991, the Company entered into an agreement with Shoney's, Inc. to develop 38 new Captain D's restaurants over 20 years, at the approximate rate of two per year. The Company has constructed eight restaurants with respect to this agreement. Due to the pending Shoney's, Inc. Sale Transaction, the Company is not pursuing the building of such units in 1996. Management is of the opinion that if the transaction is not completed, the Company will be able to modify the agreements with no material adverse effect on the operating results or financial position of the Company.

NOTE 11 - LITIGATION

TPI RESTAURANTS, INC. V. MARLIN SERVICES, INC., MARLIN ELECTRIC, INC., D/B/A/ MARLIN SERVICES AND THE AETNA CASUALTY AND SURETY COMPANY AND MARLIN ELECTRIC, INC. V. TPI RESTAURANTS, INC. AND RELATED MATTERS

    On March 7, 1996, the Company filed a civil action; captioned TPI Restaurants, Inc. v. Marlin Services, Inc. d/b/a/ Marlin Services, Inc. ("Marlin") and The Aetna Casualty and Surety Company. The Company contends among other things that Marlin breached the terms of a maintenance service agreement that Restaurants had entered into with Marlin by failing to perform timely maintenance as required by the agreement, overcharging for parts and materials, improperly billing for labor, improperly charging for overhead, etc. On March 7, 1996, Marlin filed a separate action in the U.S. District Court of Virginia against Restaurants alleging among other things that Restaurants breached its contract with Marlin by failing to pay amounts owed under the contract. Marlin claims damages in excess of $2,200,000 as of March, 1996. The Company's attorneys are unable at this time to state the likelihood of a favorable or unfavorable outcome in these actions.

    Subsequent to the end of the year, the Company has been contacted by a number of subcontractors employed by Marlin. These subcontractors have indicated that they have not been paid, for certain services performed and that they are entitled to mechanic's and/or materialman's liens on the Company's restaurants. The Company is unable at the present time to determine what liability, if any, exists to these and other subcontractors. Management does not believe that the ultimate outcome will be a material adverse effect on the operating results or financial position of the Company.

OTHER

    The Company and its subsidiaries are defendants in various lawsuits arising in the ordinary course of business. While the result of any litigation contains an element of uncertainty, it is the opinion of the management of the Company that the outcome of such litigation will not have a material adverse effect on the consolidated financial statements.

NOTE 12 - STOCKHOLDERS'  EQUITY

    The authorized capital stock of the Company consists of 10,000 shares of Series A Preferred Stock, par value $.01, which are issued and outstanding and 1,000 shares, par value $.01, of common stock which are issued and outstanding.

    Dividends are payable on the Series A Preferred Stock at the annual rate of $400 per share. The dividends begin to accrue and are cumulative from the date of issue and are payable when and if declared by the Board of Directors. As of December 31, 1995, there had been no dividends declared and the aggregate cumulative dividends were approximately $29,008,218. Cumulative dividends in arrears also have a liquidation preference and must be satisfied upon the redemption of the preferred stock by the Company.

    The payment of dividends on the Company's stock is limited as described in
Note 6.

NOTE 13 - TRANSACTIONS  WITH  RELATED  PARTIES

    On October 5, 1988, the Company and Enterprises entered into a management services agreement, pursuant to which Enterprises agreed to provide certain management services to the Company on an ongoing basis. These services include financial and tax advice and assistance, auditing and accounting advice and services, advice relating to personnel, including benefit plans, and assistance with the administration and operation of the Company in general. The management services agreement originally provided that the Company pay an annual fee of $1,000,000 to Enterprises as compensation for rendering management services. As of August 1, 1992, this fee was increased to $2,500,000. Enterprises will also be reimbursed for its out-of-pocket expenses incurred in connection with rendering the management services. The management services agreement is effective until December 31, 1998, at which time it may be renewed for succeeding one-year terms by mutual agreement of the parties. During the years ended December 31, 1995, December 25, 1994, and December 26, 1993, the Company accrued and expensed $2,500,000, $2,500,000, and $2,487,000, respectively, pursuant to this agreement. This agreement will be terminated in the event that the Shoney's, Inc. Sale Transaction occurs.

    On July 21, 1993, Enterprises acquired, for a purchase price of $3,860,000, the stock of a company which operated three Shoney's restaurants, including one owned and two leased locations. Included in the acquisition were the exclusive rights to operate Shoney's restaurants in the surrounding northern Palm Beach County, Florida area. Enterprises subsequently contributed all assets and related liabilities acquired in the transaction to the Company. In conjunction with this transaction, the Company purchased the land and building at one of the leased restaurant locations for $1,240,000. The President and Chief Executive Officer of the Company was a 20% shareholder of the acquired company and had a 50% interest in the land and building the Company purchased. The Company engaged the service of an independent appraisal company to review the fairness of the transaction.

    On January 19, 1993, the Company purchased an airplane from a corporation owned by the President and Chief Executive Officer of the Company for $650,000.


NOTE 14 - QUARTERLY  FINANCIAL  INFORMATION (UNAUDITED)

    During the third quarter of 1995, the Company reduced by $3,500,000 its restructure reserve (Note 3). In the fourth quarter, the Company reduced the restructure reserve by an additional $2,261,000, reduced its insurance reserves by $5,000,000 and recorded a $17,000,000 provision for asset valuation (Note 2). During the fourth quarter of 1994, the Company recorded $600,000 for adjustments to the Company's deferred compensation obligation (Note 13) and a $1,000,000 reduction to the Company's restructure reserve (Note 3).

                                  FIRST          SECOND          THIRD         FOURTH
                                QUARTER          QUARTER        QUARTER        QUARTER
                                --------        --------       --------        -------
                                                   (Dollars in thousands)

QUARTER ENDED - 1995
Net sales                        $83,744         $67,241        $65,492        $67,101
Gross profit                       8,362           7,040          3,884          7,197
Net (loss)                       (2,228)         (1,190)        (3,645)        (12,769)

QUARTER ENDED - 1994

Net sales, restated               88,423          69,529         68,086         61,346
Gross profit                      10,729           8,486          6,602          4,404
Net income (loss)                    608             140        (1,416)        (2,080)


    Gross profit equals revenues less food, supplies and uniforms, restaurant labor and benefits, restaurant depreciation and amortization and other restaurant operating expense.


                                                                   SCHEDULE II

                       TPI RESTAURANTS, INC. AND SUBSIDIARIES
                                      RESERVES
                               (Dollars in thousands)

                                                   ADDITIONS
                           BALANCE AT   ADDITIONS  CHARGED    DEDUCTIONS  BALANCE
                            BEGINNING  CHARGED TO      TO        FROM        AT
                               OF      OPERATIONS    OTHER     RESERVES    END OF
                             PERIOD                 ACCOUNTS               PERIOD
                           ----------- ----------- ---------- ----------- ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31,    $        59 $        66 $      --- $       --- $    125
1995:
Year Ended December 25,    $       --- $        59 $      --- $       --- $     59
1994:
Year Ended December 26,    $       --- $       --- $      --- $       --- $    ---
1993:


ALLOWANCE FOR RESTRUCTURING RESERVES:

Year ended December 31,    $    12,430 $       --- $      --- $  3,678(1) $  8,752
1995:
Year Ended December 25,    $    18,695 $       --- $      --- $ 6,265 (1) $ 12,430
1994
Year Ended December 26,    $     3,773 $    17,286 $      --- $ 2,364     $ 18,695
1993:


ALLOWANCE FOR ASSET VALUATION:

Year ended December 31,    $      ---  $      --- $   17,000  $      --- $  17,000
1995:
Year Ended December 25,    $      ---  $      --- $      ---  $      --- $     ---
1994
Year Ended December 26,    $      ---  $      --- $      ---  $      --- $      ---
1993:

(1) Represents deductions for the write-off of assets and changes in assumptions in connection with the Company's restructure plan.  See Note 3.



 EXHIBIT                                 DESCRIPTION
   NO.

3.1 Restated Certificate of Incorporation and Certificate of Amendment dated March 25, 1987 (1); Certificate of Amendment dated November 10, 1988 (1)

3.2 By-laws as amended through December 18, 1987 (4), Amendment thereto dated November 9, 1988 (9), Amendment thereto dated May 15, 1989
           (10), Amendment thereto dated April 27, 1990(5), Amendment thereto dated March 9, 1992 (4), and Amendment thereto dated March 19, 1993
           (3)

10.1 Plan of Tax-Free Reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement dated as of March 15, 1996 among Shoney's, Inc., TPI Restaurants Acquisition Corporation and Registrant (17)

10.1 Lease between Registrant and 53rd at Third Venture, dated December 6, 1985, as amended, covering premises situated at 885 Third Avenue, New York, New York (4)

10.2 Sublease dated August 14, 1992 between Registrant and Systemhouse, Inc. for the premises at 53rd at 3rd, 885 Third Avenue, New York, New York (3)

10.3 Lease dated June 26, 1992 between Registrant and Murray H. Goodman, for premises at Phillips Point,
           West Palm Beach, Florida (3)

10.4       Medical Expense Reimbursement Plan (14)

10.5       1982 Stock Option Plan (5), and Amendment thereto dated April 15,
           1991 (4)

10.6       1983 Stock Option Plan (5), Amendment thereto dated August 8, 1990
           (5)
           and Amendment thereto dated
           March 9, 1992 (4)

10.7       1984 Stock Option Plan, Amendment thereto dated November 15, 1989
           (5), and Amendment thereto dated February 5, 1992 (4)

10.8 1989 Employee Stock Purchase Plan (11); and Amendment thereto dated December 16, 1994 (1)

10.9       1989 Employee Stock Purchase Plan Trust Agreement (10)

10.10      1992 Stock Option and Incentive Plan (3)

10.11 Non-Employee Directors Stock Option Plan (3), Amendment thereto dated March 19, 1993 (2), and Amendment thereto dated December 16, 1994 (1)

10.12      TPI Enterprises, Inc. 1995 Employee Stock Purchase Plan (1)

10.13 Amended and Restated TPI Enterprises, Inc. Employee Stock Purchase Plan Trust Agreement (1)

10.14      NationsBank Defined Contribution Master Plan and Trust Agreement (1)

10.15 Form of letter agreement, dated January, 1984 between Registrant and Robert A. Kennedy setting forth, among other matters, certain rights upon termination of employment (5)

10.16 Termination Agreement dated November 19, 1992 between Registrant and Robert A. Kennedy (1), Amendment to Termination Agreement dated December 31, 1993 (2); Agreement dated February 20, 1995 (1); and letter agreement dated March 19, 1996

10.17 Termination Agreement, Receipt and Release dated as of January 31, 1995 between Registrant, Maxcell
           Telecom Plus, Inc., and Stephen R. Cohen (16)

10.18 Employment Agreement dated as of January 13, 1994, between Registrant and J. Gary Sharp (2)

10.19 Employment Agreement dated as of January 1, 1995, between Registrant, Restaurants and Frederick W. Burford (1)

10.20 Employment Agreement dated as of January 1, 1993 between Restaurants and Haney A. Long, Jr. (1)

10.21 Stipulation and Agreement of Compromise and Settlement, dated January 6, 1988, among Robert M.
           Gintel, Ralph I. Reis, Daniel Schoonover, Stephen R. Cohen, Thomas J. Burger, Joseph P. Gowan, Ira M. Lieberman, Robert A. Kennedy, and Registrant (3)

10.22 Management Services Agreement dated as of October 5, 1988, between Registrant and Restaurants (12)

10.23 Tax Sharing and paying Agreement effective as of April 22, 1988 between Registrant and Restaurants (12)

10.24      Form of Shoney's Franchise Agreement (5)

10.25      Form of Agreement amending Franchise Agreements with Shoney's, Inc.
           (13)

10.26      Form of Captain D's Franchise Agreements (5)

10.27 Second Amended and Restated Credit Agreement dated January 31, 1995 by and among TPI Restaurants, Inc., the banks party thereto, The Bank of New York as Administrative Agent and NationsBank of North Carolina, N.A., as Collateral Agent (the "Collateral Agent")(16); and Amendment No. 1 to the Second amended and Restated Credit Agreement dated as of February 29, 1996

10.28 Amended and Restated Enterprises Guaranty, dated as of June 3, 1993 made by Registrant and Restaurants to NationsBank of North Carolina, N.A. as Collateral Agent (2) and Amendment No. 1, dated as of February 18, 1994, and Amendment No. 2 dated as of January 31,
           1995 (16)

10.29 Debenture Purchase Agreement, dated as of March 19, 1993 among Registrant and the Purchasers named therein, relating to the $15,000,000 5% Convertible Senior Subordinated Debentures, due April 15, 2003 (3)

10.30 Warrant Purchase Agreement, dated as of March 19, 1993 among Registrant and the Purchasers named therein, relating to Warrants to Purchase 1,000,000 Shares of Common Stock (3)

10.31 Stock Purchase Agreement, dated as of March 19, 1993 among Registrant and the Purchasers named therein, relating to the purchase of 1,500,000 Shares of Common Stock (3)

10.32 Side Agreement, dated as of March 19, 1993 among Registrant and the Purchasers named therein (3)

10.33 Amended and Restated Registration Rights Agreement dated as of July 21, 1993 by and among the Company and the shareholders who are signatories thereto (7)

10.34 Management Consulting Agreement, dated as of June 03, 1989, between Registrant and FirstMark (6)

10.35 Reserved Area Agreement dated May 1, 1989 between Shoney's, Inc. and Restaurants (1); as amended by Addendum to Reserved Area Agreement dated May 8, 1989 (1); as amended by Amended and Restated Addendum to Reserved Area Agreement entered into January 1, 1990
           (1); as amended by Second Amended and Restated Addendum to Reserved Area Agreement entered into April 1991 (1)

10.36 Reserved Area Agreement dated August 2, 1988 between Shoney's, Inc., Registrant and Shoney's South, Inc. (predecessor to Restaurants)(1); letter dated March 5, 1993 from Shoney's, Inc. to Restaurants (1); as amended by letter agreement dated July 30, 1993 (1)

10.37 Shoney's Market Development Agreement dated December 1, 1992 between Shoney's, Inc. and Restaurants (regarding area in Michigan)(1); as amended by Addendum to Market Development Agreement entered into January 26, 1995 (1); as amended by Second Addendum to Market Development Agreement entered into February 27, 1995 (1)

10.38 Shoney's Market Development Agreement dated August 17, 1993 between Shoney's, Inc. and Restaurants (regarding area in Arizona)(1); as amended by Addendum to Market Development Agreement entered into January 26, 1993 (1); as amended by Second Addendum to Market Development Agreement dated February 27, 1995 (1)

10.39 Shoney's Market Development Agreement dated July 18, 1993 between Shoney's, Inc. and Restaurants (regarding area in Florida) (1); as amended by Addendum to Market Development Agreement entered into January 26, 1993 (1); as amended by Second Addendum to Market Development Agreement entered into February 27, 1995 (1)

10.40 Shoney's Market Development Agreement dated October 11, 1993 between Shoney's, Inc. and Restaurants (regarding area in Texas) (1)

10.41 Shoney's Market Development Agreement dated April 1, 1993 between Shoney's, Inc. and Restaurants (regarding area in Texas) (1); as amended by Addendum to Market Development Agreement entered into November 30, 1993 (1); as amended by Second Addendum to Market Development Agreement entered into January 26, 1995 (1); as amended by Third Addendum to Market Development Agreement entered into February 27, 1995 (1)

10.42      Franchiser Estoppel Letter dated January 31, 1995 (1)

11         Computation of Earnings Per Share

21         Subsidiaries of the Registrant

23         Consent of Deloitte & Touche LLP

27         Financial Data Schedule (for SEC use only)

- ----------
(1) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 25, 1994 as amended by Form 10-K/A No.1 and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 26, 1993, and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference.

(6) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

(7) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q, dated July 11, 1993.

(8) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated May 8, 1991, and incorporated herein by reference.

(9) Filed as an exhibit to Registrant's Current Report on Form 8-K dated March 4, 1991, and incorporated herein by reference.

(10) Filed as an exhibit to Registrant's Registration Statement on Form S-8 (No. 33-30551), dated August 16, 1989, and incorporated herein by reference.

(11) Filed as an exhibit to Amendment No. 4 to Restaurant's Registration Statement on Form S-2 (No.33-24166), dated November 9, 1988, and incorporated herein by reference.

(12) Filed as an exhibit to Restaurant's Registration Statement on Form S-2 (No.33-24166), dated October 13, 1988, and incorporated herein by reference.

(13) Filed as an exhibit to Restaurant's Registration Statement on Form S-2 (No. 33-24166), dated September 2, 1988, and incorporated herein by reference.

(14) Filed as an exhibit to Restaurant's Registration Statement on Form S-1 (No. 2-72119), dated May 5, 1981, and incorporated herein by reference.

(15) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated July 29, 1992, and incorporated herein by reference.

(16) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated February 7, 1995, and incorporated herein by reference.

(17) Filed as an exhibit to Registrant's Current Report on Form 8-K, dated March 19, 1996, and incorporated herein by reference.


     BOARD OF DIRECTORS               CORPORATE EXECUTIVE OFFICERS

Douglas K. Bratton               J. Gary Sharp
Partner, The Airlie Group L.P.   President and Chief Executive Officer

Frederick W. Burford             Frederick W. Burford
Executive Vice President,        Executive Vice President,
  Chief Financial Officer          Chief Financial Officer
  and Secretary                    and Secretary
  TPI Enterprises, Inc.

Osvaldo Cisneros                 TPI RESTAURANTS, INC. OFFICERS
President, Ocaat, CA
                                 Haney A. Long, Jr.
Lawrence F. Levy                 Vice President of Procurement and
Chairman, The Levy Organization    Distribution

                                 James Arnett
John L. Marion, Jr.              Vice President, Shoney's Restaurant
The Airlie Group L.P.              Division

                                 Gary W. Borth
J. Gary Sharp                    Vice President of Operations, Captain
President and Chief Executive      D's Division
  Officer,
  TPI Enterprises, Inc.

Paul James Siu
Paul Siu & Company

Edwin B. Spievack
Vice President, Source Inc.

Thomas M. Taylor
President, Thomas M. Taylor & Company

      FORM 10-K                            AUDITORS

 A copy of the Annual Report on       Deloitte & Touche LLP, 600
 Form 10-K to the Securities and      Morgan Keegan Tower, 50
 Exchange Commission is avail-        North Front Street, Memphis,
 able upon written request to         TN 38103.
 the Secretary, TPI Enterprises,
 Inc., 3950 RCA Boulevard, Suite
 5001, Palm Beach Gardens, FL         TRANSFER AGENT
 33410.
                                      American Stock Transfer Com-
                                      pany, 99 Wall Street, New
 ANNUAL MEETING DATE                  York, NY  10005.

 TPI Enterprises, Inc., will
 hold its 1996 Annual Meeting of      FOR ADDITIONAL INFORMATION
 Shareholders on Friday, June         CONTACT:
 14, at 9:00 a.m. EST at the
 Marriott Hotel in Palm Beach         Frederick W. Burford, 3950
 Gardens, Florida.                    RCA Boulevard, Suite 5001,
                                      Palm Beach Gardens, FL
                                      33410, 407/691-8800
 LEGAL COUNSEL

 Skadden, Arps, Slate, Meagher &
 Flom, 1440 New York Avenue,NW,
 Washington, DC  20005.


TPI Enterprises,Inc.  * 3950 RCA Boulevard * Suite 5001 * Palm Beach Gardens
*  FL 33410